UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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EQUIFAX INC.

(Name of Registrant as Specified in Its Charter)

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Innovating with
artificial intelligence
to help move
people forward

Notice of 2024 Annual Meeting and Proxy Statement

2023 was an energizing year for the New Equifax. As we move closer to completing the Equifax Cloud™ we are pivoting from building to leveraging our new Cloud capabilities, single data fabric, differentiated data, and EFX.AI Artificial Intelligence (AI) capabilities to deliver new solutions for customers and consumers in each of the 24 markets we serve. As we mark our 125-year anniversary in 2024, we are celebrating a culture of continuous innovation as the New Equifax that drives top and bottom line growth and delivers strong financial results for our shareholders.

Equifax achieved record 2023 annual revenue of $5.265 billion,

up 4% in constant currency over 2022, during one of the most challenging U.S. mortgage markets in the last 20 years with U.S. mortgage inquiries down 34% and impacting Equifax revenue by about $500 million. The power and breadth of the Equifax business model, as well as our performance and execution against our EFX2025 strategic priorities, is reflected in our strong 7% organic constant currency non-mortgage growth in 2023. We exited 2023 with fourth quarter revenue growth of 11% and non-mortgage local currency revenue growth of 14%. We delivered these strong results while executing on our Cloud customer migrations and overall cost reduction plans, ending the year with about 70% of revenue in the new Equifax Cloud.

In 2023, Equifax harnessed the power of the Equifax Cloud to deliver record levels of innovation and new products leveraging our new Cloud capabilities. We delivered more than 100 New Product Innovations (NPIs) for the fourth consecutive year with a record Vitality Index (defined as revenue from new products introduced in the last three years) of 14%, well above our 10% long term Vitality target for new products, while accelerating the development of advanced models leveraging our market-leading EFX.AI capabilities. In 2023, 70% of our new models were built using AI and Machine Learning (ML) tools, up from 60% in 2022. And, we continued to invest in strategic, bolt-on acquisitions – completing the purchases of Boa Vista Serviços, the second largest credit bureau in Brazil, and Profile Credit, the leading provider of credit information for the Canadian agri-food industry – bringing our total to 14 acquisitions valued at nearly $4 billion since 2021.

Annual Revenue at the Business Unit Level in 2023

Total Annual Revenue
$5.3B

Workforce Solutions
$2.3B
International
$1.2B
U.S. Information Solutions
$1.7B

Workforce Solutions remains our largest and fastest-growing business, delivering annual revenue of $2.3 billion with strong 10% organic non-mortgage revenue growth driven by strong Verification Services revenue growth, which was led by strong growth in our Government and Talent verticals. Workforce Solutions continued to lead in NPI development, with a Vitality Index over 20%, and grew the number of current records in The Work Number® database by 11% to 168 million, with 3 million employers now contributing data to The Work Number every pay period.

U.S. Information Solutions (USIS) delivered annual revenue of $1.7 billion, an increase of 4% from 2022, which was driven by strong Commercial, Identity and Fraud, and Consumer Solutions business performance, led by strong market penetration and new product development.

International achieved more than a billion dollars in revenue for the third consecutive year, with 2023 revenue of $1.2 billion, up a strong 12% in local currency – led by continued very strong 17% organic growth in Latin America which also had a Vitality Index of 14%, and revenue from our acquisition of Boa Vista Serviços in August.

Equifax Inc. | 2024 Proxy Statement	1

Our 2023 Highlights

Workforce Solutions continued its very strong growth in the Government sector, signing a contract extension to provide income verifications to the U.S. Centers for Medicare and Medicaid Services as part of a contract valued at up to $1.2 billion over the next five years – the largest contract in Equifax history. The USDA's Food and Nutrition Service also awarded a national contract to Workforce Solutions to provide verification services in support of the Supplemental Nutrition Assistance Program, commonly known as "SNAP." The award is for $38 million in the base year, with a potential total contract value of $190 million.

International performance was led by Latin America's very strong 17% organic local currency growth and 9% local currency revenue growth in our UK Credit Reporting Agency business.

USIS extended its nearly 30-year relationship with the National Consumer Telecom and Utilities Exchange, Inc.® (NCTUE®), continuing our exclusive operation and management of the unique NCTUE database that includes 190 million payment records and enabling us to deliver products and services that layer telecommunications, pay TV, internet, home security and utility insights on top of traditional credit data to help maximize consumer approval rates, help identify potential risks, reduce manual intervention costs and improve customer experience.

We delivered more than 100 new products for the fourth year in a row with a Vitality Index of 14%, a new record for Equifax. New product revenue in 2023 was about $725 million, up approximately 9% from about $660 million in 2022.

We expanded our International footprint into the large and fast-growing Brazilian market with the August 2023 acquisition of Boa Vista Serviços – a strategic and financially attractive acquisition that offers Brazil customers access to expansive Equifax international capabilities and cloud-native solutions.

We furthered our commitment to transparency in cybersecurity by making our security and privacy controls framework public for the benefit of security and privacy teams at organizations of all sizes and delivering a record security maturity score as measured by a leading global research and advisory firm.

The Work Number database reached 168 million active records, an increase of 11% from 2022, to include 124 million unique individuals. In 2023, we signed 17 new payroll partnerships for a total of 33 signed since the beginning of 2021. We now have more than 3 million employers contributing payroll records to The Work Number.

We continued our strong progress towards completing the Cloud in both our USIS and International business units, migrating over 40,000 customers globally in 2023 and ending the year with about 70% of Equifax revenue in the Cloud.

Equifax Inc. | 2024 Proxy Statement	2

Driving AI Innovation with the Equifax Cloud

Equifax has driven AI innovation for nearly a decade – beginning with our introduction of the first Machine Learning (ML) credit scoring system with the ability to generate logical and actionable reason codes for the consumer. Our custom-built Equifax Cloud and advanced data fabric enable us to maximize EFX.AI. Differentiated data and patented AI techniques are infused into solutions that give customers the deeper insights they need to move people forward, faster.

Our more than 1,000 analytics professionals around the world anticipate the evolving challenges that our customers and consumers face – driving AI innovation not just for today, but for the future.

Unique data at scale is at the heart of EFX.AI and we invest millions annually into proprietary, non-public data assets that ‘Only Equifax’ can provide. Central to the Equifax Cloud is our new custom data fabric – an adaptable structure that unifies our deep, accurate and high-quality data (from over 100 siloed data sources) while also enabling us to manage that data in keeping with strict regulatory requirements. Data fabric offers the ability to ingest and analyze our non-public data at scale, and enhances the keying and linking of our data assets for delivery of multi-data solutions.

We are energized by the capabilities that AI brings to strengthen our business and accelerate the value of our proprietary data through richer data combinations, and our AI investments are driving results. In 2023, 70% of our new models around the globe – including the innovative Equifax OneScore for Consumer and OneScore for Commercial U.S. credit scoring models – were built using AI and ML tools, up from 60% in 2022, with a goal of over 80% in 2024.

Responsibility is built into EFX.AI. Our infrastructure is tailored to highly regulated, non-public data to deliver explainable scores, models, and products, and our Equifax AI requirements are aligned to the National Institute of Standards and Technology (NIST) AI Risk Management Framework. Whether it is for innovation, internal development, or operational improvements, Equifax uses AI Systems in a transparent, trustworthy, fair, explainable, and secure manner, to provide benefits to consumers and customers.

As of March 2024, Equifax has more than 90 approved patents supporting our approach to AI, with more than 130 patents pending.

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Consumer Impact:

Helping People Live Their Financial Best

Equifax strives to support economically healthy individuals and financially inclusive communities in each of the 24 countries where we do business. Our company Purpose is to help people live their financial best and we are harnessing the power of our proprietary data assets, AI capabilities, and advanced data science to meet that objective.

Our 2023 research shows that 76 million Americans have little-to-no credit history. 61 million people have “thin” files of four accounts or fewer and 16 million are “credit invisible” with no documented credit history.

While credit reports remain a strong indicator of credit history and past financial reliability, we believe that data not included in traditional credit report data has the potential to help responsibly expand consumer access to credit and support a more inclusive economy. Unique alternative data and analytics from Equifax – including information such as verified income, telecommunications and utility payment history, and cash flow insights – that may not be included in traditional credit reports – makes a difference for millions of people worldwide. Leveraging this alternative data could shift 8.4 million more U.S. consumers into scorable credit bands.

Our studies also show that incremental populations become scorable with each use of alternative data and AI. Ultimately, EFX.AI allows us to build insights from significantly greater amounts of our trusted, proprietary, non-public data – helping lenders, service providers, and government agencies to make more holistic decisions and open financial opportunities to otherwise underserved populations.

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Our impact doesn’t stop there. We understand that government benefits can be a lifeline to people and families in need. Whether it’s helping bridge a gap after losing a job, supporting vulnerable populations, stimulating local economies, or broadly providing a social safety net – it’s critical to connect people with the resources they need as quickly and easily as possible.

Working in collaboration with Equifax, U.S. federal and state social service agencies use The Work Number to help people in need secure access to healthcare, food, housing, and financial assistance. In 2023, The Work Number provided social service verifications for 25 million people seeking benefits – a 19% increase from 2022. Some of these programs include Medicaid, SNAP, Temporary Assistance for Needy Families (TANF), Housing Choice Vouchers, Supplemental Security Income (SSI), and more.

Equifax plays an important role in the financial lives of consumers and we take that responsibility seriously. Our company Purpose – to help people live their financial best – drives our business actions.

Equifax Inc. | 2024 Proxy Statement	5

EFX2025:

Delivering Against Our Strategic Priorities

Accelerate Innovation and New Products

In 2023, we leveraged the Equifax Cloud to accelerate New Product Innovation, marking our fourth consecutive year with over 100 new products developed, and increasing our revenue from new products by about 9% from 2022. During the year, about 84% of new product revenue came from non-mortgage products leveraging the Equifax Cloud.

We also made tremendous progress building advanced models leveraging AI. In 2023, 70% of our new models were built using AI and ML tools, up from 60% in 2022. This includes OneScore for Consumer and OneScore for Commercial, new USIS credit scoring models that combine alternative data insights ‘Only Equifax’ can deliver with the power of the Equifax Cloud and AI capabilities to provide U.S. lenders and service providers with a more comprehensive financial picture of credit seeking consumers and small business applicants.

OneScore for Consumer and OneScore for Commercial are two of the 15 New Product Innovations introduced by the USIS business unit in 2023. Other launches included the introduction of the industry’s first expanded Mortgage Credit Report making telco, pay TV, and utilities attributes available to the U.S. mortgage industry to provide a fuller picture of consumers’ financial profiles. Not only do these new differentiated insights help automate, save time and resources, and streamline the first mortgage process for every applicant, but they also help create greater homeownership opportunities for more consumers.

Workforce Solutions continues to lead Equifax in New Product Innovation – with solutions like our All Employers Within 36 Months™ offering that includes trended income data on consumers for mortgage applications, and the Smart Screen™ portfolio of consumer reports. Leveraging the Equifax Cloud and the TotalVerify™ data hub, Smart Screen accelerates the delivery of criminal background checks when required by background screeners, employers, and government agencies as part of their established hiring and background screening processes. Additional new offerings like the PeopleHQ™ portal and I-9 Anywhere® virtual capabilities make it easier for employers to streamline management of their HR processes and enhance new hire experiences.

Across the globe, each region of our International business unit outperformed its 2022 results, delivering a total of 77 NPIs in 2023. The Equifax Cloud enables us to quickly extend the impact of our International Solutions by taking successful products from one market and easily introducing them into additional markets while maintaining local data and regulatory requirements. Leveraging the power of the Equifax Cloud, our Kount Identity and Fraud solutions are now available in 47 countries – twice as many locations as the previous year.

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Leverage Equifax Cloud Capabilities

In February 2024, our Chief Information Security Officer Jamil Farshchi expanded his leadership role to become our Chief Technology Officer. Jamil will oversee our work to finalize the Equifax Cloud transformation while maintaining a clear and independent focus on our Technology and Security Leadership.

The Equifax Cloud is a top-tier global technology and security infrastructure that continues to set Equifax apart in the industry. With our Cloud transformation we have created an agile new foundation for the enterprise to develop solutions that are faster, more reliable, more powerful, and more secure than ever before.

More than 40,000 customers have migrated to the Equifax Cloud, and as we near the finish line of our over $1.5 billion security, data, and technology transformation, we are confident that the Equifax Cloud will be central to our differentiation and our competitive advantage for years to come.

We ended 2023 with approximately 70% of Equifax revenue in the Cloud. Our USIS and North American Cloud transformations continue to progress towards our goal of being principally completed in the first half of 2024, and in 2023, Argentina became the first country to have its products and customers fully migrated to the Equifax Cloud. We are on track to reach our goal of having 90% of our revenue in the Equifax Cloud by the end of 2024, with the vast majority of new models and scores being built using EFX.AI.

The Equifax Cloud is also an important part of our commitment to net-zero greenhouse gas emissions by 2040. In 2023, the Equifax greenhouse gas emissions targets were validated by the Science Based Targets initiative (SBTi). SBTi is a global body enabling businesses to set ambitious emissions reduction targets. Under its target ambitions, we have committed to reduce absolute scope 1 and 2 greenhouse gas emissions 54.6% by 2032, from a 2019 base year. SBTi has determined that the global operational footprint target ambitions set by Equifax are in line with the Paris Agreement 1.5 degrees Celsius goal, currently the most ambitious designation available through the SBTi process.

Data centers, in 2023, made up approximately 39% of the company’s total scope 1 and 2 emissions, net of renewable energy. As a part of our Equifax Cloud transformation we have decommissioned 29 data centers to date, including 7 in 2023 and 3 in the first quarter of 2024.

Expand Differentiated Data Assets

Differentiated data and analytics that ‘Only Equifax’ can provide continue to be at the heart of our business. We began our Equifax Cloud transformation process to redefine how Equifax data is ingested, governed, provisioned and produced – uniting our proprietary data sources through our custom data fabric while managing that data in keeping with strict regulatory requirements.

We also understand that the successful use of AI requires deep, accurate and high-quality data. With the Equifax Cloud, we are expanding the depth and accuracy of our data and helping our customers innovate faster to create more effective insights into the people and communities they serve.

In 2023, our differentiated, non-public data included:

•  The Work Number Database – 168 million active employment records and 657 million total employment records for verifications of employment and income from 3 million different U.S. employers.

•  Core Credit – more than 1.6 billion tradelines with information on more than 245 million consumers.

•  Relationship with NCTUE – operation and management of the NCTUE database that includes 190 million telecommunications, pay TV, internet, home security and utility payment records.

•  Insights – 189 million incarceration records from over 2,200 facilities across the United States.

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•  Partnership with National Student Clearinghouse – access to enrollment and degree verifications for over 97% of all students in public and private U.S. colleges and universities.

•  DataX and Teletrack – access to 80 million unbanked, underbanked and credit rebuilding consumers – enabling greater access to credit.

•  IXI – wealth information with $24 trillion in anonymized assets and investments.

•  Digital Solutions – aggregated data from more than 60 billion consumer interactions.

•  Partnerships for cash flow data – information on balances, deposits and withdrawals from more than 7,700 participating U.S. financial institutions – allowing access to visibility of 95% of U.S. checking accounts.

•  Commercial Financial Network powered with acquisitions of PayNet and Ansonia – 224 million commercial tradelines across 178 million businesses.

In 2023, we continued to expand pension income data as part of instant verifications through The Work Number database. Inclusion of this data helps more people obtain streamlined access to decisions for social service benefits and financial services. Additionally in 2023, we signed agreements with 17 payroll processors. For example, our new integration between The Work Number and Payroll Relief software from IRIS Software Group is making automated employment and income verifications available to up to one million additional employees of U.S. small and medium sized businesses. Small businesses account for more than 46 percent of U.S. private sector employees. This partnership helps improve access for consumers that are employees of small and medium sized businesses when applying for services such as a home mortgage, auto loan, or social service benefits.

Put Customers and Consumers First

Our most important job is to put Customers and Consumers first. Our company Purpose of helping people live their financial best and our commitment to being consumer friendly at every touchpoint guides our business actions.

We are always working to make our credit reports as accurate and reliable as possible. When it comes to credit report accuracy, we believe that even one error is one too many. We are committed to improving our data processes and began publishing U.S. credit report accuracy metrics on our corporate website on a monthly basis in September 2023. Between September 2023 and February 2024, our average monthly credit report accuracy metric was 99.81%. This metric is determined by calculating the number of tradelines, collections, and bankruptcy disputes within the month that resulted in a change to a U.S. consumer credit report (regardless of whether that change had any impact on a consumer’s credit score).

•  We are continuously monitoring and enhancing our processes to improve data quality in consumer credit files and making it easier for consumers to access their Equifax credit report and correct any potential errors quickly.

•  We also are working with our data furnishers to enhance the accuracy of information reported to us.

•  And, as part of our over $1.5 billion investment in the Equifax Cloud, we are developing new programs that will allow us to identify potential accuracy issues and correct them quickly before a consumer disputes information on their credit report.

We believe that helping people live their financial best starts with helping consumers increase their financial capability. We are committed to providing broader credit education, helping people understand both their personal finances and the credit system as well as the role we play in helping to provide access to mainstream, sustainable financial products.

•  The experience of our more than 20 million myEquifax™ users and 7 million Core Credit™ subscribers continues to evolve in the U.S. to include access to new offers and services.

•  We reviewed and revised all written U.S. consumer communications – information sent from Equifax by email or the U.S. Postal Service outside of the dispute process – to ensure that they are easy for consumers to understand. Updated communications will begin in the second half of 2024.

•  Building on our commitment to education, we supplemented our robust online consumer Knowledge Center with the launch of a new consumer credit video education series, “Equifax Learn”, on YouTube to help explain U.S. credit scores, credit reports, and answer consumers’ most asked questions.

•  And, our USIS team, along with The Credit Builders Alliance (CBA) and The Annie E. Casey Foundation, introduced a national credit education toolkit to help young adults in the U.S. build credit capability at an early age.

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In 2023, we supported U.S. victims of crime with more than 22 million notifications through the VINE™ network. VINE, acquired in our purchase of Appriss Insights in 2021, is the leading victim notification network in the U.S. It allows survivors, victims of crimes, and other concerned citizens to access timely and reliable information about offenders or criminal cases in U.S. jails and prisons. Last year, we expanded the service to include VINE Courts™, which provides victims up-to-date information about upcoming hearing times, locations, and court information. This expanded service breaks down barriers that make it hard for victims to be in court and have their voices heard.

We also made significant changes to medical collection debt reporting alongside Experian and TransUnion. In the first quarter of 2023 medical collection debt under $500 was removed from U.S. consumer credit reports to support U.S. consumers faced with unexpected medical bills. This joint industry measure removed nearly 70% of medical collection debt tradelines from consumer credit reports. We also jointly announced the permanent extension of free weekly online credit reports to U.S. consumers through the AnnualCreditReport.com website to help them manage their financial health.

Around the world, we worked to further our positive impact on the financial lives of consumers in 2023:

•  In Canada, we launched a new solution, Credit Health™, that enables Equifax customers to deliver on-demand access to credit scores, reports, and education to consumers.

•  In Uruguay, we hosted a series on financial wellness, sharing tips on financial health, security, privacy and the role of alternative data in credit through the national morning television, universities and public schools, and podcasts.

•  In New Zealand, we partnered with financial literacy platform Banqer, to create a credit education module enabling children to learn about credit in their classrooms. Through this program we have helped educate nearly 245,000 children across 2,103 schools.

•  In the U.K., we partnered with Speakers for Schools to design and deliver a pilot education outreach program for teens. The initiative matches volunteers with local schools to share financial education and skills to help teens make informed financial decisions, providing information on credit scores, budgeting, debt management, and how to protect against online scams.

Equifax plays an important role in the lives of consumers, and these actions were taken with a commitment to creating a positive impact on people’s personal and financial well-being.

Executing Bolt-on M&A

We are continuing to strengthen the core of Equifax and drive future non-mortgage growth through strategic, bolt-on mergers and acquisitions. Since the beginning of 2021, we have completed 14 acquisitions totaling nearly $4 billion, including two in 2023.

In August 2023, we completed the strategic acquisition of the second largest credit bureau in Brazil, Boa Vista Serviços. This acquisition expanded the Equifax International footprint in the large and fast-growing $2 billion Brazilian total addressable market. We believe that more data drives better decisions, and this acquisition offers Boa Vista Serviços access to global Equifax capabilities and cloud-native data, products, decisioning, and analytical technology for the rapid development of new products and services and expansion into new industry verticals.

In February 2023, we completed the acquisition of the Montreal-based Food Industry Credit Bureau from Profile Credit. This acquisition grows the commercial credit insights available to Equifax customers in Canada and worldwide with information on over 90 percent of the Canadian agri-food industry. Over the last three decades, The Food Industry

Credit Bureau from Profile Credit has worked in partnership with over 1,000 companies, such as food and beverage service providers, meat and poultry processing, and distribution to provide up-to-date credit data on over 200,000 businesses.

Moving forward, we will continue to look for financially attractive bolt-on M&A aligned with our strategic priorities, including opportunities to grow our differentiated, proprietary data sets as well as opportunities to strengthen our Workforce Solutions and identity protection and fraud prevention capabilities.

Equifax Inc. | 2024 Proxy Statement	9

Continue Leadership in Security

We continue to deliver on our commitment to being an industry leader in security, building one of the world’s most advanced and effective cybersecurity programs. As our Security Annual Report reflects, our maturity level has outperformed all major industry benchmarks for the last four years, exceeding Technology and Financial Services companies analyzed.

As part of our commitment to delivering solutions that benefit the security community, customers and consumers, we became one of the few public companies to make our security and privacy controls framework freely available. Security and privacy controls frameworks give security and privacy teams at organizations of all sizes the tools to design, build and maintain secure processes. Since the framework’s release, it has been accessed by more than 7,000 users in more than 95 countries from Fortune 500 companies to tech startups and small non-profit organizations.

In Costa Rica, our second largest Equifax site worldwide, we are partnering with the government to improve cybersecurity practices across the country for both citizens and municipal employees. Through our partnership, we are offering free nationwide virtual training courses on best practices for everyday digital security. Security is in our DNA, and we are sharing our security resources for the benefit of the communities where we live and work.

We are proud of the work that we do in helping organizations around the world become more secure and continue to actively engage with customers, policymakers, and other organizations regarding the challenges and opportunities in cybersecurity. Jamil Farshchi continues to serve as a Strategic Engagement Advisor to the Federal Bureau of Investigation (FBI), and he co-chaired the Bipartisan Policy Center Report on the Top Cybersecurity Risks in 2023.

The maturity of our cybersecurity program improved in 2023, outperforming all major industry benchmarks for a fourth consecutive year.

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Act as One Team, One Equifax

Our nearly 15,000 team members around the world are our greatest asset. We welcomed approximately 1,000 new employees from our 2 acquisitions in 2023, and another approximately 1,000 employees with our new Equifax Product Engineering Centers in Pune and Trivandrum, India.

We are committed to nurturing a culture where everyone feels welcomed, valued and respected.

Cross-functional collaboration and innovation, working as One Equifax, is core to our success. We are committed to nurturing a culture where everyone feels welcomed, valued and respected. Within our senior leadership team, more than half identify as female or as having a diverse racial or ethnic background, and 44% of the Equifax global workforce identify as female.

An important part of supporting our people is supporting the areas where they live and work. The Equifax Foundation made charitable grants to organizations in Atlanta and St. Louis – including On The Rise Financial Center, Westside Future Fund, Prosperity Connection, and Credit Builders Alliance to help low-to-moderate income communities achieve the credit strength needed to live their financial best. In 2023, the Equifax Foundation put our purpose into action by making $1.465 million in direct charitable grants to our Community partners. Additionally, through our

Equifax Gives program, we matched $1.1 million in employee charitable donations in 2023 for more than $3.5 million in total community impact.

Employee volunteer hours doubled in 2023. And, in the second half of the year, we kicked off a new program, BEST Credit Training, which trains U.S. based employees to deliver financial literacy content in their communities. In only six months of this program, we hosted four events with more than 370 community members served, and we are looking forward to growing this program across our U.S. locations and internationally in 2024.

Equifax also supported internal career development, continuing to make a number of internal and external training opportunities available to our teams worldwide, with our global employees completing more than 140,000 hours of training and professional development. We also showed that we are a place where our employees can grow and develop their careers with almost 50% of open roles filled internally in 2023 – compared to 38% in 2022.

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EFX2026

While we take this time to reflect on our accomplishments,

we are also looking to the future of the New Equifax with our EFX2026 strategic priorities – which include the addition of driving AI innovation to the future of our business as a pillar of our long-term growth strategy.

EFX2026
Strategic Priorities and Long-Term Financial Goals
Accelerate Innovation and New Products
Leverage Equifax Cloud Capabilities
Expand Differentiated Data Assets
Drive AI Innovation
Put Customers and Consumers First
Execute Bolt-on M&A
Continue Leadership in Security
Act as One Team, One Equifax
8-12%
Total Revenue Growth
1-2%
Growth from Bolt-on M&A
50 BPs
Margin Expansion, Expanding Free Cash Flow

In today’s always-on world, speed is a competitive advantage. We use AI and the power of the Equifax Cloud to reduce friction, identify opportunities, and solve problems faster, turning what were once months-long projects into days or weeks-long resolutions. We are convinced that the Equifax Cloud, differentiated data assets in our new single data fabric, our AI capabilities, and our market leading businesses will deliver higher growth, expanded margins and free cash flow in the future.

In 2024, we expect to deliver 9% revenue growth as well as Adjusted EBITDA margin expansion of 110 basis points from revenue growth and our Cloud cost savings plans, despite our assumption that the U.S. mortgage market as measured by credit inquiries will stay at current levels throughout 2024, resulting in about an additional 15% decline in the U.S. mortgage market credit inquiries in 2024 versus 2023. As we look beyond the bottoming of the U.S. mortgage market, in the future as the U.S. mortgage market returns to normal 2015-2019 average levels, this would provide a tailwind to Equifax mortgage revenue of about $1.1 billion, that would deliver EBITDA of about $700 million and Adjusted EPS of over $4/share.*

*At 2024 pricing, penetration and cost levels

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A big priority for 2024 is to move closer to Equifax Cloud completion with the finalization of our North American Cloud transformation as well as significant portions of our global market transformations, which will result in continued margin expansion and reductions in our capital intensity – a key benefit of our data and technology Cloud transformation. We are moving into the year with strong momentum, and looking forward, we remain focused on delivering 8-12% long-term growth and 50 basis points of margin expansion annually with expanding free cash flow.

On behalf of the Equifax Board, leadership team, and nearly 15,000 global employees, we thank you for your ongoing support and confidence in our business. We are energized by our strong performance in 2023, but even more energized about the future of the New Equifax!

Thanks for your support,

Mark W. Begor Chief Executive Officer and Director	Mark L. Feidler Independent Chairman of the Board of Directors

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Notice of 2024 Annual Meeting of Shareholders

Date and Time

May 2, 2024
8:00 a.m., Central Time

Meeting Location

The Ritz-Carlton, St. Louis
100 Carondelet Plaza
St. Louis, Missouri 63105

Record date

March 1, 2024

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Via the internet

Visit the website listed on your proxy card

By telephone

Call the telephone number on your proxy card

By mail

Sign, date and return your proxy card in the enclosed envelope

Attend the meeting

Attend the meeting in person or virtually and cast your vote

Agenda
1	Elect the nine director nominees named in the accompanying Proxy Statement.
2	Hold a non-binding, advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as “say-on-pay”).
3	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024.
4	Consider other business properly brought before the meeting or any adjournment or postponement thereof.

Proxies in the form furnished are being solicited by the Board of Directors of Equifax Inc. for this meeting or any adjournment or postponement thereof.

Shareholders are cordially invited to participate in the Annual Meeting by attending in person or attending virtually via our live meeting webcast. See page 109 of the Proxy Statement for more information on how to attend, participate in and vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most shareholders have a choice of voting over the internet, by telephone or by using a traditional proxy card. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

Proxy materials were first made available to shareholders beginning on March 22, 2024.

By order of the Board of Directors,

Lisa M. Stockard

Assistant Secretary

March 22, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 2, 2024. The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

Election to receive electronic delivery of future annual meeting materials.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 113 of the Proxy Statement.

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Proxy Summary

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.

Equifax 2024 Annual Meeting Information

Time	Date	Meeting Location
8:00 a.m., Central Time	May 2, 2024	The Ritz-Carlton, St. Louis
100 Carondelet Plaza
St. Louis, Missouri 63105

PROPOSAL 1	Election of Nine Directors

	The Board recommends a vote “FOR” the election of each of our director nominees	See page 24 for additional information

PROPOSAL 2	Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)

	The Board recommends a vote “FOR” the advisory vote to approve named executive officer compensation	See page 47 for additional information

PROPOSAL 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2024

	The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2024	See page 107 for additional information

In addition, shareholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof.

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Voting and Admission Information

Voting. Holders of our common stock as of the record date, March 1, 2024, are entitled to notice of and to vote at our 2024 Annual Meeting. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our 2024 Annual Meeting. Even if you plan to attend our 2024 Annual Meeting, please cast your vote as soon as possible.

Review Your Proxy Statement and Vote in One of Four Ways:

Via the internet	By telephone	By mail	Attend the meeting
Visit the website listed	Call the telephone number	Sign, date and return your proxy	Attend the meeting in person
on your proxy card	on your proxy card	card in the enclosed envelope	or virtually and cast your vote

Admission. Equifax shareholders as of the record date are entitled to attend the 2024 Annual Meeting. Our 2024 Annual Meeting will be held using a “hybrid” in-person and virtual format. Shareholders of record can attend the meeting in person or virtually using the meeting webcast. Please review the admission procedures in this Proxy Statement under “Questions and Answers about the Annual Meeting.”

References to our website included in this Proxy Statement are provided solely for convenience purposes. Content on our website is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

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Our Company

Overview

Equifax Inc. is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. We have a large and diversified group of clients, including financial institutions, corporations, government agencies and individuals. Headquartered in Atlanta and supported by approximately 15,000 employees worldwide, Equifax operates or has investments in 24 countries in North America, Central and South America, Europe, and the Asia Pacific region.

2023 Performance Highlights

$5.3B	$6.71	$1.7B	$191.8M	+69%
Revenue, an increase of 3% from 2022	Adjusted EPS*, down from $7.56 in 2022	Adjusted EBITDA*, consistent with 2022	Dividends paid to shareholders, consistent with 2022 levels	5-year Total Shareholder Return Relative to S&P 500

*	Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

Strategy

Our strategic imperatives are based on our shift from an era of building, investing and transforming to one of leveraging our substantial cloud investments to drive new product innovation and accelerate growth. With our new Equifax Cloud foundation in place, we are executing against the following strategic priorities:

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Our business and strategy are described in more detail in our 2023 Annual Report on Form 10-K filed with the SEC on February 22, 2024. Our 2023 progress against our goals and the link to our 2023 compensation program is described under “Executive Compensation – Compensation Discussion and Analysis – Executive Summary” beginning on page 50.

Who We Are

As a global data, analytics and technology company, we play an essential role in the economy by helping companies in diverse industries such as automotive, communications, utilities, financial services, fintech, healthcare, insurance, mortgage, professional services, retail, e-commerce and government agencies, make critical decisions with greater confidence.

Our unique blend of differentiated data, analytics and technology lets us create the insights that power decisions to move people forward. We help businesses provide a seamless and positive experience during life’s pivotal moments – like applying for a job or mortgage, financing an education or buying a car.

Our Purpose

Our purpose is helping people live their financial best.

We strive to create economically healthy individuals and communities everywhere we do business. In a single year, our unique data and analytics change millions of lives across the world.

Our Values
Our values express who we are, how we work and the behaviors that support our company, our vision and our purpose. They serve as guiding principles for our global team. They are:
• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world	• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit	• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth	• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

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Board Refreshment and Composition

Shareholder Engagement

Since our 2023 Annual Meeting We contacted investors representing 83% of our shares We met with investors representing 70% of our shares Directors met with investors representing 53% of our shares

•  Following our 2023 Annual Meeting, members of management, together with our Independent Chairman or our Compensation Committee Chair for certain conversations, conducted an extensive shareholder outreach program and met with investors holding approximately 70% of our outstanding shares

•  During these one-on-one meetings, we discussed our executive compensation program, our responsible business initiatives that align with our strategic business priorities and other governance-related topics (see pages 32-33 for an overview of our shareholder engagement program)

•  In particular, investors provided constructive feedback regarding our executive compensation program in view of the 2023 Say-on-Pay vote; we sought to implement appropriate responses to this feedback (see pages 52-53 for a discussion of our shareholder engagement in the context of our compensation program)

•  Following these engagements, we continued our long-standing process of sharing feedback received with our Board and relevant Board committees

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Our Director Nominees

Our Board recommends that you vote FOR each of the director nominees named below for terms that expire at the 2025 Annual Meeting. The following table provides summary information about each nominee, and you can find additional information under “Proposal 1, Election of Director Nominees” on page 24.

Our Board

33%
female directors

7.8 years
average tenure of director nominees

11%
racially or ethnically diverse

89%
independent directors

1 Mark W. Begor
Chief Executive Officer of Equifax Inc.
Age: 65
Director since 2018

2 Mark L. Feidler
Independent Chairman Founding Partner of MSouth Equity Partners
Age: 67
Director since 2007
Committees: Compensation, Governance (Chair)

3 Audrey Boone Tillman
Executive Vice President and General Counsel of Aflac Incorporated
Age: 59
Director since 2021
Committees: Governance, Technology

4 John A. McKinley
Founder of Great Falls Ventures
Age: 66
Director since 2008
Committees: Audit, Technology (Chair)

5 Karen L. Fichuk
Former Chief Executive Officer, Randstad North America
Age: 58
Director since 2023
Committees: Audit

6 Melissa D. Smith
Chair and Chief Executive Officer of WEX Inc.
Age: 55
Director since 2020
Committees: Compensation, Governance

7 Robert D. Marcus
Former Chairman and Chief Executive Officer of Time Warner Cable Inc.
Age: 58
Director since 2013
Committees: Compensation (Chair), Governance

8 Scott A. McGregor
Former President and Chief Executive Officer of Broadcom Corporation
Age: 67
Director since 2017
Committees: Audit, Technology

9 G. Thomas Hough
Retired Americas Vice Chair of Ernst & Young LLP
Age: 69
Director since 2016
Committees: Audit (Chair), Compensation

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Compensation Program Highlights

2023 Compensation Decisions

For the 2023 fiscal year, the Committee thoughtfully evaluated the compensation program structure in light of the ongoing evolution of our business strategy and shareholder feedback, when making decisions regarding the program. After evaluation, the Compensation Committee took certain actions with respect to our short- and long-term incentive programs for 2023, as summarized below and described in further detail under “Analysis of 2023 Compensation Decisions” beginning on page 57:

Our Board took action to respond to shareholder feedback following the 2023 Say-on-Pay vote (see pages 52-53)

•  At our 2023 Annual Meeting, the Say-on-Pay vote failed to receive support from a majority of votes cast.

•  Following this vote, we conducted two rounds of extensive engagement with shareholders to capture feedback, and subsequently reviewed our executive compensation structure and practices in light of shareholder guidance.

•  During these engagements, shareholders sought forward-looking commitments that a similar award would not be granted to our CEO in the future.

–  In response to this feedback, the Compensation Committee has made a commitment that it does not intend to grant any future one-time awards to our CEO or other NEOs (beyond the awards granted in the process of hiring new employees) absent extraordinary circumstances.

•  Shareholders also expressed interest in additional disclosure of voluntary holding periods associated with the equity awards.

–  In response to this feedback, we have shared new details regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax.

Our compensation program delivers payouts that align with performance (see pages 51-57)

•  In designing the 2023 compensation program, the Compensation Committee noted that our shareholders generally expressed strong support for the structure and design of our core 2022 compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders.

•  As a result of this feedback, the Committee determined not to make any changes to our core compensation program for 2023.

•  In designing 2023 compensation structures and target pay levels, the Committee sought to ensure that the compensation program reflected our strategic priorities – including our responsible business priorities – while also ensuring that we could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

Our 2023 compensation program aligns with strategic initiatives and shareholder feedback (see pages 51-55 and 70-72)

•  Our 2023 compensation program emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance.

•  80% of the long-term incentives granted to our CEO (and 75% of the long-term incentives granted to our other NEOs) in 2023 are performance-based and “at-risk”, meaning awards can result in no payout if threshold goals are not met or stock option exercise price is not exceeded.

•  As further demonstrated under “CEO Pay for Performance Alignment” on pages 70-72, our incentive plans have operated as designed to align CEO pay with our financial performance, stock price performance and relative TSR positioning.

Compensation Best Practices

Independent Compensation Committee advised by independent compensation consultant
Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see above)
Capped annual and long-term performance-based awards
Double-trigger change in control cash severance benefits and vesting of equity awards
No income tax gross-ups other than for certain relocation or foreign tax expenses
Performance shares are subject to a post-vesting holding period of 12 months
Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity
Meaningful share ownership requirements for senior executives
Anti-hedging and -pledging policy for directors, officers and other employees
Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements
No re-pricing of underwater stock options

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Corporate Governance Highlights

Independent Board	• 8 of our 9 director nominees are independent
Board Refreshment

•  The Governance Committee has implemented a succession plan to identify highly-qualified and diverse director candidates taking into account scheduled retirements

•  Since 2020, we have refreshed our Board with three new female directors who bring valuable perspective and expertise, including one member who is also racially diverse

Board Diversity	• 33% of our director nominees identify as female and 11% of our director nominees identify as racially or ethnically diverse
Independent Board Chairman	• We have separated the roles of CEO and Chairman
Annual Board Leadership Evaluation and Succession Planning

•  The Board annually reviews our leadership structure to determine whether a combined Chairman and CEO role or separate roles is in the best interests of shareholders

•  The Board annually evaluates the CEO’s performance and conducts a rigorous review and assessment of the succession planning process for the CEO and other top officers

Limits on Outside Board Service	• Outside directors are limited to service on three other public company boards • Our CEO is limited to two other public company boards (and serves on one outside board)
Director and Executive Stock Ownership

•  Each independent director is required to own Equifax common stock with a market value of at least 5x his/her annual cash retainer

•  Our CEO and our other senior executive officers are required to own Equifax common stock with a market value of at least 6x and 3x base salary, respectively

Rigorous Trading Policy and Protocols

•  Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to an approved Rule 10b5-1 trading plan

•  Our trading policy and security incident escalation procedures are designed to ensure that those with decision-making authority on trading restrictions and approvals have notice of any potential security incident

No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” in place
Board Oversight of Risk

•  Our Board oversees risk management at the Company and exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees

•  Our Governance Committee has oversight authority of our strategy with respect to our responsible business priorities

•  Our Audit Committee reviews our policies related to enterprise risk assessment and risk management.

•  Our Audit Committee and Technology Committee jointly oversee risk management with respect to cybersecurity

Board Oversight of Political Contributions and Lobbying Activities

•  Our Governance Committee has oversight authority regarding Company political activity (including corporate political expenditures) pursuant to our political engagement policy

•  Our political engagement policy prohibits using corporate funds to make political contributions

Annual Self-Evaluation

•  We have an annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and identify areas for improvement

•  The Board periodically engages a third party consultant to facilitate its annual Board and committee self-evaluation process

Director Orientation and Continuing Education

•  Upon joining our Board, directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity and governance

•  The Board also conducts periodic visits to our key facilities and Board members annually review management’s crisis management planning

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PROPOSAL 1

Election of Director Nominees

All members of our Board are elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The nine nominees for election listed in Proposal 1 have consented to being named in this Proxy Statement and to serve if elected. All director nominees attended 75% or more of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served during 2023. The Company does not have a policy about directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the directors then serving attended the 2023 Annual Meeting.

Our director nominees have a variety of backgrounds, which reflects the Board’s continuing objective to achieve a diversity of perspective, experience, gender, age, race and ethnicity. As more fully discussed below under “Director Membership Criteria,” director nominees are considered on the basis of a range of criteria, including their business knowledge and background, reputation and global business perspective. They must also have demonstrated experience and ability that is relevant to the Board’s oversight role with respect to Company business and affairs. Biographical information for each of the nominees is set forth on pages 24-28 and a Board matrix is set forth on page 29.

The Board recommends a vote “FOR” the election of each of our director nominees.

Our Director Nominees

Mark W. Begor
Chief Executive Officer Director since 2018 Age 65 Other Public Directorships NCR Atleos Corporation

Mr. Begor has served as our Chief Executive Officer and as a director since April 2018. Prior to joining Equifax, Mr. Begor was a Managing Director in the Industrial and Business Services group at Warburg Pincus, a global private equity investment firm, since June 2016. Prior to Warburg Pincus, Mr. Begor spent 35 years at General Electric Company (“GE”), a global industrial and financial services company, in a variety of operating and financial roles. During his career at GE, Mr. Begor served in a variety of roles leading multibillion dollar units of the company, including President and CEO of GE Energy Management from 2014 to 2016, President and CEO of GE Capital Real Estate from 2011 to 2014, and President and CEO of GE Capital Retail Finance (Synchrony Financial) from 2002 to 2011. Mr. Begor served on the Fair Isaac Corporation (FICO) board of directors from 2016 to 2018.

Overview of Board Qualifications

The Board believes that it is important to have the Company’s Chief Executive Officer also serve as a director. The Board believes Mr. Begor is a proven leader whose strategic vision and unparalleled knowledge of our business make him uniquely qualified to lead the Company and serve as a director during the final stage of our technology transformation and into our next chapter of leveraging our new Equifax Cloud capabilities, single data fabric, differentiated data and artificial intelligence capabilities to deliver new products that drive growth and long-term shareholder value creation.

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Mark L. Feidler
Independent Chairman of the Board Director since 2007 Age 67 INDEPENDENT Committees: Compensation Governance (Chair) Other Public Directorships New York Life Insurance Company

Founding Partner of MSouth Equity Partners, a private equity firm based in Atlanta, since February 2007. Mr. Feidler was President and Chief Operating Officer and a director of BellSouth Corporation, a telecommunications company, from 2005 until January 2007. Mr. Feidler served as its Chief Staff Officer during 2004. From 2001 through 2003, Mr. Feidler was Chief Operating Officer of Cingular Wireless and served on the Board of Directors of Cingular from 2005 until January 2007.

Overview of Board Qualifications

Mr. Feidler has extensive operating, financial, legal and regulatory experience through his prior position with a major regional telecommunications company, as well as expertise in private equity investments and acquisitions. This background is relevant to us as we market our products to companies in telecommunications and other vertical markets, while his private equity experience is relevant to our business strategy, including new product development, marketing and acquisition strategies. His public company operating experience and background in finance, accounting, technology and risk management are important resources for our Board.

Audrey Boone Tillman
Director since 2021 Age 59 INDEPENDENT Committees: Governance Technology

Executive Vice President and General Counsel of Aflac Incorporated, the largest U.S. provider of supplemental insurance, since 2014. Ms. Tillman joined Aflac in 1996 and has held positions of increasing significance, including serving as Senior Vice President of Human Resources. Prior to joining Aflac, she was an associate with Smith, Helms, Mulliss and Moore and an associate professor at the North Carolina Central University School of Law.

Ms. Tillman has received numerous awards and accolades during her career. Most recently, she was named to Black Enterprise magazine’s Most Powerful Women in Business list for the third consecutive year and Women’s Inc.’s Top Corporate Counsel list in 2019. In 2020, she was awarded the Meritorious Public Service Medal by the Department of the United States Army.

Overview of Board Qualifications

Ms. Tillman has a broad legal and business background, involvement in business strategy and operations, as well as a depth of experience in human resources, risk management, compliance and government relations. The Board believes she is a strong business leader who brings deep knowledge in corporate governance, gained over decades of significant experience in the legal and human resources fields.

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John A. McKinley
Director since 2008 Age 66 INDEPENDENT Committees: Audit Technology (Chair)

Founder of Great Falls Ventures, a venture capital firm based in Washington, D.C., since April 2007. He was Chief Technology Officer of News Corporation from July 2010 to September 2012. He was President, AOL Technologies and Chief Technology Officer from 2003 to 2005 and President, AOL Digital Services from 2004 to 2006. Prior thereto, he served as Executive President, Head of Global Technology and Services and Chief Technology Officer for Merrill Lynch & Co., Inc., from 1998 to 2003; Chief Information and Technology Officer for GE Capital Corporation from 1995 to 1998; and Partner, Financial Services Technology Practice, for Ernst & Young International from 1982 to 1995.

Overview of Board Qualifications

The Board highly values Mr. McKinley’s extensive background in managing complex global technology operations as chief technology officer at a number of leading global companies. This experience is particularly important as we seek to leverage our cloud data and technology transformation to accelerate innovation and new product development. These skills are also highly relevant to the Board’s oversight of risks and opportunities in our technology operations, including data and cybersecurity, risk management and capital investments. The Board also values his technology and industry experience gained from his 12 years as a partner in Ernst & Young’s financial services technology practice, as well as his cybersecurity expertise and his entrepreneurial insights.

Karen L. Fichuk
Director since 2023 Age 58 INDEPENDENT Committees: Audit

Former Chief Executive Officer of Randstad North America from 2019 until 2023. Prior to joining Randstad North America in 2019, Ms. Fichuk spent more than 25 years with Nielsen Holdings PLC, a global information services leader, where she held various positions, including President, Developed Markets, Executive Vice President of Commercial Go To Market and Global Managing Director for Kraft and Mondelez, among other positions.

Ms. Fichuk is an advisor and investor in startup technology and AI companies. Ms. Fichuk also has significant nonprofit experience, including serving as a trustee for the United States Council for International Business and sitting on the Global Leadership Council of the Colorado State University College of Business.

Overview of Board Qualifications

The Board highly values Ms. Fichuk’s three decades of growth-oriented leadership and her global data and analytics expertise, which will benefit Equifax as we execute against our strategic priorities and work to complete our Equifax Cloud transformation worldwide. In addition, the Board believes Ms. Fichuk’s experience in human resources services will benefit the Board in its oversight of continued growth in the Company’s Workforce Solutions business unit.

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Melissa D. Smith
Director since 2020 Age 55 INDEPENDENT Committees: Compensation Governance Other Public Directorships WEX Inc.

Chair and Chief Executive Officer of WEX Inc., a global leader in financial technology solutions. Ms. Smith has served as Chief Executive Officer since 2014 and Board Chair since 2019. She joined WEX in 1997 and held several senior leadership positions across different aspects of the business prior to her appointment as Chief Executive Officer, including serving as Chief Financial Officer for ten years. Before joining WEX, Ms. Smith started her career at Ernst & Young LLP.

Ms. Smith also has a history of extensive nonprofit work and currently serves on the MaineHealth board of trustees.

Overview of Board Qualifications

The Board believes Ms. Smith’s strategic vision and broad-based executive leadership experience in the financial technology solutions industry benefit Equifax as we develop and execute on our long-term strategic business priorities. The Board also values Ms. Smith’s experience in driving business growth, as evidenced by the fact that WEX’s annual revenue has increased from $800 million to $2.55 billion during her tenure as CEO. The Board views this experience as particularly valuable as Equifax leverages its cloud investments to drive innovation and accelerate growth.

Robert D. Marcus
Director since 2013 Age 58 INDEPENDENT Committees: Compensation (Chair) Governance

Former Chairman and Chief Executive Officer of Time Warner Cable Inc., a provider of video, high-speed data and voice services, from January 2014 until the company was acquired by Charter Communications in May 2016. He was named a director of Time Warner Cable Inc. in July 2013 and served as President and Chief Operating Officer from 2010 to 2013. Prior thereto, he was Senior Executive Vice President and Chief Financial Officer from January 2008 and Senior Executive Vice President from August 2005. Mr. Marcus joined Time Warner Cable Inc. from Time Warner Inc. where he held various senior positions from 1998. From 1990 to 1997, he practiced law at Paul, Weiss, Rifkind, Wharton & Garrison.

Mr. Marcus is an Executive Partner at XN LP, a New York-based investment firm. He serves on the Board of Directors of Newhouse Broadcasting Co. as well as the boards of several non-profit organizations, including New Alternatives for Children, Uncommon Schools, Newark Academy and Cooperman Barnabas Medical Center.

Overview of Board Qualifications

Mr. Marcus has extensive operating, financial, legal and regulatory experience through his position as Chairman and CEO of Time Warner Cable, as well as expertise in mergers and acquisitions. This background is relevant to us as we market our products to data and telecommunications companies and other vertical markets. His public company operating and finance experience and background in executive compensation, legal and regulatory matters are an important resource for our Board.

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Scott A. McGregor
Director since 2017 Age 67 INDEPENDENT Committees: Audit Technology Other Public Directorships Applied Materials, Inc.

Former President, Chief Executive Officer and Director of Broadcom Corporation, a world leader in wireless connectivity, broadband and networking infrastructure. Mr. McGregor served in those positions from 2005 until the company was acquired by Avago in 2016. From 2016 to 2017, Mr. McGregor served on the board of directors of Xactly Corporation. Mr. McGregor served on the board of directors of Ingram Micro, Inc. from 2010 to 2016. From 2001 to 2005, Mr. McGregor served as President and Chief Executive Officer of the Philips Semiconductors division of Royal Philips Electronics. Prior thereto, Mr. McGregor was head of Philips Semiconductors’ Emerging Business unit from 1998.

Overview of Board Qualifications

Mr. McGregor has extensive executive management, cybersecurity, information technology and risk management experience gained in over ten years as President and Chief Executive Officer of Broadcom and in senior positions at Royal Philips Electronics. This experience is particularly important to us as we seek to leverage our cloud data and technology transformation for growth and maintain our intense focus on data security.

G. Thomas Hough
Director since 2016 Age 69 INDEPENDENT Committees: Audit (Chair) Compensation Other Public Directorships Federated Hermes Fund Family Haverty Furniture Companies, Inc.

Retired Americas Vice Chair of Ernst & Young LLP, an international public accounting firm. He was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000.

Overview of Board Qualifications

Mr. Hough brings invaluable experience in audit, accounting, finance and corporate governance. His background in financial accounting and risk management, including executive leadership experience at a major international accounting firm, is of particular importance to our Board.

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Board Matrix

The Board matrix below summarizes certain of the key skills, experience, qualifications and attributes that our director nominees bring to the Board to enable the effective oversight of our Company and execution of our business strategy. This matrix highlights the depth and breadth of the skills and experience of our director nominees. Additional details regarding each director nominee’s skills, experience and background are set forth in the individual biographies that follow.

Skills and Experience
Accounting
Consumer Marketing
Corporate Governance
Cybersecurity
Data & Analytics
Equifax Industry Knowledge
Executive Leadership & Business Operations
CEO Experience
CFO Experience
International Business
Legal/Regulatory
Mergers & Acquisitions
Risk Management
Strategy Development
Technology

Background
Tenure/Age/Gender
Tenure (years)	6	17	1	7	10	6	15	3	3
Age	65	67	58	69	58	67	66	55	59
Gender (Male or Female)	M	M	F	M	M	M	M	F	F
Race and Ethnicity
Hispanic or Latino
Black or African American
White
Asian
American Indian or Alaska Native
Native Hawaiian or Pacific Islander

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Process for Identifying Director Nominees

Director Membership Criteria

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds in the manner it deems appropriate to identify a qualified candidate or candidates. Candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management or other advisors to the Company, and recommendations by shareholders. The Governance Committee Chair and Chairman of the Board are provided with copies of the resumes for any potential candidates so identified and review them as appropriate with the Governance Committee, our CEO and the full Board.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Governance Guidelines, these criteria include, among other things, a director candidate’s integrity and ethical standards, independence from management, an ability to provide sound and informed judgment, a history of achievement that reflects superior standards and willingness to commit sufficient time. Cybersecurity is one of the skills that the Governance Committee specifically considers in its assessment of Board membership criteria. With respect to the most recent additions to the Board, the Governance Committee was also very focused on expertise in corporate strategy development, risk management, data and analytics, financial technology, HR Services and corporate governance.

Although the Committee does not have a formal diversity policy for Board membership, it considers whether a director nominee contributes or will contribute to the Board in a way that can enhance the perspective and experience of the Board as a whole through, among other things, diversity in gender, age, race and ethnicity. When current Board members are considered for nomination for re-election, the Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. The effectiveness of the Board’s skills, expertise and background, including its diversity, is also considered as part of the Board’s annual self-assessment.

Directors are limited to service on three other public company boards, not including our Board. Audit Committee members may not serve on the audit committee of more than three public companies absent a Board determination that such service will not impair the ability of such member to serve effectively on our Audit Committee. In addition, when our CEO is a member of our Board, he or she may not serve on more than two other public company boards. These policies – and our directors’ compliance with these policies – are reviewed at least annually and all directors currently comply with these limitations.

See “Questions and Answers about the Annual Meeting” beginning on page 109 for information on the procedures for shareholders to recommend director nominees for consideration by the Governance Committee.

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Board Leadership & Corporate Governance

Corporate Governance Overview

Our Board of Directors and management team are committed to achieving and maintaining high standards of corporate governance, ethics and integrity. We conduct our business in a manner that is socially responsible, values-based and in compliance with the law. We periodically review our governance policies and practices against evolving standards and make changes as appropriate. We also value the perspectives of our shareholders and other stakeholders, including our employees and the communities in which we operate.

The following sections summarize our corporate governance policies and practices including our Board leadership structure, our criteria for director selection and the responsibilities and activities of our Board and its committees. Our corporate governance documents, including our Corporate Governance Guidelines (“Governance Guidelines”), our Board committee charters and our Code of Ethics and Business Conduct applicable to directors, officers and employees, are available at www.equifax.com/about-equifax/corporate-governance, or in print upon request to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. The Code of Ethics and Business Conduct provides our policies and expectations on a number of topics, including our commitment to good citizenship, providing transparency in our public disclosures, prohibiting insider trading, avoiding conflicts of interest, honoring the confidentiality of sensitive information, preservation and use of Company assets, compliance with all laws and operating with integrity.

See “Corporate Governance Highlights” on page 23 for a summary of our key governance practices.

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Shareholder Engagement Program

Program Overview

Our Board of Directors and management team value the constructive feedback received from shareholders through our proactive and regular engagement. Investor engagement continues to prompt review of and changes to our governance practices, and our Board remains committed to seeking out and responding to investor feedback. Our integrated outreach team, led by our Office of Corporate Secretary and Investor Relations personnel, and joined by members of our Board for certain conversations, discusses a wide variety of issues with our shareholders.

2023 Outreach and Engagement

This past year, we continued our extensive outreach efforts, paying particular attention to shareholder focus areas following the 2023 Say-on-Pay vote. As detailed below, we undertook a multi-phased investor outreach program, beginning with discussions leading up to our 2023 Annual Meeting and followed by extensive engagement in response to the 2023 Say-on-Pay vote.

Following our 2023 Annual Meeting, we reached out to shareholders holding approximately 83% of our outstanding common shares (“O/S”) and engaged with shareholders holding approximately 70% of our outstanding shares, including many who did not support our proposal. We thoughtfully considered shareholder input on topics ranging from compensation strategy, including our performance-oriented equity award, to corporate governance and responsible business. Our Independent Chair and our Compensation Committee Chair led several of these engagement meetings. We also engaged with both of the leading proxy advisory firms.

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Board Actions in Response to Shareholder Feedback

Our Board conducted an in-depth review of the shareholder feedback provided in 2023 to develop an appropriate response to the 2023 Say-on-Pay vote and responsible business topics raised by investors, evaluating actions both in terms of potential changes to practices and disclosure, as described below and under “Shareholder Engagement on Executive Compensation” on pages 52-53.

What We Heard	What We Did
Executive Compensation
Preference for no future one-time awards to the CEO	Made an explicit commitment that our Compensation Committee does not intend to grant future one-time awards to the CEO or other NEOs (beyond the awards granted in the process of hiring new employees) absent extraordinary circumstances (see page 53)
Interest in additional disclosure of voluntary holding periods associated with our CEO’s equity awards	Expanded disclosure of our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax (see page 72)
Desire for greater disclosure of scope and focus of shareholder engagement	Increased the disclosure of our shareholder engagement efforts, including the specific feedback we heard from investors on topics that were most prevalent (see pages 32 and 52-53)
Desire for additional disclosure regarding the selection of the peer group used for our TSR performance shares	Enhanced disclosure of the TSR performance share peer group selection process and rationale for the use of the S&P 500 Index to evaluate relative performance (see pages 57 and 65)
Responsible Business Topics
Desire for additional disclosure regarding our initiatives related to consumers, including financial inclusion, expanded access to credit and consumer experience

Began publishing a monthly U.S. consumer credit report accuracy metric as part of our commitment to improve data processes (see Equifax.com/about-equifax/consumer-experience/)

Enhanced proxy statement and website disclosure to highlight our initiatives and 2023 progress related to financial inclusion, access to credit and consumer experience (see pages 40-41 and Equifax.com/about-equifax/our-commitments/)

Interest in additional human capital-related disclosures, including topics related to employee engagement, turnover rates and retention and recruitment efforts

Enhanced proxy statement disclosure to highlight employee engagement initiatives (see page 42)

Enhanced disclosure regarding employee turnover rates in our 2023 SASB Report (see Equifax.com/ESG)

Published a Human Rights Policy, taking into consideration shareholder feedback received (see Equifax.com/about-equifax/corporate-governance/)

Support for obtaining SBTi-approval of near-term GHG emission reduction targets	Set near-term GHG emission reduction targets that were validated by the Science Based Targets initiative (SBTi) (see Equifax.com/about-equifax/environment/)
Request for disclosure regarding our approach to artificial intelligence risks and opportunities	Published additional information about our commitment to responsible AI innovation, including our Responsible AI Policies and Principles, which are designed to operationalize Responsible AI and help ensure that we consistently and appropriately design, implement and use AI Systems for approved use cases (see Equifax.com/about-equifax/ai/)

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Board Leadership Structure

The Board annually reviews its leadership structure and our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us at any given time. In 2017, the Board decided to adjust its leadership structure to separate the roles of Chairman and CEO. Mark Feidler, who had previously served as a leader for the independent directors in his role as Presiding Director, was elected to the role of Independent Chairman. In selecting Mr. Feidler to serve as Independent Chairman, the then-serving independent directors considered, among other things, his effective leadership when serving in the role of Presiding Director and his ability to commit sufficient time to the additional workload and increased meeting attendance as important qualifications.

The Board has determined that having separate Chairman and CEO roles is in the best interest of the Company and its shareholders at this time. This structure provides for direct independent oversight of management and clearly delineates the role of the Board as a source of insight and oversight for management. The Board believes this leadership structure, which also includes a majority independent Board and fully independent Board committees, best serves the objectives of the Board’s independent oversight of the Company’s business and affairs at this time.

Mark L. Feidler INDEPENDENT CHAIRMAN OF THE BOARD
The role and responsibilities of Independent Chairman include:

•  Calling meetings of the full Board or of the non-management directors

•  Establishing the agenda for each Board meeting, in coordination with the CEO

•  Presiding at all meetings of the Board

•  Advising the CEO of decisions reached and suggestions made at the executive sessions of the non-management directors

•  Facilitating communication between the directors and with the CEO

•  Meeting directly with management and other employees of the Company

•  Presiding at meetings of shareholders and calling special meetings of shareholders

•  Being available for consultation and direct communication with shareholders

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Annual Self-Evaluations

Our Board continually seeks to improve its performance. We have a robust and constructive annual Board and committee self-evaluation process, which presents the opportunity to examine the Board’s effectiveness and practices and identify areas for improvement. Our Governance Committee annually reviews and recommends the specific format to use for that year’s Board evaluation.

Board Self-Evaluation Process for 2023-2024

This year, based upon the recommendation of the Governance Committee, the Board determined it was appropriate to implement its standard process for the 2023-2024 self-evaluation cycle. Under the standard process, each director completed written Board and committee evaluation questionnaires, which were aggregated by the Office of Corporate Secretary without individual attribution and reviewed by the Independent Chairman as well as the committee chairs. The Independent Chairman participated in one-on-one discussions with each of the other directors, during which they discussed the response summaries, and reviewed the evaluation results with the full Board in February 2024. In addition to the Board self-evaluation, each standing committee conducted its own self-evaluation and charter review.

Feedback Incorporated

Over the past few years, the evaluation process has highlighted opportunities to strengthen the effectiveness of the Board’s practices, structures, competencies and communications.

Key themes for this year’s evaluation included:

•  Areas of strategic focus and Board composition in support of long-term strategy

•  Balance and scope of topics covered in Board meetings

•  Management, director and committee succession planning

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Committees of the Board of Directors

The Board has four standing committees, each of which is comprised entirely of independent directors as defined in the New York Stock Exchange (“NYSE”) rules. The Board appoints committees to help carry out its duties and work on key issues in greater detail than is generally possible at Board meetings. Committees regularly review the results of their meetings with the Board. In 2023, the full Board held 7 meetings and the standing committees held a total of 34 meetings (including 4 joint meetings of the Audit and Technology Committees and 2 joint meetings of the Governance and Compensation Committees).

Committee Composition

		Committee Memberships
Name	Independent	Audit	Compensation	Governance	Technology
Mark W. Begor
Mark L. Feidler
Karen L. Fichuk
G. Thomas Hough
Robert D. Marcus
Scott A. McGregor
John A. McKinley
Melissa D. Smith
Audrey Boone Tillman
Meetings held in 2023		12	7	7	8

= Independent Chairman
= Audit Committee Financial Expert
= Committee Chair
= Committee Member

Committee Responsibilities

Each committee operates pursuant to a written charter which is available on our website at www.equifax.com/about-equifax/corporate-governance. The oversight responsibilities of each committee are summarized below.

Audit Committee	Meetings held in 2023: 12
Members: G. Thomas Hough (Chair), Karen L. Fichuk, Scott A. McGregor, John A. McKinley

•  Direct authority to appoint, oversee, compensate and discharge our independent auditors

•  Reviews and pre-approves the services provided by our independent auditors and reviews the independence of that firm

•  Reviews our financial statements, earnings press releases and financial information and discusses the same with our independent auditors and management

•  Reviews the integrity of our financial reporting process and the adequacy and effectiveness of our financial and information technology controls

•  Oversees our regulatory compliance program and administers our Code of Ethics and Business Conduct

•  Reviews our policies related to enterprise risk assessment and risk management

•  In coordination with the Technology Committee, oversees risk management with respect to cybersecurity

•  Oversees our internal audit function

•  Meets separately with our internal and external auditors to ensure full and frank communications

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Compensation Committee	Meetings held in 2023: 7
Members: Robert D. Marcus (Chair), Mark L. Feidler, G. Thomas Hough, Melissa D. Smith

•  Approves and oversees our executive compensation plans, programs and policies

•  Evaluates the performance and determines the compensation for our CEO; oversees the performance evaluations for our other executive officers and makes compensation determinations

•  Approves equity compensation awards made to Section 16 officers

•  Reviews the CD&A and other proxy statement disclosures related to executive compensation; recommends the inclusion of the CD&A in the proxy statement

•  Considers the results of shareholder advisory votes on executive compensation and determines any appropriate responsive actions

•  Oversees an annual risk assessment of our compensation programs

•  Monitors the effectiveness and funded status of our retirement and 401(k) plans

•  Advises management and the Board on succession planning and other significant human resources matters

Governance Committee	Meetings held in 2023: 7
Members: Mark L. Feidler (Chair), Robert D. Marcus, Melissa D. Smith, Audrey Boone Tillman

•  Oversees an annual review of the performance and effectiveness of the Board and its committees

•  Makes recommendations regarding the independence and qualifications of individual directors, as well the composition of the Board and its committees

•  Makes recommendations regarding the election of new directors and re-election of incumbent directors

•  Oversees an annual review of the Committee charters

•  Makes recommendations on matters related to Board policies and practices, including the Corporate Governance Guidelines

•  Oversees an annual review of the director compensation program

•  Oversees our shareholder engagement program and our responses to shareholder proposals

•  Oversees our strategy with respect to responsible business priorities

•  Oversees the new director orientation program and the continuing education activities of the Board

•  Annually reviews our political activities, including lobbying activities

Technology Committee	Meetings held in 2023: 8
Members: John A. McKinley (Chair), Scott A. McGregor, Audrey Boone Tillman

•  Oversees our technology strategy, including new product development programs and new technology investments

•  Reviews our technology investments and infrastructure associated with risk management, including policies relating to information security, disaster recovery and business continuity

•  In coordination with the Audit Committee, oversees risk management with respect to cybersecurity

•  Oversees engagement of outside advisors to review our cybersecurity program and annually reviews the effectiveness of our cybersecurity program

•  Receives reports directly from our Chief Information Security Officer, Chief Technology Officer and the internal audit department, including in executive session

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Director Independence

Our Governance Guidelines provide that a substantial majority of our Board should be independent. Our Guidelines for Determining the Independence of Directors, which is an appendix to our Governance Guidelines and may be accessed on our website at www.equifax.com/about-equifax/corporate-governance, meet or exceed the requirements of SEC rules and regulations and the NYSE listing standards.

The Board has affirmatively determined that all director nominees (other than our CEO, Mr. Begor) are independent under the applicable NYSE listing standards, SEC rules and our Guidelines for Determining the Independence of Directors. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated. The Board views the independence analysis as an ongoing consideration and will continue to monitor these relationships.

Each director is an equal participant in decisions made by the full Board. All of our standing Committees are comprised solely of independent directors.

Board Refreshment and Succession Planning

Board Refreshment

The Governance Committee regularly assesses the requirements of the Board and makes recommendations regarding its size, composition and structure. The Governance Committee is focused on how the experience and skill set of each individual director complements those of fellow directors to create a balanced Board with diverse viewpoints, skills and expertise and reflecting a diversity of experience, gender, race, ethnicity and age. As part of its ongoing strategic review regarding Board refreshment, the Governance Committee seeks to anticipate future needs for expertise in corporate strategy, global business operations, mergers and acquisitions, security, technology and regulatory compliance, while also enhancing the diversity on our Board. Among other things, the Governance Committee considers committee composition and chair rotation as part of its overall succession planning process.

The Governance Committee and the Board actively seek new director candidates that can provide valuable guidance as we focus on executing our strategic priorities by leveraging the Equifax Cloud and our EFX.AI advanced analytics and machine learning capabilities to drive innovation, new products and growth. The Board believes that the additions of Melissa Smith in 2020, Audrey Boone Tillman in 2021 and Karen Fichuk in 2023 provide our Board with additional broad-based executive leadership experience, as well as enhanced expertise in data and analytics, financial technology, HR Services, risk management and corporate governance.

The Board will continue to seek out highly-qualified director candidates as part of the Board succession plan to enhance the experience and diversity of our Board to align with our overall strategy. The Governance Committee has been actively engaged in a director search process, with the assistance of a third party executive search firm, to identify highly-qualified and diverse director candidates to fill the seat created by Heather Wilson’s departure. The Board is searching for candidates with broad executive leadership experience that complements the skills and experience of our existing directors, in order to ensure appropriate oversight as we continue to grow our company and execute on our strategic business priorities.

Board Tenure and Succession Planning

Pursuant to our Bylaws and Governance Guidelines, we have a mandatory retirement age of 72, after which a director will not be elected or re-elected unless the Governance Committee and Board determine that the continued service of the director on the Board would be of benefit to the Company. The following chart shows the individual and average tenure of our director nominees, which is well distributed to create a balanced Board. Since 2020, we have refreshed our Board with three new female directors who bring valuable perspective and expertise, including one member who is also racially diverse.

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Committee Tenure and Refreshment

The Governance Committee is responsible for reviewing the composition of the committees of the Board. In its review of committee composition, the Governance Committee considers the responses collected during the Board and committee annual self-evaluations, as well as the past experience and relevant skills of each director. The Governance Committee and the Board annually consider the composition of the committees of the Board to ensure each committee has the appropriate relevant mix of skills and experience.

Director Orientation and Continuing Education

Upon joining our Board, our directors participate in an orientation program regarding our Company, including business operations, strategy, regulatory compliance, cybersecurity, governance and company policies. In addition to the onboarding process, our Board receives regular updates from management regarding the Company’s operating plan and strategy, including updates specific to each business unit and the enterprise as a whole. In addition to these regular reports, the Board receives periodic updates from management and third parties, as appropriate, regarding regulatory compliance, government relations, artificial intelligence and Board governance topics. The Board also conducts periodic visits to our key facilities. Our directors participate in annual cybersecurity training and receive annual updates on our crisis management program in order to ensure enterprise preparedness. Board members also may attend outside director continuing education programs at Company expense to assist them in keeping pace with developments in corporate governance and other critical issues relating to the operations of public company boards.

Management Succession Planning and Talent Development Process

Our Board is accountable for the development, implementation and continual review of a succession plan for the CEO and other executive officers. As part of its responsibilities under its charter, the Compensation Committee oversees the succession planning process for the CEO and the senior leadership team. The process ensures that critical business capabilities are safeguarded, executive development is prioritized and strategic talent is leveraged to focus on current and new business imperatives. Our CEO is party to an Employment Agreement that provides for a five-year term of employment, ending on December 31, 2025. The terms of his Employment Agreement (described on pages 73-74) are intended to ensure Mr. Begor’s continued leadership and to further align realized pay with long-term shareholder value. The Compensation Committee monitors each of the CEO’s direct reports for high potential internal CEO succession candidates, all of whom have ongoing exposure to the Board and are reviewed annually with the Board by the CEO and the Chief Human Resources Officer. The Compensation Committee and the Board also review the foregoing in executive session on a regular basis.

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Responsible Business at Equifax

Our Corporate Strategy Propels our Responsible Business Priorities

We have identified a series of responsible business priorities that are aligned with our corporate strategy.

By aligning our responsible business priorities with our corporate strategy, we remain focused on the areas that are most relevant to our business, which drives the creation of shareholder value while at the same time positioning our company for long-term sustainability. Highlights of our responsible business priorities, 2023 progress and related business strategies are described below. Additional information can be found on our website at www.equifax.com/ESG.

Consumer Impact Security Environment Culture and Careers Privacy Governance Community Engagement Our Suppliers Purpose and Values Consumer Impact Our strategy to expand our differentiated data assets and put customers and consumers first helping promote financial inclusion and empower consumers: Extended our exclusive operation and management of the NCTUE® database, including 190 million payment records that can be layered with traditional credit data to help expand access to credit Introduced the industry's first expanded mortgage credit report, making telco, pay TV, and utilities attributes available to the U.S. mortgage industry Contracted with USDA's Food and Nutrition Assistance Program to provide verification services in support of SNAP benefits Introduced a credit education toolkit to help young adults in the U.S. establish responsible credit habits Began publishing a monthly U.S. consumer credit report accuracy metric Leveraging our Equifax Cloud capabilities helps us reduce our environmental impact: Made progress toward our commitment to netzero greenhouse gas (GHG) emissions by 2040 Set near-term GHG emission reduction targets that were validated by the Science Based Targets initiative (SBTi) Reduced combined scope 1 and 2 GHG emissions by: - Decommissioning 7 data centers - Relocating 6 offices to more energy efficient locations - Expanding our purchase of renewable energy Environment We are demonstrating our leadership in security through our world-class security program and collaboration to strengthen the broader business community: Achieved a security program maturity rating that exceeded industry benchmarks for the fourth consecutive year Reinforced our internal security culture, including via 220,000+ threat simulations that tested our global workforce Expanded our external collaboration, including open-sourcing our security and privacy controls framework, and helping Costa Rica launch a nationwide cybersecurity awareness course Security Acting as one team, One Equifax drives greater workforce engagement, retention, innovation and diversity: Expanded career development resources and opportunities for future growth, with almost 50% of open roles filled internally Implemented BEST Credit Training, enabling EFX employees to deliver financial literacy content in their communities Grew membership in our global employee networks, with 21% of our employees participating Recognized by the Human Rights Campaign as a Best LGBTQ+ Employer in the 2023 Corporate Equality Index

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Spotlight on Consumer Impact At Equifax, we recognize that positive economic change starts with a single financial opportunity. Our unique blend of data, analytics and technology unlocks innovative, financially-inclusive opportunities that move people forward. We are committed to furthering our investments and business actions to support financial inclusion and empower consumers, including through the initiatives described below. More information is available at www.equifax.com under “About Us - Our Commitments.” Empowering Consumers with Access to Resources and Tools Delivering Benefits with Greater Speed Working in collaboration with Equifax, certain U.S. federal and state social service agencies use The Work Number® database to help people in need secure access to healthcare, food, housing and financial assistance. Because eligibility for social services programs generally requires verification of income or employment status, social service agencies can use The Work Number to verify this information for each applicant. Equifax solutions help strengthen the administration of these important programs by reducing time to benefits, helping agencies determine the appropriate amount of benefit to provide and improving the consumer's experience through a streamlined process. Driving Greater Awareness Around Financial Inclusion and Consumer Education We continue to devote additional resources to promote and amplify the importance of financial inclusion within the financial services system. In 2023, we launched a Financial Inclusion Hub on equifax.com to provide a single source for information on this important issue. We invest in numerous initiatives around the world to help young people learn about credit, budgeting and debt management, build credit capability and develop skills to make informed financial decisions. We partner with Credit Builders Alliance, a national nonprofit network that connects equity-focused nonprofits and credit bureaus in order to help the millions of consumers with little or no credit participate in the mainstream financial system by building credit. Promoting Access to Credit and Financially Inclusive Lending Through Alternative Data While credit reports remain a strong indicator of credit history and past financial reliability, we believe that data not included in traditional credit report data - including telecommunications, pay TV and utility payment history - has the potential to help responsibly expand consumer access to credit and support a more inclusive economy by presenting a fuller picture of consumers' financial profiles. Moreover, our EFX.AI advanced analytics and machine learning allows us to build insights from significantly greater amounts of trusted, proprietary data - helping lenders, service providers and government agencies make more holistic decisions and open financial opportunities to otherwise underserved populations. For example, our studies show that layering our differentiated alternative data with our patented explainable AI (xAI) can lift consumers into higher credit bands. Improving the Consumer Experience Equifax plays an important role in the financial lives of consumers and we are committed to being consumer friendly at every touchpoint. We have revised our consumer-facing communications to ensure they are easy to understand. Updated communications will begin in the second half of 2024. We are committed to improving our data processes and began publishing U.S. credit report accuracy metrics on our corporate website on a monthly basis.

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Human Capital Management

Our People

At Equifax, we blend unique data, analytics and technology to create insights that power decisions and enable people to live their financial best. This is brought to life by our nearly 15,000 employees in 24 countries around the world who are passionately focused on our customers and consumers. We believe our greatest competitive advantage and asset is our people. Nurturing a team environment that fosters cross-functional collaboration and innovation and working as One Equifax is core to our success. In 2023, we hired approximately 1,900 new employees and promoted approximately 1,800 employees as we continue to grow and transform our businesses around the world.

Our Values and Culture

We are focused on nurturing our people through meaningful opportunities for career advancement, learning and development, supporting our next generation of leaders, an inclusive and diverse work environment, ongoing employee engagement and recognition.

Our team shares a culture that informs how we see ourselves and our view of the world. Our work is guided by our purpose and our shared values. Our values express who we are, how we work and the behaviors that support our company. Combined with our purpose, our values guide how we work together every day and form our relationships with customers, partners and shareholders. They are:

Our Values
Our values express who we are, how we work and the behaviors that support our company, our vision and our purpose. They serve as guiding principles for our global team. They are:
• Be leaders in security and trusted data stewards • Lead with integrity and be personally accountable • Hold high standards in all our markets around the world	• Exceed our customers’ expectations every day • Deliver value and quality to our customers so we grow together • Aspire to be our customers’ first call

• Deliver results and play to win • Drive excellent execution • Have a sense of urgency, agility, and grit	• Work together as one aligned global team • Assume best intentions from each other • Foster optimism and have fun together

• Be intellectually curious and insights driven • Optimize our data and technology to sustain market and product leadership • Drive scalable, profitable growth	• Take initiative to develop ourselves and help others grow • Value diversity of experience and thought • Proudly show our Equifax spirit at work and in our communities

Employee Engagement

We focus on generating sustained employee engagement by shaping meaningful experiences that result in increased productivity, loyalty and belonging. Building on our high levels of engagement (78% based on our most recent comprehensive survey), we continue to gather data and insights that drive further improvements in this area, including through pulse surveys, individual engagement conversations, employee focus groups and survey data from stay and exit interviews.

In 2023, these insights drove deliberate actions. We expanded career development resources and provided opportunities for future growth, with almost 50% of open roles filled internally (compared to 38% in 2022), delivering on our commitment as a place to grow and develop a career. As another meaningful indication of engagement, 21% of employees are active members of one of our employee networks.

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Inclusion and Diversity

Valuing diversity is at the heart of our shared values. We believe that increasing inclusion and diversity (I&D) leads to better innovation, higher engagement levels and ultimately better business outcomes. We further believe that our employee base should reflect our customers and the communities where we live and work.

We continue to make positive strides in support of our I&D strategy and in adding and engaging diversity within our global teams. Our Chief Talent and Diversity Officer occupies a key leadership position, reporting directly to our Chief Human Resources Officer, and is responsible for activating our talent strategy with a focus on furthering an inclusive and diverse workforce and culture. In 2023, we achieved several milestones in support of our I&D strategy. We introduced Inclusive Leader Training to additional employees, helping our managers develop leadership habits and behaviors that drive inclusion and engagement. Our employees completed over 140,000 hours of professional training and development globally, including 7,300 hours of I&D training. As a result of these accomplishments and other initiatives described on our website, we were recognized by the Human Rights Campaign as a Best LGBTQ+ Employer in the 2023 Corporate Equality Index.

We also continue to demonstrate our commitment to transparency around workforce diversity by publishing annual Sustainability Accounting Standards Board (SASB) and Equal Employment Opportunity (EEO-1) reports that contain detailed workforce diversity data. Through our regular investor engagement, we understand that these reports represent important tools for investors to evaluate our company.

We are focused on improving enterprise-wide representation and promotions for both women and employees of diverse racial and ethnic backgrounds, and pride ourselves on promoting and hiring highly-qualified candidates who enhance our culture, add diverse perspectives, and deliver on our business strategy. In 2023, we continued our commitment to our diverse candidate interview slate requirements for all external professional and management roles, achieving 100% compliance in the U.S. Within our senior leadership team, over 50% identify as female or racially or ethnically diverse. On our Board, 33% of our director nominees identify as female and 11% identify as racially or ethnically diverse.

of our Board nominees identify as Female	of our Board nominees identify as Racially or Ethnically Diverse	of our Senior Leadership Team identify as Female and/or Racially or Ethnically Diverse

Our compensation program further supports our commitment to inclusion and diversity. Under our annual incentive plan, all employees in senior leadership roles are required to set individual performance goals related to workforce diversity. Performance against this goal is taken into account when determining the annual bonus achievement for each leader. See page 60 for more detail.

Flexible Work

During the past year, our Equifax offices around the world remained safely open and in compliance with all local jurisdictional requirements. Since 2021, we have offered a flexible working schedule to provide even more flexibility and retention value for our employees. Eligible employees are able to work three days in the office, with the option to work two days remotely. Additionally, our employees also have the option of taking two weeks per year to work fully remotely.

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Board Oversight of Risk

Our Board oversees risk management at the Company. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The risk management roles and responsibilities of the Board and its committees are:

Board of Directors

•  Monitors our “tone at the top” and risk culture and oversees principal risks facing the Company

•  On an annual basis, the Board reviews an enterprise risk assessment prepared by management that describes the principal risks and monitors the steps management is taking to map and mitigate these risks

–  The Board then sets the general level of risk appropriate for the Company through business strategy reviews

–  Risks are assessed throughout the business, focusing on (i) financial, operational and strategic risks, and (ii) ethical, legal, privacy, data security (including cybersecurity), data quality, regulatory and other compliance risks

Audit Committee

•  Reviews risks related to financial reporting; discusses material violations, if any, of our ethics, legal, regulatory and other compliance policies

•  Considers our annual audit risk assessment which identifies internal control risks and drives the internal and external audit plan for the ensuing year

•  Considers the impact of risk on our financial position and the adequacy of our risk-related internal controls

•  Discusses with management our risk management policies and procedures

•  In coordination with the Technology Committee, oversees risk management with respect to cybersecurity

Governance Committee

•  Focuses on corporate governance risks, including evaluation of our leadership and risk oversight structure to ensure that it remains the optimal structure for our Company and shareholders

•  Oversees our political engagement policy and reviews our political expenditures on an annual basis

•  Oversees our strategy with respect to our responsible business priorities

Technology Committee

•  Reviews our technology investments and infrastructure associated with risk management

•  In coordination with the Audit Committee, oversees risk management with respect to cybersecurity

Compensation Committee • Reviews compensation, human resource and management succession risks, as summarized under “Management of Compensation-Related Risk” on page 75

Audit and Technology Committees Coordinate on Cybersecurity Risk Oversight

As described above, the Audit Committee and Technology Committee coordinate on risk management oversight with respect to cybersecurity, including through quarterly joint committee meetings that cover the following topics:

•  Regular reports from the internal audit department regarding the security and technology portions of the internal audit plan

•  Regular reports from our Chief Information Security Officer and Chief Technology Officer regarding the cybersecurity control environment, including remediation updates, compensating controls analyses and other recurring items

•  Regular reports from our Chief Privacy and Compliance Officer regarding our global privacy, risk management and compliance programs, including compliance matters related to cybersecurity

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How We Manage Risk

We have a comprehensive enterprise risk management (“ERM”) program focused on the application of controls over the following primary risk types:

• Compliance	• Financial	• Reputational
• Cybersecurity	• Legal	• Strategic
• Data and Privacy	• Operational	• Technology

In addition to the categories set forth above, we have a process under our ERM program for identifying other risks that could adversely affect our business, including risks related to responsible business matters. Our Audit Committee annually reviews our policies and processes with respect to risk assessment and risk management.

We have implemented an ERM framework based on the “three lines of defense” model for establishing effective checks and balances, which is used by leading financial institutions.

LINES OF DEFENSE
1 OPERATIONAL	2 RISK & COMPLIANCE	3 INTERNAL AUDIT DEPARTMENT
The first line of defense, the operational line, is the business unit or corporate support unit, such as IT, data security, finance and human resources. Business unit and corporate support unit leaders are directly responsible for managing risks and controls in their operations.	The second line of defense provides risk and regulatory compliance oversight, and is primarily comprised of the Enterprise Risk Management and Compliance organizations within Equifax. These functions have a direct reporting channel to the Board and are responsible for establishing frameworks, policies and standards, performing independent risk-based monitoring and testing, and independently identifying and assessing material risks, including IT and data security risks.	The third line of defense, the internal audit department, as supplemented by third party support, audits the effectiveness of the oversight of the second line of defense and performs direct audits of the first line of defense. Internal audit is responsible for providing the Audit and Technology Committees and senior management with an independent assessment and assurance regarding the design and effectiveness of the risk management framework.

The execution of our ERM program is supervised by our Compliance organization, with each business unit and corporate support unit having primary responsibility for assessing and mitigating risks within its respective areas of responsibility. Our Chief Privacy and Compliance Officer leads the ERM organization and function and meets regularly with the Board, the Audit Committee and the Technology Committee. A Risk Program Governance team develops, enhances, deploys and manages risk program elements.

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Related Person Transaction Policy

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members (each, a “Related Person”), where the amount of the transaction is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Audit Committee takes into account the following, among other factors it deems appropriate:

•	the extent of the Related Person’s interest in the transaction;
•	whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the benefits to the Company;
•	the availability of other sources for comparable products or services; and
•	the terms of the transaction.

The Governance Committee also determines the impact or potential impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

Certain Relationships and Related Person Transactions of Directors, Executive Officers and 5 Percent Shareholders

During 2023, the Company was not a participant in any transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any Related Person had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” beginning on page 49 and “Director Compensation” beginning on page 101.

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PROPOSAL 2

Advisory Vote to Approve Named Executive Officer Compensation

Summary

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this Proxy Statement titled “Executive Compensation” beginning on page 49. This vote is commonly referred to as “Say-on-Pay.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Equifax’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”

Our executive compensation program aligns closely with our performance and shareholder interests.

We provide competitive pay opportunities that reflect best practices and strong governance standards (see pages 55-57 for details)

•  Attracting, retaining and motivating the right talent is a high priority for us as we focus on executing the business initiatives that underpin our strategy.

•  In support, the Compensation Committee annually reviews our executive compensation program to ensure that it provides competitive pay opportunities, establishes appropriate performance targets based on our strategic and operating plans, and considers evolving market trends to ensure that the overall program aligns with best practices.

•  The Committee retains an independent compensation consultant to assist in aligning our program with our shareholders’ interests and current market practices, and to guard against programs that create any inappropriate or excessive risk likely to have a material adverse effect on the Company.

Our Board took action to respond to shareholder feedback following the 2023 Say-on-Pay vote (see pages 52-53 for details)

•  At our 2023 Annual Meeting, the Say-on-Pay vote failed to receive support from a majority of votes cast.

•  Following this vote, we conducted two rounds of extensive engagement with shareholders to capture feedback, and subsequently reviewed our executive compensation structure and practices in light of shareholder guidance.

•  During these engagements, shareholders sought forward-looking commitments that a similar award would not be granted to our CEO in the future. In response to this feedback, the Compensation Committee made a commitment that it does not intend to grant any future one-time awards to our CEO or other NEOs (beyond the awards granted in the process of hiring new employees) absent extraordinary circumstances.

•  Shareholders also expressed interest in additional disclosure of voluntary holding periods associated with the equity awards. In response to this feedback, we shared new details regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax.

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Our Compensation Committee conducted a thoughtful review and designed our 2023 compensation program to align with strategic initiatives and shareholder feedback (see pages 51-55 and 70-72 for details)

•  In designing the 2023 compensation program, the Compensation Committee conducted a thoughtful review, considering both the ongoing evolution of our business strategy and feedback from our shareholders.

–  During its deliberations, the Committee noted that our shareholders generally expressed strong support for the structure and design of our core 2022 compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders.

–  As a result of this feedback, the Committee determined not to make any changes to our core compensation program.

–  In designing the 2023 compensation structures and target pay levels, the Committee sought to ensure that the compensation program reflected our strategic priorities – including our responsible business priorities – while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

Our performance-based compensation program is designed to deliver payouts that align with performance (see pages 51-57 for details)

•  Our 2023 compensation program emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance.

•  80% of the long-term incentives granted to our CEO (and 75% of the long-term incentives granted to our other NEOs) in 2023 are performance-based and “at-risk”, meaning awards can result in no payout if threshold goals are not met or stock option exercise price is not exceeded.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of Equifax’s executive compensation program.

The Board recommends a vote “FOR” the approval of the resolution set forth above.

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Executive
Compensation

Compensation Discussion and Analysis

To assist shareholders in finding important information, this Compensation Discussion and Analysis (CD&A) section is organized as follows:

Quick Reference

This CD&A discusses the compensation decisions for the NEOs listed in the Summary Compensation Table on page 77 of this Proxy Statement. The NEOs in 2023 were:

NEO	Position in 2023	Years in Position at End of 2023 (rounded)
Mark W. Begor	Chief Executive Officer	6
John W. Gamble, Jr.	Executive Vice President, Chief Financial Officer and Chief Operations Officer	10
Todd Horvath	Executive Vice President, President, U.S. Information Solutions	1
Rodolfo O. Ploder	Executive Vice President, President, Workforce Solutions	8
Bryson R. Koehler	Former Executive Vice President, Chief Technology, Product and Data & Analytics Officer*	6

*	Mr. Koehler departed from Equifax on March 1, 2024.

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Executive Summary

2023 Financial Highlights

$5.3B	$6.71	$1.7B	$191.8M	+69%
Revenue, an increase of 3% from 2022	Adjusted EPS*, down from $7.56 in 2022	Adjusted EBITDA*, consistent with 2022	Dividends paid to shareholders, consistent with 2022 levels	5-year Total Shareholder Return Relative to S&P 500

*	Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP financial measures can be found in Annex A to this Proxy Statement.

2023 Progress Against EFX2025 Strategic Priorities

During 2023, we were guided by our strategic imperatives, which are based on our shift from an era of building, investing and transforming to one of leveraging our significant cloud investments to drive new product innovation and accelerate growth.

A summary of our significant 2023 accomplishments against our strategic priorities is set forth below.

Accelerate Innovation and New Products • Launched 120 new products in 2023; 4th consecutive year above 100 • Vitality Index of 14%, all-time high and above our Long-Term Financial Framework

Leverage Equifax Cloud Capabilities • Migrated 37,000 customers, decommissioned 254 applications and rebuilt 153 • Decommissioned 7 data centers

Expand Differentiated Data Assets

•

Extended our exclusive operation and management of the NCTUE® database, including 190 million payment records that can be layered with traditional credit data to help expand access to credit

•

Drove growth in The Work Number database, reaching 168 million active employment records

Put Customers and Consumers First • Over 2,000 skilled customer and consumer care, and data contributor service team members • New global Financial Inclusion Hub; launched EFX Learn

Execute Bolt-on M&A • Acquired Boa Vista Serviços, 2nd largest credit bureau in Brazil • Acquired Profile Credit in Canada

Continue Leadership in Security

•

Security maturity rating outperformed all major industry benchmarks; 4th consecutive year

•

Expanded external collaboration; open-sourced our security and privacy controls framework

Act as One Team, One Equifax

•

Almost 50% of open roles filled internally in 2023, compared to 38% in 2022

•

A Human Rights Campaign Best LGBTQ+ Employer for Equality

•

21% of employees are active in one of our employee networks

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Our Incentive Programs Align Payouts with Financial Performance and Non-Financial Goals

Our 2023 compensation program metrics, established in the first quarter of 2023, were:

(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2023 foreign exchange rates and further adjusted to exclude certain acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement, and then further adjusted to be stated in constant dollars at our budgeted 2023 foreign exchange rates and to exclude certain acquisitions. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2023 Financial Highlights on page 50.
(2)	Certain of our NEOs had roles for 2023 for which their AIP outcome was tied to specific business unit-level financial goals, as described in further detail under “Analysis of 2023 Compensation Decisions” beginning on page 57.
(3)	Adjusted EBITDA is a non-GAAP measure, as shown in Annex A to this Proxy Statement.

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Shareholder Engagement on Executive Compensation

As part of our ongoing Board-directed shareholder engagement program, the feedback we receive from shareholders on our executive compensation program is shared with the Compensation Committee and the full Board. The Compensation Committee considers this feedback, along with additional data, such as market comparisons from the independent compensation consultant, in the Committee’s review of our compensation program.

Say-on-Pay Voting Results in 2023

At the 2023 Annual Meeting, the advisory vote on executive compensation, or “Say-on-Pay” vote, failed to receive support from a majority of votes cast. Following the 2023 Annual Meeting, our Compensation Committee, Governance Committee and entire Board have been focused on understanding and responding to our shareholders’ feedback as reflected in the 2023 Say-on-Pay vote.

We conducted extensive engagement with shareholders to capture feedback, and we reviewed our executive compensation structure and practices in light of shareholder guidance. Through these efforts, we sought to implement appropriate responses to the Say-on-Pay vote.

Summer 2023 Shareholder Engagement

Following the 2023 Annual Meeting, in June and July 2023, members of our management team, together with our Compensation Committee Chair or our Independent Board Chair for certain conversations, conducted summer investor outreach meetings with investors representing approximately 22% of our shares. We heard from our investors who had not supported our Say-on-Pay proposal at the 2023 Annual Meeting. During these meetings, our shareholders:

•

Noted concerns with the one-time 2022 performance-oriented equity award to our CEO and asked questions regarding the possibility of additional one-time awards to our CEO

•

Expressed support for our core compensation program, including the pay-for-performance alignment of our program

•

Provided positive feedback on the new details we shared regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax (see page 72)

Board Consideration of Feedback from Summer 2023 Shareholder Engagement

In August 2023, our Compensation and Governance Committees met jointly to consider the shareholder feedback received from our engagement efforts in June-July 2023. During these discussions, and taking into consideration the shareholder feedback we received in June-July 2023, the Compensation and Governance Committees aligned on some actions in response to the low 2023 Say-on-Pay vote that we could preview with a broader group of shareholders during our regular off-season engagement outreach in the fall of 2023.

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Fall 2023 Off-Season Shareholder Engagement

In October-November 2023, members of our management team, together with our Compensation Committee Chair or our Independent Board Chair for certain conversations, conducted fall off-season investor outreach meetings with investors representing approximately 70% of our shares. During these meetings, our shareholders:

•

Expressed support for our core compensation program, including the pay-for-performance alignment of our program

•

Provided positive feedback on the new details we shared regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax (see page 72)

•

Provided positive feedback on our proposed commitment not to grant any additional one-time awards to our CEO or other NEOs (beyond the awards granted in the process of hiring new employees) in the future absent extraordinary circumstances

•

Emphasized the importance of our disclosures related to these topics in the 2024 proxy statement

Board Response to Shareholder Feedback on 2023 Say-on-Pay

In November 2023, our Compensation and Governance Committees met jointly and carefully reviewed the shareholder feedback received from our engagement efforts following the 2023 Annual Meeting. During these deliberations, the Compensation Committee noted that shareholders generally expressed strong support for the structure and design of our core compensation program. As a result, the Compensation Committee concluded that a change to our core compensation program would not be responsive to shareholder feedback. Instead, a common theme we heard was that most investors do not favor one-time awards, such as the 2022 performance-oriented equity award to our CEO. We also heard that shareholders who voted against our Say-on-Pay proposal in 2023 did so due to concerns about the possibility of additional one-time awards being granted to our CEO.

During these engagements, shareholders did not request retroactive changes to the previously-granted awards, but rather sought forward-looking commitments that a similar award would not be granted to our CEO in the future. In response to this feedback, the Compensation Committee commits that it does not intend to grant any future one-time awards to our CEO or other NEOs (beyond the awards granted in the process of hiring new employees) absent extraordinary circumstances.

Board Actions in Response to 2023 Say-on-Pay Feedback

As described above, our Board conducted an in-depth review of the shareholder feedback provided in 2023 to develop an appropriate response to the 2023 Say-on-Pay vote, evaluating actions both in terms of potential changes to practices and disclosure, as described in the table below.

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Compensation Program Highlights

Executive Compensation Philosophy

•	The Compensation Committee is responsible for the Company’s executive compensation policies and plans.
•	The Committee works to ensure that incentives are performance-based and aligned with shareholders’ interests, while guarding against metrics or goals that create inappropriate or excessive risk reasonably likely to have a material adverse effect on the Company.
•	The Committee has designed and regularly reviews our compensation program to ensure we are providing competitive pay opportunities to attract and retain executive talent and to incentivize achievement of strategic and financial goals.

2023 Target Pay Mix

As illustrated in the chart below, the Company emphasizes long-term equity awards and annual performance-based cash incentives so that a majority of each executive’s total compensation opportunity is linked directly to the Company’s stock price or otherwise tied to performance. For 2023, 89% of target total direct compensation for our CEO and an average of 85% for the other NEOs was in the form of variable, at-risk pay. Moreover, 80% of long-term incentive awards for our CEO and 75% of long-term incentive awards for our other NEOs was in the form of performance-based compensation (performance shares and stock options).

*	Percentages calculated based upon actual base salary, target annual incentive and the target grant date value of annual long-term incentive awards, excluding special awards. Percentages may not total 100% due to rounding.

Compensation Best Practices

Independent Compensation Committee advised by independent compensation consultant
Performance-oriented pay philosophy, as evidenced by a target pay mix for our CEO and other NEOs that is predominantly performance-based (see above)
Capped annual and long-term performance-based awards
Double-trigger change in control cash severance benefits and vesting of equity awards
No income tax gross-ups other than for certain relocation or foreign tax expenses
Performance shares are subject to a post-vesting holding period of 12 months
Compensation clawback policy contains financial and reputational harm standard, including in supervisory capacity
Meaningful share ownership requirements for senior executives
Anti-hedging and -pledging policy for directors, officers and other employees
Senior executives cannot purchase or sell Equifax securities except pursuant to a Rule 10b5-1 trading plan with robust requirements
No re-pricing of underwater stock options

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How We Determine the Total Amount of Compensation

Compensation Elements and Objectives

Element	Objectives
Base Salary	• Provides competitive pay to attract and retain experienced and successful executives
Annual Incentive Plan (AIP)

•

Encourages and rewards valuable contributions to our annual financial and operational performance objectives, which align with our strategic priorities

•

Designed to reward high performance and achievement of financial goals and individual non-financial strategic goals by key employees, including our NEOs

Long-Term Incentive (LTI) Program

•

Designed to align the interests of key employees with those of shareholders, while striking a balance between stock market-based and operational performance

–

TSR performance shares align the interests of key employees with those of shareholders by linking pay to our share price performance relative to other companies in which shareholders could invest

–

Adjusted EBITDA performance shares tie our executive compensation payouts to a key internal operational performance metric that measures management’s ability to drive profitable growth over time

–

Market-priced stock options (granted to our NEOs other than the CEO) provide a strong incentive for the creation of long-term shareholder value because the options may be exercised for a profit only to the extent our stock price appreciates following the grant date

–

Premium-priced stock options (granted to our CEO) provide an even stronger link between our LTI compensation and creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors

–

RSUs are time-vested and primarily encourage retention and alignment with long-term shareholder interests

Compensation Design Process

Role of the Compensation Committee and Management in Determining Executive Compensation

The Compensation Committee reviews and makes decisions about executive compensation, including the amount of base salary, short-term incentives and long-term incentives awarded to our NEOs. Our CEO and other executives may assist the Committee from time to time in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and assessments of performance and potential. For the 2023 AIP and 2023 LTI program, the Committee considered recommendations from members of management regarding the performance measures and targets, including the individual non-financial strategic goals under the AIP. The Compensation Committee also considers recommendations from its independent compensation consultant and competitive data and makes decisions on executive compensation based on its assessment of individual performance and achievement of goals by both the individual and the Company.

The CEO’s performance is reviewed by the Compensation Committee with input from the other non-employee members of the Board. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee for approval and to the Board for review. Members of management play various additional roles in this process:

•	The CEO makes recommendations to the Committee regarding the design of performance measures for our AIP and the design of our LTI program, as well as compensation packages for the executive officers (other than himself) based on his evaluation of the performance of the executives who report to him.
•	The Chief Human Resources Officer provides the Committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our LTI program. The CHRO also facilitates a robust performance evaluation process and succession planning discussions.
•	The Chief Financial Officer provides information and analysis relevant to the establishment of financial performance targets for our performance-based annual and long-term incentive awards and presents information regarding the attainment of corporate and business unit financial goals for the preceding year.
•	The Chief Legal Officer attends meetings of the Committee to provide input on legal issues, to communicate governance-focused investor perspectives based on shareholder engagement efforts, and to respond to questions about corporate governance and executive compensation.

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The Compensation Committee considers the information and recommendations it receives and may exercise discretion to modify any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Compensation Committee meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs.

Compensation Consultant Services and Independence

The Compensation Committee has the authority to engage advisors to assist it in fulfilling its responsibilities. The Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally-recognized executive compensation consulting firm, to provide advice with respect to 2023 compensation for our CEO and other executive officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to the Company. Management had no role in selecting the Committee’s compensation consultant and has no separate relationship with FW Cook. The Committee has assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee. In 2023, FW Cook assisted the Committee in determining appropriate levels of compensation for the CEO and other executive officers for 2023, advising on the structure of variable incentives and assisting the Committee in evaluating performance goals.

Benchmarking Use of a Peer Group

Compensation Peer Group: Business Overview and Competitive Market

The Committee regularly evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each NEO’s target compensation opportunity to the compensation opportunities for executives in comparable positions at peer companies. The Committee considers the pay practices of our peer companies as a primary factor when setting target pay opportunities for our executives. However, the Committee also believes that compensation decisions are multi-dimensional and require consideration of other factors, including relevant industry data, market competition, internal pay equity and each individual executive’s performance, experience, long-term potential and leadership contributions.

The Committee conducts an annual evaluation, with the assistance of FW Cook, of our compensation peer group to ensure the companies continue to reflect our business strategy and the evolving market in which we compete for business. Most importantly, the Committee ensures that the peer group also includes competitors for talent, as our labor market for executive leadership extends across the highly competitive technology and technology-enabled industries. The peer group selection process further refines these business and labor market competitors to only include companies that are similar to us in scale and business complexity.

Business Evolution and Impact on Peer Group

Equifax is a global data, analytics and technology company. We provide information solutions for businesses, governments and consumers, and we provide human resources business process automation and outsourcing services for employers. The market for our products and services is highly competitive and is subject to change. Our competitors vary widely in size and in the nature of the products and services they offer.

We are transforming into a faster growing, higher margin, diversified data, analytics and technology company that has expanded well beyond a traditional consumer credit bureau. Our market capitalization has increased nearly 2.5x during that time. Workforce Solutions, our largest and fastest-growing business segment, provides services enabling customers to verify income, employment, educational history, criminal justice data, healthcare professional licensure and sanctions of people in the U.S., as well as providing our employer customers with services that include unemployment claims management, I-9 and onboarding services, Affordable Care Act compliance management, tax credits and incentives and other complementary employment-based transaction services. The service offerings within our Workforce Solutions business continue to evolve. The expansion of our portfolio of employer services has been further facilitated by our cloud-native technology architecture and enabled by our broader cloud technology transformation.

The peer group is reviewed annually to ensure the composition continues to reflect our business transformation. The companies in the peer group should acknowledge Equifax’s evolving scale and business complexity as represented by technology-enabled organizational structure, global operations and/or diversified product lines. The objective is for the peer group, as a whole, to represent the market in which we compete for business and executive talent.

2023 Peer Group Determination

The Committee’s determination of the 2023 peer group included consideration of our transforming business to ensure that the peer group continued to represent the market in which we compete for business and executive talent. In May 2022, following an annual review and based on the recommendations of FW Cook, the Committee determined it would be appropriate to

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modify our compensation peer group to remove FactSet Research Systems, Inc. and Jack Henry & Associates, Inc., based on the determination that the business operations of these companies are no longer sufficiently adjacent to Equifax. The Compensation Committee at the same time added Intercontinental Exchange, Inc. and S&P Global Inc. to our peer group. These changes were designed to further align with our size, growth orientation and business strategy, while further refining our peer group to more closely reflect companies we consider competitors for executive talent. (S&P Global provides credit ratings, data analytics and workflow solutions, similar to our business offerings. Intercontinental Exchange has a mortgage technology business that serves the residential mortgage loan market by providing data and analytics to lenders.)

The Committee utilized this updated peer group in February 2023 when setting NEO pay levels under the 2023 compensation program.

The companies comprising our 2023 compensation peer group were as follows:

Automatic Data Processing, Inc.	Gartner, Inc.	Paychex, Inc.
Broadridge Financial Solutions, Inc.	Global Payments, Inc.	S&P Global Inc.
Fidelity National Information Services	Intercontinental Exchange, Inc.	TransUnion
Fair Isaac Corporation (FICO)	Intuit Inc.	Verisk Analytics, Inc.
Fiserv, Inc.	Moody’s Corporation	Workday, Inc.

2024 Peer Group

Although the Committee reviews the compensation peer group annually, the Committee does not intend to change the peer group annually. Following annual review in May 2023, the Committee determined to retain the same 15-company peer group described above for purposes of setting 2024 compensation levels.

Peer Group for Performance Shares

The peer group described above was deemed appropriate for compensation purposes, although the stock performance of those companies does not necessarily adjust based on the same economic factors as ours. Moreover, investors evaluating companies with the largest market capitalizations are likely to compare Equifax to other companies in the S&P 500 Index (of which we are a member). For that reason, the Compensation Committee believes that a broader peer group is more appropriate for evaluating TSR performance for performance shares issued under our LTI program. Therefore, the Committee uses the companies in the S&P 500 Index as the comparative group for that purpose.

Use of “Tally Sheets”

On a regular basis, the Compensation Committee reviews “tally sheets” relating to compensation of the NEOs. The tally sheets quantify the total compensation package, the impact of stock price change on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allow the Committee to assess the cumulative impact of its past compensation decisions and to evaluate retention risk. Tally sheet review in 2023 did not lead to any specific compensation program changes.

Other Factors Considered in Setting Pay Opportunities for NEOs

The CEO and the Compensation Committee consider a number of factors in addition to the market data in determining individual pay amounts. Such factors include an individual’s level of performance, the individual’s demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, our operating environment and business challenges, the individual’s importance to our business, succession planning considerations and the individual’s pay in the context of others at the Company. The application of discretion based on such factors may result in pay opportunities that are different from market. Overall compensation opportunities reflect our executives’ positions, responsibilities, performance and tenure. In the case of our CEO, the terms of his employment agreement are also relevant.

Analysis of 2023 Compensation Decisions

Context for 2023 Compensation Decisions

At our 2022 Annual Meeting, approximately 95% of the votes cast approved our executive compensation program. During our subsequent off-season engagement (October 2022 to February 2023), shareholders representing approximately 68% of our outstanding shares described their priorities and provided constructive feedback to our management team regarding our executive compensation program.

During these discussions, our shareholders expressed support for our core compensation program, including the use of performance-based equity award structures to drive alignment of the interests of our executives and shareholders. Another common theme we heard was that most investors do not favor one-time awards, such as the 2022 performance-oriented equity award to our CEO.

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In designing the 2023 compensation structures and target pay levels, the Committee sought to ensure that the compensation program reflected our strategic business priorities, including our responsible business priorities, while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

Impact of 2023 Say-on-Pay Vote

Following the result of our 2023 Say-on-Pay vote, the Committee conducted a thoughtful review of our compensation program and took responsive action, taking into account feedback and concerns raised by shareholders, as detailed in the section titled “Shareholder Engagement on Executive Compensation” on pages 52-53. While our Say-on-Pay proposal did not receive majority support in 2023, the Committee determined that implementing structural changes to the compensation program was unnecessary given shareholders expressed support for our core compensation program during engagement conversations conducted following the meeting. This support validated the enhancements that we made to our executive compensation program in prior years in response to shareholder feedback.

The 2023 compensation program is described in detail below.

2023 Annual Cash Incentive Structures and Outcomes

Summary

Annual cash incentive awards are designed to reward the achievement of near-term business goals in alignment with our strategic business priorities. Moreover, these awards are structured to ensure that payouts are aligned to performance and shareholder experience. In addition to financial metrics, annual incentive awards are based on an assessment of individual contributions toward the achievement of business and strategic goals.

The 2023 corporate financial performance goals for the NEOs with Company-wide responsibilities were based on Corporate Operating Revenue (used to measure top line business growth) and Corporate Adjusted EPS (used to measure profitability). We refer to this as the Corporate Plan. The financial goals for business unit leaders were focused primarily on relevant business unit revenue and operating income performance (used to measure business unit growth and profitability), as well as Corporate Adjusted EPS (to emphasize profitability of the Company as a whole). We refer to these as Business Unit Plans.

When setting the range of performance goals for the Corporate Plan and the Business Unit Plans at the outset of the fiscal year, the Compensation Committee considers our financial results from the prior year and our annual operating budget for the coming year. The Committee also considers the history of goal attainment in prior years, economic and industry conditions, industry sector performance and the views of our shareholders.

Establishment of Corporate-Level Financial Goals

The Compensation Committee established corporate-level financial goals required to earn a cash incentive award for 2023 in a manner that was designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. The financial goals under our compensation program are established with reference to our annual operating budget, which is approved by the Board. We set challenging but achievable goals, including maximum payout opportunities requiring exceptional performance for the Company and our executives in order to drive the achievement of our short-and long-term objectives.

The 2023 threshold, target and maximum levels for Corporate Operating Revenue were set at or above 2022 levels, and the 2023 targets were set above 2022 actual results. The 2023 threshold, target and maximum levels for Corporate Adjusted EPS targets were set below 2022 levels and below 2022 actual results, due to the unprecedented declines in the U.S. mortgage market that continued through 2023. In setting the levels for each corporate-level and business unit-level financial goal under the 2023 AIP, the Compensation Committee considered (i) our 2023 operating budget, (ii) our 2023 financial outlook as of February 2023 (including assumptions related to macroeconomic factors, U.S. mortgage market conditions and business unit growth trends for 2023) and (iii) our strategic priorities, taking into account the initiatives to be implemented during 2023. Although we achieved record revenue in 2022, our financial performance fell short of our targets due to the unprecedented declines in the U.S. mortgage market and a softening of the global macroeconomic environment. The Compensation Committee was mindful of these external, macroeconomic factors when setting the 2023 AIP goals. In designing the 2023 compensation structures and target pay levels, the Committee sought to ensure that the compensation program reflected our financial and strategic business priorities, while also ensuring that the Company could attract and retain talented employees in order to create value for shareholders and provide appropriate incentives for executives managing those efforts.

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The 2023 corporate-level financial goals under the AIP were as follows:

Performance Measure(1)	Weight (%)(2)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	65	$6.54	$7.21 (10.2% above Threshold)	$7.49 (14.5% above Threshold)
Corporate Operating Revenue	15	$5.007 billion	$5.355 billion (7.0% above Threshold)	$5.543 billion (10.7% above Threshold)
(1)	Corporate Operating Revenue and Corporate Adjusted EPS, as used for the corporate-level financial goals under the AIP, are non-GAAP measures. Corporate Operating Revenue is Operating Revenue adjusted to be stated in constant dollars at our budgeted 2023 foreign exchange rates and further adjusted to exclude certain acquisitions. Corporate Adjusted EPS is Adjusted EPS as shown in Annex A to this Proxy Statement and then further adjusted to be stated in constant dollars at our budgeted 2023 foreign exchange rates and to exclude certain acquisitions. Because of these adjustments to Operating Revenue and Adjusted EPS, the actual Corporate Operating Revenue and Corporate Adjusted EPS used for incentive management purposes are not the same as Operating Revenue and Adjusted EPS reported under our 2023 Performance Highlights above.
(2)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2023 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). As a result, for 2023, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting).

Payouts for achievement between threshold and target, and between target and maximum, are determined based upon straight line interpolation. Pursuant to the terms of the AIP, awards are subject to the Committee’s authority to reduce awards through the exercise of its negative discretion and an individual award limit of $5 million.

Establishment of Business Unit-Level Financial Goals

The Compensation Committee reviewed and approved a Business Unit Plan for each of our business units. The Compensation Committee established business unit-level financial goals required to earn a cash incentive award for 2023 in a manner designed, within reasonable limits, to encourage achievement that exceeds target goals and penalizes underachievement. Each Business Unit Plan included a corporate-level financial goal (Corporate Adjusted EPS) at a 30% weighting.

In 2023, Mr. Ploder participated in the Business Unit Plan for the Workforce Solutions business unit and Mr. Horvath participated in the Business Unit Plan for the USIS business unit.

The 2023 business unit objectives for Messrs. Ploder and Horvath are set forth below. The 2023 target levels for each of these business unit objectives were set above 2022 actual results.

Workforce Solutions Plan – Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$6.54	$ 7.21 (10.2% above Threshold)	$ 7.49 (14.5% above Threshold)
Workforce Solutions Operating Revenue	30	$2.315 billion	$2.476 billion (7.0% above Threshold)	$2.563 billion (10.7% above Threshold)
Workforce Solutions Operating Income	20	$1.035 billion	$1.116 billion (7.8% above Threshold)	$1.181 billion (14.1% above Threshold)

USIS Plan – Performance Measures	Weight (%)	Threshold (25% payout)	Target (100% payout)	Maximum (200% payout)
Corporate Adjusted EPS	30	$6.54	$7.21 (10.2% above Threshold)	$7.49 (14.5% above Threshold)
USIS Operating Revenue	30	$1.593 billion	$1.704 billion (7.0% above Threshold)	$1.763 billion (10.7% above Threshold)
USIS Operating Income	20	$334.5 million	$388.3 million (16.1% above Threshold)	$432.2 million (29.2% above Threshold)

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Establishment of Individual Non-Financial Strategic Goals

Non-financial strategic goals have proven to be an effective tool for motivating our executives to execute on our key strategic initiatives. Through our conversations with shareholders, we understand the importance of clearly linking these non-financial goals to our business strategy and the creation of long-term shareholder value. Individual non-financial objectives for our NEOs are developed in the first quarter of each year in connection with the preparation of our business plan and overall strategy. These individual objectives are specific to each NEO but also intended to support our enterprise-wide initiatives. The 2023 non-financial performance objectives for our NEOs were developed in alignment with our EFX2025 strategic imperatives, as well as our priorities related to responsible business.

Under the 2023 AIP, the Committee set individual non-financial strategic goals for our NEOs in alignment with our strategic and responsible business priorities and tailored to each NEO’s individual role and responsibilities.

These individual non-financial strategic goals are considered management business objectives (MBOs) and evaluated along with an executive’s other MBOs to ultimately determine the 20% portion of that executive’s AIP opportunity based on non-financial individual goals. Consistent with investor feedback, our CEO’s 2023 AIP payout was based entirely on financial performance metrics, although he was still responsible for meeting individual strategic non-financial goals.

Evolution of AIP Goals Related to Responsible Business Priorities

As described above, we have identified a set of responsible business priorities that are aligned with our EFX2025 corporate strategy. By aligning our responsible business practices with our corporate strategy, we remain focused on the areas that are most relevant to our business, which drives the creation of shareholder value while at the same time positioning the Company for long-term sustainability.

Since 2018, our AIP has incorporated non-financial goals that relate to our Equifax responsible business practices. We began by adding a cybersecurity performance measure as an AIP metric in 2018, in order to promote a Company-wide focus on data security and reinforce our overall security program goals. Today, Equifax employees who participate in the AIP have a mandatory security-focused performance goal as part of their individual objectives, which is designed to support the highest level of performance under our global cybersecurity awareness program. Employees are required to identify one or more predetermined security goals, established by the Security Department, that are most appropriate to their role and scope of responsibility.

Over the past five years, we have continued to monitor the evolution of non-financial strategic goals in compensation programs. In response to this evolution and shareholder feedback, we expanded our use of non-financial goals in the AIP to include other responsible business practices. Under the 2023 AIP, in support of our enterprise-wide responsible business priorities, the Committee continued the use of these non-financial strategic goals as follows:

•	All members of the Company’s senior leadership team – including our CEO and other NEOs – had a set of non-financial strategic goals as part of their individual performance objectives that addressed the following areas: (i) consumer impact (including financial inclusion and access to credit); (ii) security; (iii) environment; (iv) workforce diversity; and (v) governance.
•	All other employees in senior leadership roles had individual goals related to workforce diversity and security, and were encouraged to include additional responsible business goals in areas relevant to their individual roles.
•	Beyond the senior leadership level, all participants in the 2023 AIP had a security performance goal, and were encouraged to include additional responsible business goals in areas relevant to their individual roles.

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Evaluation of Individual NEO Performance

Following the end of each year, the CEO evaluates the performance of the other NEOs, taking into account performance for the just-completed year versus predefined commitments for such year, as well as any unforeseen financial, operational and strategic issues and any other relevant information. These performance evaluations are subject to the review of the Compensation Committee. For 2023, the plan structure set individual performance rating categories and award opportunities for NEOs at needs improvement (no individual performance award), achieves expectations (award at 100% of Target), exceeds expectations (award at 150% of Target) and distinguished (award at 200% of Target).

The Compensation Committee evaluates the performance of the CEO in a similar manner, with input from the full Board. In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2023 AIP award would be determined based exclusively on achievement measured against Company financial goals (rather than 80% financial goals and 20% individual objectives). The Committee set non-financial performance objectives for Mr. Begor for 2023, including goals related to security, financial inclusion, consumer impact, workforce diversity, environment and governance; however, Mr. Begor’s performance against those objectives did not impact his 2023 incentive payout.

Summary of 2023 Annual Cash Incentive Awards

In February 2024, the Compensation Committee reviewed each NEO’s performance against the pre-established 2023 performance goals as approved by the Committee. Awards could range from 0% of the executive’s award goal (for performance below the threshold level) to 200% of the individual’s award target (for performance at or above the maximum level). The award paid to our CEO under the 2023 AIP was based exclusively on achievement measured against specified financial goals. Awards paid to our other NEOs under the 2023 AIP were determined based on achievement measured against specified financial goals (80% weighting) and non-financial MBOs (20% weighting). The target and maximum incentives, along with a summary of the actual 2023 awards earned by the NEOs, are set forth in the table below. A detailed description of how each NEO’s 2023 incentive award was achieved follows the table.

Although we achieved record revenue in 2023, our financial performance fell short of our targets due to one of the most challenging U.S. mortgage markets in the past 20 years, with U.S. mortgage originations down 34% and Equifax mortgage revenue down 17% as compared to 2022. As a result, payouts under the 2023 AIP were below target.

Named Executive Officer	Base Salary ($)	Target Incentive (as Percentage of Salary) (%)	Target Incentive ($)	Maximum Incentive ($)(1)	Earned 2023 Incentive as Percentage of Target (%)	2023 Incentive Payout ($)
M. Begor	1,500,000	120	1,800,000	3,600,000	52.5	944,110
J. Gamble	794,231	100	794,231	1,588,462	82.0	650,955
T. Horvath(2)	495,865	100	675,000	1,350,000	112.4	758,721
R. Ploder	744,231	100	744,231	1,488,462	51.9	386,217
B. Koehler	719,808	100	719,808	1,439,616	72.0	517,977
(1)	The maximum incentive for each is 200% of Target.
(2)	Mr. Horvath’s $675,000 base salary was prorated for 2023, reflecting his appointment as EVP, President, USIS on March 31, 2023; however, his annual incentive opportunity was calculated based upon his full year base salary.

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Determination of each NEO’s Performance and Annual Cash Incentive

Mark Begor | Chief Executive Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2023 Incentive Payout
Corporate Adjusted EPS	$7.210	$6.743	48	$697,962
Corporate Operating Revenue	$5.355 billion	$5.230 billion	73	$246,148
Individual Objectives(1)	n/a	Distinguished	n/a	n/a

(1)	In connection with the amendment of our CEO’s employment agreement in February 2021, the Compensation Committee determined that Mr. Begor’s 2023 AIP award payout would be determined based exclusively on achievement measured against Company financial goals (previously 80% financial goals and 20% individual objectives). As a result, Mr. Begor’s AIP payout was based upon our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting). The Committee set non-financial performance objectives for Mr. Begor for 2023, including goals related to security, financial inclusion, consumer impact, workforce diversity, environment and governance; however, Mr. Begor’s performance against those objectives did not impact his 2023 incentive payout.

Mr. Begor achieved a rating of “Distinguished” based on his achievements for 2023. These achievements included:

•	Executed against our strategic priorities and led the Company to achieve record revenue of $5.265 billion, up 3% over 2022, despite an estimated 34% decline in U.S. mortgage originations during one of the most challenging mortgage markets in the past 20 years.
•	Delivered more than 100 new product innovations for the fourth consecutive year, resulting in a Vitality Index of 14%, which is above 2022 levels and well above our 10% long-term vitality target for new products.
•	Reached a milestone of 70% of revenue derived from products delivered from an application running in the new Equifax Cloud, up from 60% in 2022.
•	Led our execution of cost reduction actions of $210 million, successfully balancing market realities, our Cloud transformation and growth.
•	Completed strategic, bolt-on acquisitions in Brazil and Canada that expand our global footprint in important markets, bringing our total to 14 acquisitions valued at nearly $4 billion since 2021.
•	Continued our leadership in security, attaining a cybersecurity program maturity level that exceeded all major industry benchmarks for the fourth consecutive year, with a posture that ranks in the top 1% of technology companies and top 3% of financial services companies.
•	Accelerated our commitment to financial inclusion, expanded access to credit and consumer experience by enhancing our credit accuracy disclosures, Financial Inclusion Hub content and consumer-facing communications.

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John Gamble | Executive Vice President, Chief Financial Officer and Chief Operations Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2023 Incentive Payout
Corporate Adjusted EPS	$7.210	$6.743	48	$246,375
Corporate Operating Revenue	$5.355 billion	$5.230 billion	73	$86,888
Individual Objectives	$158,846	Distinguished	200	$317,692

Mr. Gamble achieved a rating of “Distinguished” based on his achievements for 2023. These achievements included:

•	Supported achievement of the Company’s budget goals, despite an extremely challenging U.S. mortgage market, by proactively managing costs and capital spending across the enterprise.
•	Executed on cost reduction actions of $210 million, successfully balancing market realities, our Cloud transformation and growth.
•	Led efforts within the finance organization to support our acquisitions in Brazil and Canada, including successful navigation of complex finance and accounting matters.
•	Oversaw a successful $700 million public debt offering to refinance debt maturity and partially finance our acquisition of Boa Vista Serviços.
•	Supported our net-zero 2040 commitment by leading efforts to obtain SBTi approval of our near-term GHG emission reduction targets, enhancing our process to measure and forecast Scope 1 and 2 global GHG emissions, and implementing a strategy to meet our Scope 3 goals.
•	Developed and retained talent within a diverse and high-performing leadership team and across the broader finance organization, including through internal promotion opportunities, a rotational development program and a new mentoring program.

Todd Horvath | Executive Vice President, President, U.S. Information Solutions

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2023 Incentive Payout
Corporate Adjusted EPS	$7.210	$6.743	48	$96,641
USIS Operating Revenue	$1.704 billion	$1.720 billion	128	$259,195
USIS Operating Income	$388.3 million	$387.2 million	98	$132,885
Individual Objectives	$135,000	Distinguished	200	$270,000

Mr. Horvath achieved a rating of “Distinguished” based on his achievements for 2023. These achievements for USIS included:

•	Led the USIS business unit to deliver $1.7 billion in revenue, an increase of 4% compared to 2022.
•	Supported our commitment to financial inclusion and expanded access to credit by helping us become the first in our industry to provide certain telecommunications, pay TV and utilities attributes to the mortgage industry.
•	Extended our nearly 30-year relationship with the National Consumer Telecom and Utilities Exchange, Inc.® (NCTUE®), continuing our exclusive operation and management of the unique NCTUE database that includes 190 million payment records.
•	Partnered with the technology and compliance teams to improve our operational processes and performance related to data quality.

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Rudy Ploder | Executive Vice President, President, Workforce Solutions

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2023 Incentive Payout
Corporate Adjusted EPS	$7.210	$6.743	48	$106,553
Workforce Solutions Operating Revenue	$2.476 billion	$2.316 billion	25	$56,395
Workforce Solutions Operating Income	$1.116 billion	$1.005 billion	0	$0
Individual Objectives	$148,846	Exceeds Expectations	150	$223,269

Mr. Ploder achieved a rating of “Exceeds Expectations” based on his achievements for 2023. These achievements for Workforce Solutions included:

•	Led the Workforce Solutions business unit to deliver revenue of $2.3 billion, with 10% organic non-mortgage revenue growth.

•	Led the Company with the highest level of new product innovations, attaining a Vitality Index of more than 20%.

•	Continued to drive growth in The Work Number database, increasing active records by 11% over 2022, to 168 million.

•	Led continued growth in the government vertical, including an agreement to provide income verifications to the U.S. Centers for Medicare and Medicaid Services as part of a contract valued at up to $1.2 billion over the next five years.

•	Developed and retained a high-performing and diverse team despite a highly-competitive labor market.

Bryson Koehler | Former Executive Vice President, Chief Technology, Product and Data & Analytics Officer

Objectives	Target Level	Actual Results	Actual Payout as a % of Target	2023 Incentive Payout
Corporate Adjusted EPS	$7.210	$6.743	48	$223,288
Corporate Operating Revenue	$5.355 billion	$5.230 billion	73	$78,746
Individual Objectives	$143,962	Exceeds Expectations	150	$215,942

Mr. Koehler achieved a rating of “Exceeds Expectations” based on his achievements for 2023. These achievements included:

•	Led the technology organization to make significant progress on our Cloud technology transformation by reducing costs and continuing customer migrations, ending the year with approximately 70% of revenue generated from products delivered from an application running in the Equifax Cloud, up from 60% in 2022.

•	Leveraged our Equifax Cloud capabilities to accelerate new product innovation, delivering over 100 new products and raising our Vitality Index to a record 14%, up from 13% in 2022.

•	Led our data & analytics team to accelerate the development of advanced models that leverage our EFX.AI capabilities, with 70% of our new models built using artificial intelligence and machine learning tools, up from 60% in 2022.

•	Led technology team efforts to establish our new product engineering centers in India, converting approximately 1,000 contractors to full-time employees to leverage the best global talent at a lower structural cost.

•	Supported our net-zero 2040 commitment by leading efforts to decommission 11 additional data centers, which decreases our scope 1 and 2 GHG emissions.

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2023 Long-Term Equity Incentive Compensation

Overview

For our CEO and other NEOs, LTI is the largest element of their total compensation package. In determining the value of long-term incentive awards to executive officers other than the CEO, the Committee considers numerous factors including the benchmarking data described on pages 56-57, individual performance, internal equity, importance of role and share run rate (a measure of actual equity-grant activity in relation to the total number of shares outstanding at the Company).

In February 2023, the Committee approved a 2023 Annual LTI structure for our NEOs other than the CEO consisting of performance shares (weighted 50%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%). The 2023 Annual LTI award mix for our CEO is set forth in his employment agreement and consists of performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%).

The 2023 Annual LTI framework for our NEOs (including our CEO) remained consistent with the 2022 LTI award mix.

2023 Annual LTI Structure
■	TSR performance shares: value based on the performance of our stock relative to companies in the S&P 500 Index over a three-year period
■	Adjusted EBITDA performance shares: value based on our Adjusted EBITDA performance during a three-year period
■	Premium-priced stock options: granted to our CEO, cliff vest on the third anniversary of the grant date and have exercise prices set at a premium to the market value of our stock on the grant date
■	Market-priced stock options: granted to our other NEOs, vest ratably over three years and have an exercise price set at the market value of our stock on the grant date
■	Time-based RSUs: accomplish retention objectives through a three-year cliff vesting schedule while also augmenting the alignment of management and shareholder interests

A detailed description of each element of our 2023 Annual LTI program follows.

2023 LTIP Elements

Performance shares are granted based on two different metrics: TSR and Adjusted EBITDA.

TSR Performance Shares

The TSR performance shares align with shareholder interests, as higher relative TSR results in higher returns for shareholders compared to other investment options. TSR performance shares are earned, if at all, based on the percentile ranking of the Company’s cumulative TSR compared to the TSR of the companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) after a three-year performance period.

As described on page 57, our compensation peer group is composed of companies with which we compete for business and talent. While the Committee recognizes this as a valuable peer group for evaluating compensation, the stock performance of the companies in our compensation peer group does not necessarily adjust based on the same economic factors as ours. Moreover, investors evaluating companies with the largest market capitalizations are likely to compare Equifax to other companies in the S&P 500 Index (of which we are a member). For this reason, the Committee believes that the broader peer group of the S&P 500 Index is more appropriate for evaluating our relative TSR performance for purposes of performance shares issued under our LTI plan.

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Payouts in February 2026 (if any) for the TSR performance shares awarded on February 10, 2023 will be based on the following scale, with straight-line interpolation between the threshold and maximum levels:

TSR PERFORMANCE SHARES: PERFORMANCE/PAYOUT SCALE

Company TSR Percentile	Performance Share Payout as a % of Target
75th	200%
50th	100%
25th	50%
Below 25th	0%

The number of TSR performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the last four quarters of the performance period based on the Company’s cumulative TSR percentile ranking through the end of each such quarter. Basing the award payout on the average of the payout percentages for each of the last four quarters of the three-year performance period counterbalances potential late performance period volatility.

If our team does not deliver cumulative TSR that ranks at or above the 25th percentile, the value of the TSR performance shares will be $0. In addition, in the event our cumulative TSR is negative over the three-year performance period, the payout is capped at 100% of the target shares, irrespective of our TSR percentile rank versus the S&P 500.

TSR performance share awards accrue dividend equivalents on earned shares and require the recipient to hold the shares for a period of 12 months following vesting.

Adjusted EBITDA Performance Shares

Adjusted EBITDA performance shares tie our executive compensation payouts to a key internal operational performance metric that measures management’s ability to drive profitable growth.

Adjusted EBITDA performance shares granted in 2023 are earned, if at all, based on our Adjusted EBITDA for each of the three years of the performance period. In February 2023, the Committee set the threshold, target and maximum Adjusted EBITDA levels for 2023, and threshold, target and maximum Adjusted EBITDA growth rate goals for each of 2024 and 2025. The number of Adjusted EBITDA performance shares payable is the target award multiplied by a percentage (from 0% to 200%), calculated by taking an average of the payout percentages achieved for each of the three years of the performance period.

Adjusted EBITDA performance share awards accrue dividend equivalents on earned shares and require the recipient to hold the shares for a period of 12 months following vesting.

Market-Priced Stock Options

The Compensation Committee believes that market-priced stock options provide a strong incentive for the creation of long-term shareholder value, because stock options may be exercised for a profit only to the extent our stock price appreciates after the grant date. If our NEOs are not able to drive share price returns in excess of the exercise price before the expiration date, the realized value of their 2023 stock options will be $0.

The exercise price of stock options granted in 2023 for our NEOs other than the CEO were set at the market value of our stock on the grant date. The market-priced stock options granted on February 10, 2023 vest in equal installments on the first, second and third anniversaries of the grant date, assuming continued employment with the Company, and have a ten-year term.

Premium-Priced Stock Options

Premium-priced stock options granted to our CEO tighten the link between our long-term incentive compensation and the creation of shareholder value by ensuring that our CEO receives gains only after a premium return is delivered to investors.

The exercise prices of stock options granted in 2023 for our CEO were set above the market value of our stock in two equally weighted tranches, with exercise prices of 110% and 120% of the market value of our stock on the grant date. The premium-priced stock options granted on February 10, 2023 cliff-vest on February 10, 2026, assuming continued employment with the Company, and have an eight-year term.

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RSUs

We use RSUs to encourage retention of our employees over the long-term and simultaneously inspire our team to focus on corporate performance. The RSUs issued to our NEOs on February 10, 2023 vest on the third anniversary of the grant date. The value of RSUs varies directly with the market price of our common stock, which creates an added incentive to make decisions that will build shareholder value over the long term. RSUs accrue dividend equivalent units on earned shares.

Determination of 2023 Annual LTI Grant Values

The Compensation Committee determined the 2023 long-term incentive awards by establishing a dollar value for each NEO and then converting this dollar value to a number of performance shares, stock options (either market or premium-priced) and RSUs. The number of TSR performance shares is calculated using the Monte Carlo equity valuation model, then applying an illiquidity discount to reflect the 12-month post-vesting holding period. The number of Adjusted EBITDA performance shares is calculated by taking the target grant value divided by the closing price of our common stock on the grant date, then applying an illiquidity discount to reflect the 12-month post-vesting holding period. The number of premium-priced stock options is calculated using a Monte Carlo model. The number of market-priced stock options is calculated based on a binomial valuation model. The number of RSUs is calculated by taking the target grant value divided by the closing price of our common stock on the grant date.

The following table details the target grant value used by the Compensation Committee to determine the number of performance shares, stock options and RSUs granted to each NEO in 2023. Actual grant date values, computed in accordance with applicable accounting standards, are disclosed in the “2023 Grants of Plan-Based Awards” table on page 79. The actual value of equity awards that may be realized by the NEOs will depend on their continued service, our Adjusted EBITDA growth and our future stock price performance.

TARGET GRANT VALUE FOR 2023 ANNUAL LTI AWARDS

The Committee approved a 2023 Annual LTI award mix for our CEO that included TSR performance shares (weighted 30%), Adjusted EBITDA performance shares (weighted 30%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). The Committee approved a 2023 Annual LTI award mix for our NEOs other than the CEO that included TSR performance shares (weighted 25%), Adjusted EBITDA performance shares (weighted 25%), market-priced stock options with a ten-year term (weighted 25%) and time-based RSUs (weighted 25%).

Name(1)	Target Grant Value ($)	Target Number of Performance Shares (TSR) Granted(2)	Target Number of Performance Shares (Adj. EBITDA) Granted(3)	Number of Stock Options Granted(4)	Number of RSUs Granted(5)
M. Begor	10,100,000	12,524	16,740	34,926	9,799
J. Gamble	4,000,000	4,134	5,525	15,465	4,851
T. Horvath	3,400,000	3,527	4,714	13,196	4,139
R. Ploder	3,500,000	3,617	4,835	13,530	4,245
B. Koehler	3,300,000	3,410	4,558	12,761	4,002
(1)	The grant date for annual equity awards to each of the NEOs except Todd Horvath was February 10, 2023; the closing stock price on such date was $206.16. The grant date for the annual equity award to Mr. Horvath, who joined the Company on March 31, 2023, was May 1, 2023; the closing stock price on such date was $205.39.
(2)	The number of TSR performance shares granted is calculated based on the Monte Carlo equity valuation model, then applying an illiquidity discount to reflect the 12-month post-vesting holding period.
(3)	The number of Adjusted EBITDA performance shares granted is calculated by taking the target grant value divided by the closing price of our common stock on the grant date, then applying an illiquidity discount to reflect the 12-month post-vesting holding period.
(4)	Premium-priced stock options were granted to our CEO in 2023 and market-priced stock options were granted to our other NEOs. The premium-priced stock options were granted in two equally-weighted tranches, with exercise prices of 110% and 120% of the grant date closing stock price. The number of premium-priced stock options was calculated using a Monte Carlo model. The number of market-priced stock options was calculated based on a binomial valuation model.
(5)	The number of RSUs was calculated by taking the target grant value divided by the closing price of our common stock on the grant date.

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2023 Horvath New Hire Award

In connection with his hiring as Executive Vice President, President, USIS, and to compensate him for foregoing pay previously earned at his prior employer, in addition to the 2023 annual LTI award, on May 1, 2023, Mr. Horvath received a new hire “make whole” grant of RSUs and TSR performance shares with an aggregate grant date fair value of $4 million. Mr. Horvath’s new hire RSU award (comprising $2 million in value) vests in three equal increments beginning on the first anniversary of the grant date. His new hire TSR performance share award (comprising $2 million in value) vests at the end of a three-year performance period. As described above under “2023 LTIP Elements,” RSU and TSR performance share awards accrue dividend equivalents on earned shares; TSR performance shares require the recipient to hold the shares for a period of 12 months following vesting.

2021-2024 Performance Share Awards

In February 2024, the Compensation Committee approved the vesting and payment of the TSR performance shares granted in February 2021 at 103.3% of the target award level. The Committee’s determination was based on the Company’s achievement of total shareholder return relative to companies in the S&P 500 Index (as constituted on the initial grant date, subject to certain adjustments) over the three-year performance period ended December 31, 2023. The number of performance shares payable was the target award multiplied by a percentage (from 0% to 200%) that was calculated by taking the average of the payout percentages achieved through each of the last four quarters of the performance period, based upon the Company’s cumulative TSR percentile ranking through the end of each such quarter, as shown in the table below:

	Period from January 1, 2021 through the end of:
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Average
Equifax TSR	6.9%	24.3%	-3.1%	31.1%
Equifax Percentile vs. S&P 500	42nd	58th	34th	58th
Payout	83.8%	131.5%	67.6%	130.4%	103.3%

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Actions Taken with Respect to 2024 Compensation

As described under “Shareholder Engagement on Executive Compensation” on pages 52-53, our Compensation and Governance Committees met jointly on several occasions in 2023 and carefully reviewed the shareholder feedback received from our multiple rounds of extensive engagement following the 2023 Annual Meeting, including discussions regarding the low Say-on-Pay vote at the 2023 Annual Meeting. While our 2023 Say-on-Pay proposal did not receive majority support, feedback from our conversations with shareholders indicated a strong support for the structure and design of our core compensation program. As a result, the Compensation Committee concluded that a change to our core compensation program would not be responsive to shareholder feedback.

Instead, a common theme we heard was that most investors do not favor one-time awards, such as the 2022 performance-oriented equity award to our CEO. In response to this feedback, the Compensation Committee made a commitment that it does not intend to grant any future one-time awards to our CEO or other NEOs (beyond the awards granted in the process of hiring new employees) absent extraordinary circumstances.

In February 2024, after conducting a thoughtful review and considering shareholder feedback as described above, the Committee determined the key elements of our 2024 executive compensation program. Based on the high level of shareholder support for our core compensation program, the Committee determined that no changes to the structure of the compensation program were necessary in 2024 compared to 2023.

The Compensation Committee will continue to monitor our executive compensation program to ensure that it is consistent with the Company’s objectives, provides appropriate incentives to management, and remains competitive with other companies in the industries in which we operate and compete for executive talent.

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CEO Pay for Performance Alignment

The Compensation Committee believes that a direct link between Company performance and our compensation plans is critical to driving innovation and creating long-term shareholder value. During the last three years, on average, 76% of our CEO’s compensation was based on performance-based cash and performance-based equity incentives that are tied directly to our financial performance, stock price growth and/or TSR. We believe that linking the significant majority of our CEO’s pay to the performance of our Company aligns him to the interests of our shareholders while providing the motivation to drive the successful execution of our business objectives.

Annual Plan Alignment

Annual cash incentive awards are designed to reward the achievement of near-term business goals and to ensure that payouts are aligned to performance. The annual performance goals for our CEO are based on our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting).

As demonstrated by these charts, our annual incentive plan has operated as designed to align CEO pay with our financial performance. In 2021, our CEO received an above-target payout due to our strong financial performance. Conversely, although we achieved record revenue in both 2022 and 2023, our financial performance fell short of our targets due to the unprecedented declines in the U.S. mortgage market and a softening of the global macroeconomic environment. As a result, payouts under both the 2022 and 2023 AIP were below target. Target AIP Actual AIP $0 $1,000 $2,000 $3,000 $4,000 2021 AIP 2022 AIP 2023 AIP $ in thousands CEO Annual Incentive: Target vs. Actual(1) (1) For each of 2021-2023, Mr. Begor's AIP payout was based on our Corporate Adjusted EPS (81.25% weighting) and Corporate Operating Revenue (18.75% weighting). $6.00 $7.00 $8.00 $9.00 2021 2022 2023 $7.21 $6.74 Adjusted EPS (target) Adjusted EPS (actual) Adjusted EPS: 2021-2023 $4,000 $5,000 $6,000 2021 2022 2023 $5,355 $5,263 Revenue (target) Revenue (actual)

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LTI Plan Alignment

Long-term incentive awards are designed to reward the achievement of our long-term business goals and to ensure payouts are aligned to financial performance and stock price performance.

The LTI award mix for our CEO consists of performance shares (weighted 60%), premium-priced stock options (weighted 20%) and time-based RSUs (weighted 20%). For our CEO’s 2021 annual LTI and the 2022 performance-oriented equity award, the performance shares were tied to relative TSR. For the 2022 annual LTI and the 2023 annual LTI, the performance shares were tied to relative TSR and Adjusted EBITDA (each weighted 50%).

The Compensation Committee believes that linking the significant majority of our CEO’s pay to the performance of our Company aligns him to the interests of our shareholders while providing the motivation to drive the successful execution of our business objectives.

As demonstrated by these charts, our LTI plan has operated as designed to align CEO pay with our financial performance, stock price performance and relative TSR positioning. The unprecedented declines in the U.S. mortgage market and softening of the global macroeconomic environment that started in 2022 and continued through 2023 negatively impacted our business results and our stock price, and are reflected in the current potential realizable value of our CEO's outstanding LTI awards. The ultimate value earned under each of these long-term awards will be determined by the Company's Adjusted EBITDA, stock price and relative TSR performance achieved during each award's respective performance period. Target LTI(1) Realizable LTI(2) $0 $10 $20 $30 2023 Annual 2022 Perf-Oriented 2022 Annual 2021 Annual $ in millions CEO Long-Term Incentives: Target vs. Currently Realizable (as of Year-End 2023) LTIP Performance Period 2021 2022 2023 2024 2025 2021 Annual 100% Complete 2022 Annual 67% Complete 2022 Performance-Oriented 43% Complete 2023 Annual 33% Complete Earned Above Target Tracking Below Target Tracking Above Target

(1)	Target LTI value is determined based on the methodologies described under “Determination of 2023 Annual LTI Grant Values” on page 67.
(2)	Currently realizable LTI amount represents: (i) vested equity through December 31, 2023; (ii) the intrinsic value of unvested premium-priced options as of December 31, 2023; (iii) the value of unvested TSR performance shares assuming payout at the relative performance level achieved as of December 29, 2023; and (iv) the value of Adjusted EBITDA performance shares assuming payout based on expected achievement of the performance measure as of December 29, 2023. Currently realizable LTI is based on information as of year-end 2023; however, the actual realizable value of the LTI awards (which are subject to increase or decrease prior to vesting) cannot be determined until the time of vesting, when financial performance and stock price performance are complete.
The Equifax stock price was $177.19 on the grant date for the 2021 annual LTI award (Feb. 12, 2021). The stock price increased to $225.00 by the grant date for the 2022 annual LTI award (Feb. 11, 2022). The unprecedented U.S. mortgage market decline began in 2022 and continued throughout 2023. During that period, the Equifax stock price declined to $208.91 on the grant date for the 2022 performance-oriented CEO award (Jul. 29, 2022) and to $206.16 on the grant date for the 2023 annual LTI award (Feb. 10, 2023).
Equifax relative TSR was above target (103.3% payout) for the 3-year period ended Dec. 31, 2023. Equifax relative TSR was tracking at below target (63% payout) for the 2-year period ended Dec. 31, 2023, reflecting U.S. mortgage market decline and stock price decline during the period. Equifax Adjusted EBITDA grew by 1.49% during the 2-year period ended Dec. 31, 2023.

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Our CEO’s Interests Align with our Shareholders’ Interests over the Long-Term

Our Compensation Committee has designed a compensation program that is intended to ensure management’s interests are aligned with those of our shareholders and supports long-term shareholder value creation. Our CEO’s voluntary, irrevocable deferral elections, described in further detail below, complement the program design and ensure that his economic interests will continue to align with those of our shareholders for many years after he departs from Equifax.

•	As a result of his voluntary, irrevocable deferral elections, our CEO will continue to be invested in Equifax for more than ten years following his tenure at the Company

	–	Since 2021, our CEO has made proactive irrevocable elections under our deferred compensation program to defer 100% of his long-term incentives granted in the form of RSUs and performance shares (including the July 2022 performance-oriented award)
	–	These deferred equity awards had an aggregate value of more than $67 million as of March 1, 2024 (assuming payout at 100% of target for his outstanding awards), are payable only in Equifax common stock if earned and are not payable until after Mr. Begor leaves the Company
	–	Deferred awards granted in 2021 begin paying out in equal annual installments over a 10-year period, beginning five years following Mr. Begor’s departure from Equifax
	–	Deferred awards granted in 2022-2024 (including the July 2022 award) begin paying out in equal annual installments over a ten-year period, beginning seven months following Mr. Begor’s departure from Equifax
	–	These deferral decisions reflect our CEO’s belief in the shareholder value to be delivered by what he and the team have been building at Equifax over the past 5+ years

Other Compensation Program Information

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will be made on specified dates. The Compensation Committee reviews and approves annual equity-based awards to senior executives who are direct reports to the CEO or reporting officers under Section 16 of the Exchange Act in the first calendar quarter of each year (around the time of their annual performance reviews). In accordance with our policy and shareholder-approved 2023 Omnibus Incentive Plan (which replaced our 2008 Omnibus Incentive Plan effective May 4, 2023), the Committee has delegated specific authority to the CEO to approve grants (within specified limits) to non-executive officers and other eligible employees. We may make equity awards at other times during the year for new hires or for other reasons, such as a job promotion or as a result of an acquisition. The Compensation Committee reviews equity grants made pursuant to the CEO’s delegated authority, if any, on a quarterly basis.

We generally schedule Board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs at around the same time every year.

Retirement and Other Benefits

Our NEOs receive retirement, deferred compensation and other benefits that are designed to be part of a competitive package to attract and retain executive talent. We maintain the following retirement, deferred compensation and other benefit plans, in which all or some of our NEOs participate:

401(k) Plan

The 401(k) Plan is a tax-qualified defined contribution plan that permits eligible employees (including NEOs) to defer a portion of their compensation and receive Company matching contributions.

Supplemental Retirement Plan

The Supplemental Retirement Plan for Executives of Equifax Inc. (the “SERP”) covers certain of our NEOs (Messrs. Gamble and Ploder) as well as certain senior executive officers designated by the Compensation Committee. The SERP provides monthly supplemental retirement benefits after retirement. The SERP was closed to new participants after January 1, 2016.

Supplemental Contribution Program

In 2016, we amended the Executive Deferred Compensation Plan to establish a supplemental retirement contribution program (the “Supplemental Contribution Program”) for senior executive officers designated by the Compensation Committee who are

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not eligible to participate in the SERP. The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary paid and cash incentive earned for the year. Messrs. Begor, Horvath and Koehler participate in the Supplemental Contribution Program. Messrs. Gamble and Ploder participate in the SERP and are not eligible to participate in the Supplemental Contribution Program.

Deferred Compensation Plans

The NEOs and other executives are eligible to participate in the Company’s non-qualified deferred compensation plans. These plans allow participants to elect to defer cash compensation and receipt of shares of Company stock on vesting of RSU and performance share awards. Deferred amounts are payable upon the executive’s retirement or other termination of employment. See pages 86-87 for more information on our deferred compensation plans.

Since 2021, our CEO has made proactive, irrevocable elections under our deferred compensation program to defer 100% of his long-term incentives granted in the form of RSUs and performance shares. As a result of his voluntary, irrevocable deferral elections, our CEO will continue to be invested in Equifax for more than ten years following his tenure at the Company. See page 72 for more information.

Other Benefits

We provide our NEOs with benefits generally available to our U.S. employees, including participation in our employee stock purchase program and medical, dental, vision, life insurance and disability insurance benefits.

Limited Perquisites

We offer limited perquisites to our executive officers. Perquisites for our executives have the following objectives:

•	maximizing the value of Company-provided compensation through provision of a financial planning and tax services allowance in an annual amount of up to $50,000 for the CEO and $10,000 for other NEOs ($12,500 in their first year for newly-hired and newly-promoted executives);
•	supporting executives’ continued health and ability to render services to the Company through an annual physical program;
•	to allow the CEO’s travel time to be used productively, providing the CEO with private aircraft usage for personal purposes, up to an annual limit of $200,000; and
•	providing monthly relocation living allowances under certain circumstances, as approved by the Compensation Committee.

The attributed costs of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table on page 77 and Note 7 thereto. We do not provide tax reimbursement on the value of the applicable perquisite other than certain relocation and foreign tax expenses.

CEO Employment Agreement

On February 4, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with our CEO which amends certain terms of the employment agreement between the Company and Mr. Begor dated March 27, 2018 (the “Original Employment Agreement” and, as amended by the Letter Agreement, the “Employment Agreement”). The Employment Agreement provides for a five-year term of employment, ending on December 31, 2025.

Under the Employment Agreement, Mr. Begor’s annual base salary is $1.5 million, subject to increase, but not decrease, by the Board or the Compensation Committee. Mr. Begor’s target annual cash incentive award opportunity is 120% of his annual base salary and is determined exclusively based upon achievement measured against specified Company financial goals.

Mr. Begor’s long-term incentive award target grant date value is $10.1 million.

The components of Mr. Begor’s annual long-term incentive award consist of (i) 60% performance shares, (ii) 20% premium-priced stock options and (iii) 20% time-based RSUs. Each grant of premium-priced stock options cliff vests on the later of (i) December 31, 2025 and (ii) the third anniversary of the grant date. The stock options granted in 2022 and 2024 have a seven-year term and the stock options granted in 2023 have an eight-year term. Each award of premium-priced options will be split evenly into two equally-weighted tranches, based on fair value on the grant date, with exercise prices set at premiums of 110% and 120% to the fair market value of a share of our common stock on the applicable grant date.

As a result of the above, 80% of Mr. Begor’s annual long-term incentive award is subject to substantive performance requirements and only 20% being subject to time-based vesting. Mr. Begor’s annual long-term incentive awards are subject to the Company’s enhanced clawback policy whereby the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm, irrespective of whether there has been a financial restatement.

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Mr. Begor participates in the Company’s incentive, savings, retirement and welfare benefit plans and programs made available to senior executives. The Employment Agreement provides for perquisites that include health care and a financial planning allowance. These perquisites serve the important business purposes of ensuring that our CEO is aware of his personal health and receives adequate assistance in managing his personal finances, each of which enables him to focus his time on managing our business.

If Mr. Begor is terminated by the Company without “cause” (other than due to “disability” or death) or resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants: (i) a severance payment equal to twice the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) for all other equity awards (except as described below for the long-term incentives awards commencing in 2021 and except for the July 2022 performance-oriented award), continued vesting under the Company’s equity incentive plan until the second anniversary of the termination date (subject, in the case of performance-based awards, to certification by the Board of the Company’s performance), with vested stock options being exercisable until the second anniversary of termination (or, to the extent such options vest within the 90 days before such second anniversary, until such 90 day period after such vesting has elapsed) (but not beyond their original expiration date) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums for continuation of healthcare coverage under Section 4980B of the Internal Revenue Code (“Code”) or comparable law (“COBRA”) for 24 months.

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason, the annual long-term incentive awards granted to Mr. Begor in 2021 through 2025 will continue to vest until the earlier of the applicable vesting date and the second anniversary of the date of his termination of employment, with each such award becoming vested in accordance with the original vesting schedule. Upon the second anniversary of any such termination of employment, each such outstanding award will vest on a pro-rated basis determined based on the portion of the original vesting schedule that has elapsed through such second anniversary (subject, in the case of performance shares, to certification by the Board of the Company’s performance following the end of the applicable performance period). Following any such termination of employment, Mr. Begor will have 36 months to exercise his vested options (or, if earlier, until the applicable expiration date of the option).

If Mr. Begor is terminated by the Company without cause (other than due to disability or death) or resigns for good reason within the period six months prior to and two years after a “change in control” (as defined in the Employment Agreement), he will be entitled to receive, provided he signs a release of claims against the Company and complies with applicable restrictive covenants, (i) a lump sum payment equal to three times the sum of (x) his annual base salary and (y) his target annual incentive opportunity for the year of termination, (ii) any accrued but unpaid annual incentive plus a pro rata annual incentive for the year of termination, (iii) full vesting of any outstanding equity awards (subject, in the case of performance-based awards, to the determination of achievement of the performance measures in accordance with the applicable award agreement and incentive plan) and (iv) access to the Company’s health plan for two years or the lesser period permitted by the Company’s general benefits plans and applicable law and monthly payments of or an amount equal to premiums under COBRA for 24 months.

Mr. Begor is required to own and hold Company stock having a value equal to six times his annual base salary.

The Employment Agreement contains confidentiality, non-competition and non-solicitation restrictions during the term of the Employment Agreement and for certain specified periods thereafter, that are comparable to the restrictions applicable to other senior executives.

Except for Mr. Begor’s Employment Agreement, employment agreements are not used with respect to any other executive officer, each of whom is employed on an “at will” basis.

Change in Control Arrangements

The Equifax Inc. 2019 Change in Control Severance Plan (the “CIC Plan”) applies to each of our NEOs and senior executives, except our CEO. The severance benefits applicable to Mr. Begor in the event of a change of control are contained in his employment agreement with the Company, as described above. See “Change in Control Severance Plan” on page 94 for more information on the CIC Plan.

Subject to the discretion of the Compensation Committee, under our 2008 Omnibus Incentive Plan and 2023 Omnibus Incentive Plan (which replaced the 2008 Omnibus Incentive Plan effective May 4, 2023) and applicable award agreements, equity awards granted to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

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Consideration of Certain Tax Effects

The Company’s annual tax deduction for compensation paid to each of the NEOs and certain other current or former officers who are subject to the compensation limits of Code Section 162(m) is capped at $1 million. The Compensation Committee considers these implications, including the potential lack of deductibility under Section 162(m), among several factors when making compensation decisions, but the Compensation Committee has provided and reserves the right to provide compensation that does not qualify as deductible under Section 162(m).

Management of Compensation-Related Risk

In establishing and reviewing the Company’s executive compensation program, the Compensation Committee annually considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. This evaluation for 2023, which was conducted with the assistance of management and the Committee’s outside compensation consultant (FW Cook), covered a wide range of practices and policies. All plans were deemed to have substantial risk mitigators which, in the most material incentive plans, include a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures including corporate, business unit and individual performance weightings in incentive plans; a portfolio of long-term equity incentives including time-based and performance-based measures; caps, discretion in payment, decelerators, clawbacks, oversight by non-plan participants, significant stock ownership guidelines, pre-approval requirements for executive stock transactions; and the existence of policies prohibiting Company stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.

The Compensation Committee has also reviewed the Company’s overall enterprise risks and how compensation programs for employees generally impacted individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with global compensation programs and practices, including, but not limited to, regular business reviews; alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations; review of enterprise risk management by the Board as part of the annual strategy and budget reviews; and other appropriate internal controls. The Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Policies on Clawback of Incentive Compensation

We have a clawback policy that covers all employees, including executive officers, and applies to equity awards and other incentive compensation awarded to such employees. The Compensation Committee has discretion to apply the policy to recover and recoup incentive compensation in all of the events described below:

Events that Trigger Action	Covered Persons	Covered Awards
Material restatement with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Material restatement without misconduct	Current and former executives	Excess amount of annual and long-term incentives awarded within three-year period preceding the restatement date
Materially inaccurate financial statements or performance metrics with misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered
Materially inaccurate financial statements or performance metrics without misconduct	Current and former employees	Excess amount of annual and long-term incentives awarded within three-year period preceding the date the inaccuracy is discovered
Misconduct resulting in significant financial and/or reputational harm and the employee either engaged in the misconduct or failed to fulfill his or her supervisory responsibility to prevent another employee from engaging in such misconduct	Current and former employees	Annual and long-term incentives awarded within three-year period preceding the date the misconduct is discovered

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The policy also provides that the Company will disclose its decision to take action, the number of employees impacted and their seniority, and the aggregate amount of the clawback/forfeiture if the underlying circumstances of the misconduct are publicly disclosed. The policy provides that the Committee may limit or eliminate disclosure if the events are not publicly disclosed or if disclosure would be likely to result in or exacerbate any litigation or other proceeding against the Company or its officers or directors, violate applicable law with respect to privacy, violate legal privilege or breach a contractual obligation.

Under the terms of award agreements issued under our 2008 Omnibus Incentive Plan and our 2023 Omnibus Incentive Plan (which replaced the 2008 Omnibus Incentive Plan effective May 4, 2023), employees, including our NEOs, who violate the agreement’s non-compete, non-solicitation and non-disclosure restrictions or who engage in certain other activities detrimental to the Company may be subject to financial consequences, including cancellation of their outstanding equity awards or recovery by the Company of all gains from exercised stock options and vested shares received during the period beginning six months prior to the date of the violation. In addition, these recovery means are also applicable to the incentive equity awards of any employee who is terminated for cause, as determined in the sole discretion of the Committee.

We also have a clawback policy that complies with SEC rules and NYSE listing standards related to clawbacks.

Stock Ownership Requirements

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of shareholders. As such, we maintain a formal stock ownership policy, under which our CEO and our other senior executives are required to acquire and hold Equifax common stock with a market value of six times base salary and three times base salary, respectively, within five years of assuming their respective positions. As of the most recent annual measurement date, all of our executive officers were in compliance with our stock ownership requirements.

Mandatory Trading Plans for Senior Executives

Our insider trading policy prohibits our CEO and other senior executives from purchasing or selling Equifax securities except pursuant to a Rule 10b5-1 trading plan in a form that has been approved by the Office of Corporate Secretary.

Hedging and Pledging Policies

Under our insider trading policy, our employees, officers and directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors, officers and employees from holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

Mark Feidler, Rob Marcus, Robert Selander (retired from the Board on May 4, 2023), Melissa Smith and Tom Hough were members of the Compensation Committee during 2023. None of these individuals is or has been an executive officer of the Company, or had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or a member of the Compensation Committee during 2023.

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Summary Compensation Table

The following table presents information regarding compensation of the NEOs for services rendered during 2023, 2022 and 2021. The table includes values for contingent compensation such as unvested or unpaid stock awards and unexercised stock options. The executives may never realize the value of certain items included in the column headed “Total,” or the amounts realized may differ materially from those listed in the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(8)
Mark W. Begor Chief Executive Officer	2023	1,500,000	0	8,080,418	2,019,634	944,110	0	505,646	13,049,808
	2022	1,500,000	0	28,080,015	7,019,934	223,078	0	422,826	37,245,853
	2021	1,500,000	0	8,079,933	2,020,085	3,600,000	0	865,557	16,065,575
John W. Gamble, Jr. EVP, Chief Financial Officer and Chief Operations Officer	2023	794,231	0	3,000,373	999,658	650,955	650,500	18,888	6,114,604
	2022	750,000	0	2,437,902	812,138	318,206	134,600	17,150	4,469,995
	2021	741,260	0	1,312,491	437,526	1,260,142	1,178,700	22,471	4,952,590
Todd Horvath EVP, President, U.S. Information Solutions	2023	495,865	0	6,550,408	849,687	758,721	0	241,787	8,896,469
	2022	–	–	–	–	–	–	–	–
	2021	–	–	–	–	–	–	–	–
Rodolfo O. Ploder EVP, President, Workforce Solutions	2023	744,231	0	2,625,456	874,579	386,217	411,800	48,465	5,090,748
	2022	700,000	0	2,250,367	749,644	399,748	0	43,030	4,142,789
	2021	683,173	0	1,124,896	375,111	1,161,394	1,604,500	40,495	4,989,569
Bryson R. Koehler Former EVP, Chief Technology, Product and D&A Officer	2023	719,808	0	2,475,136	824,871	517,977	0	151,003	4,688,795
	2022	680,000	0	2,100,389	699,638	254,564	0	118,924	3,853,514
	2021	676,803	0	899,984	300,027	1,015,205	0	199,886	3,091,905
(1)	Salary represents base salary paid to each of the NEOs for each year shown. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Equifax 2005 Executive Deferred Compensation Plan or the Equifax Inc. Employee Deferred Compensation Plan (2022).
(2)	For 2023, the grant date for equity awards to each of the NEOs except Todd Horvath was February 10, 2023; the closing stock price on such date was $206.16. The grant date for the equity awards to Mr. Horvath, who joined the Company on March 31, 2023, was May 1, 2023; the closing stock price on such date was $205.39.
(3)	For each NEO, the amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Amounts shown are not reduced to reflect the individuals’ election, if any, to defer receipt of salary under the Equifax 2005 Executive Deferred Compensation Plan or the Equifax Inc. Employee Deferred Compensation Plan (2022). Stock awards in 2023 included time-vested RSUs, TSR performance shares and Adjusted EBITDA performance shares. For the 2023 TSR performance share awards, the grant date fair value was determined using a Monte Carlo valuation model consistent with the estimated full cost to be recognized over the three-year performance period based on the probable outcome of the performance conditions, then applying an illiquidity discount to reflect the 12-month post-vesting holding period. The calculations reflect an accounting value for the 2023 TSR performance share grants to our NEOs other than Todd Horvath of $241.95 per share, which was 117.36% of our closing stock price on the February 10, 2023 grant date. For Mr. Horvath, who joined the Company on March 31, 2023, the calculations reflect an accounting value for the 2023 TSR performance share grants of $241.05 per share, which was 117.36% of closing stock price on the May 1, 2023 grant date. Assumptions used in the calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, in our 2023 Form 10-K.
For the 2023 Adjusted EBITDA performance share awards, the grant date fair value was calculated by taking the target grant value divided by the closing price of our common stock on the grant date assuming target performance under the awards would be achieved (100% of target), then applying an illiquidity discount to reflect the 12-month post-vesting holding period. The calculations reflect an accounting value for the 2023 Adjusted EBITDA performance share grants to our NEOs other than Mr. Horvath of $181.01 per share for the awards, which was 87.80% of our closing stock price of $206.16 on the February 10, 2023 grant date. For Mr. Horvath, the calculations reflect an accounting value for the 2023 Adjusted EBITDA performance share grants of $180.33 per share, which was 87.80% of closing stock price on the May 1, 2023 grant date.
The value of the 2023 time-vested RSU awards, TSR performance share awards and Adjusted EBITDA performance share awards, based on the closing price of our common stock on the grant date and assuming the highest level of performance under the performance share awards would be achieved (200% of the target), are as follows: Mr. Begor, $14,086,294; Mr. Gamble, $4,982,681; Mr. Horvath, $9,643,677; Mr. Ploder, $4,360,078; and Mr. Koehler, $4,110,418. The NEOs may never realize any value from the performance shares, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

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(4)	The amount in this column shows the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The amount is based on the fair value of the stock option award as estimated using the binomial model multiplied by the number of shares subject to the option award. Assumptions used in the binomial model for calculation of the amounts in this column are described in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, in our 2023 Form 10-K.
(5)	Represents annual incentive awards paid under the Annual Incentive Plan for services performed in 2023, 2022 and 2021, respectively. Amounts shown are not reduced to reflect the NEO’s election, if any, to defer receipt of awards under the Equifax 2005 Executive Deferred Compensation Plan or the Equifax Inc. Employee Deferred Compensation Plan (2022).
(6)	For Messrs. Gamble and Ploder, the amounts in this column reflect the aggregate increase (or decrease), if any, of accumulated pension benefit accruals at the earliest unreduced retirement age for such NEOs under the SERP in the applicable fiscal year. For Mr. Ploder, amounts also reflect accruals under the Equifax Inc. U.S. Retirement Income Plan (“USRIP”). There are no above-market or preferential earnings on compensation deferred on a basis that is not tax-qualified, including such earnings on non-qualified contribution plans. The pension accrual amounts represent the difference in present value liability (measured at the respective fiscal year-end dates shown in the table) based on the assumptions shown in the text following the “Pension Benefits at 2023 Fiscal Year-End” table on page 84. Year-over-year changes in pension value generally are driven in large part by changes in actuarial pension assumptions as well as increases in service, age and compensation. The increase in pension values for Messrs. Gamble and Ploder is due to one additional year of service under the SERP and a decline in the discount rate. See “Pension Benefits at 2023 Fiscal Year-End” on page 84 for more information on pension benefits.
(7)	The “All Other Compensation” column for 2023 includes the following:

Name	Perquisites and Personal Benefits(a) ($)	Relocation and Living Expenses(b) ($)	Tax Reimbursements(c) ($)	Company Contributions to Defined Contribution Plans(d) ($)	Insurance Premiums(e) ($)	Total ($)
M. Begor	244,735	0	0	260,911	0	505,646
J. Gamble	8,988	0	0	9,900	0	18,888
T. Horvath	725	74,557	32,106	134,400	0	241,788
R. Ploder	11,325	0	0	9,900	27,240	48,465
B. Koehler	10,725	0	0	140,278	0	151,003
(a)	The amounts in this column are based on the aggregate incremental cost to the Company, if any, with respect to tax and financial planning services, annual medical examinations, event tickets and private aircraft usage, none of which exceeded $25,000 as a category for any NEO except for Mr. Begor, whose total includes $50,000 for tax and financial planning services and $186,573 for private aircraft usage.
(b)	The amount for Mr. Horvath reflects reimbursement for relocation and temporary living expenses.
(c)	The Company does not provide any additional tax reimbursements on the value of perquisites and personal benefits received by the NEOs other than those provided to other employees. The Company’s standard policy for employees is to provide a tax gross-up for certain relocation assistance. Amount reported for Mr. Horvath reflects $32,106 related to a tax gross-up payment on his relocation and temporary living expenses.
(d)	For Messrs. Begor, Horvath and Koehler, the amounts in this column reflect a Company contribution to the Supplemental Contribution Program (part of the non-qualified deferred compensation plan) for the applicable fiscal year as well as a Company match of 100% of the first 5% of compensation (subject to the government limit on compensation of $330,000 in 2023) contributed on a pre-tax and/or after-tax basis to the tax-qualified 401(k) Plan. For Messrs. Gamble and Ploder, the amounts reflect a Company match of 50% of the first 6% of compensation (subject to the government limit on compensation of $330,000 in 2023) contributed on a pre-tax and/or Roth after-tax basis to the tax-qualified 401(k) Plan. See “401(k) Plan” on page 80 and “Supplemental Contribution Program” on page 86.
(e)	Represents imputed income for the cost of $3,000,000 in life insurance coverage. Mr. Ploder has this coverage as a participant in the Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan, which was closed to new participants in 2005. Existing participants at time of closure were grandfathered under the plan.
(8)	The 2022 amounts for Mr. Begor include the July 2022 performance-oriented equity award of TSR performance shares, Adjusted EBITDA performance shares, premium-priced stock options and RSUs, with an aggregated grant date fair value of $25 million. The 2023 amounts for Mr. Horvath include a new hire “make whole” grant of RSUs and TSR performance shares with an aggregated grant date fair value of $4 million.

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2023 Grants of Plan-Based Awards

Set forth below is information regarding awards provided to the NEOs in 2023. The non-equity incentive awards were made under the AIP which is part of our shareholder-approved amended and restated 2008 Omnibus Incentive Plan (the “2008 Omnibus Incentive Plan”). The equity awards were also made under the 2008 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Begor
AIP	2/10/23	450,000	1,800,000	3,600,000
PS-TSR	2/10/23				6,262	12,524	25,048				3,030,174
PS-EBITDA	2/10/23				8,370	16,740	33,480				3,030,082
RSU	2/10/23							9,799			2,020,162
PPSO	2/10/23								16,580	226.78	1,010,054
PPSO	2/10/23								18,346	247.39	1,009,580
J. Gamble
AIP	2/10/23	317,692	794,231	1,588,462
PS-TSR	2/10/23				2,067	4,134	8,268				1,000,219
PS-EBITDA	2/10/23				2,763	5,525	11,050				1,000,072
RSU	2/10/23							4,851			1,000,082
MPSO	2/10/23								15,465	206.16	999,658
T. Horvath
AIP	5/1/23	270,000	675,000	1,350,000
PS-TSR	5/1/23				1,764	3,527	7,054				850,168
PS-EBITDA	5/1/23				2,357	4,714	9,428				850,087
RSU	5/1/23							4,139			850,109
MPSO	5/1/23								13,196	205.39	849,687
PS-TSR (N)	5/1/23				4,149	8,297	16,594				1,999,956
RSU (N)	5/1/23							9,738			2,000,088
R. Ploder
AIP	2/10/23	297,692	744,231	1,488,462
PS-TSR	2/10/23				1,809	3,617	7,234				875,131
PS-EBITDA	2/10/23				2,418	4,835	9,670				875,176
RSU	2/10/23							4,245			875,149
MPSO	2/10/23								13,530	206.16	874,579
B. Koehler
AIP	2/10/23	287,923	719,808	1,439,616
PS-TSR	2/10/23				1,705	3,410	6,820				825,047
PS-EBITDA	2/10/23				2,279	4,558	9,116				825,037
RSU	2/10/23							4,002			825,052
MPSO	2/10/23								12,761	206.16	824,871
(1)	AIP = cash incentive award under 2023 Annual Incentive Plan (AIP); PS-TSR = TSR performance shares granted under 2023 Annual LTI program; PS-EBITDA = Adjusted EBITDA performance shares granted under 2023 Annual LTI program; RSU = time-vested RSUs granted under 2023 Annual LTI program; PPSO = premium-priced stock options granted under 2023 Annual LTI program; MPSOs = market-priced stock options granted under 2023 Annual LTI program; PS-TSR (N) = new hire grant of TSR performance shares; and RSUs (N) = new hire grant of time-vested RSUs.

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(2)	The amounts shown represent the range of possible dollar payouts that could have been earned under the 2023 AIP. With respect to Mr. Begor, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards for each component of the AIP award, resulting in an award equal to 25% of Mr. Begor’s award target. With respect to our other NEOs, the amount in the “Threshold” column assumes the Company achieved the minimum performance level required for the granting of AIP awards for each component of the AIP award, and that the NEO was rated “achieves expectations” for the individual performance portion of the award (100% of target), resulting in an award equal to 40% of each such NEO’s award target.
(3)	Represents grants to each NEO during 2023 of performance shares under our 2008 Omnibus Incentive Plan. TSR performance shares granted are earned, if at all, based on our TSR performance after a three-year period relative to the TSR after the same period for the companies in the S&P 500 Index as of the grant date. Adjusted EBITDA performance shares granted are earned, if at all, based on Adjusted EBITDA for each of the three years of the performance period. Performance shares accrue dividend equivalent units which vest at the same time and at the same level of award attainment as the underlying shares. Performance share awards require the recipient to hold the shares for a period of 12 months following vesting. Information regarding performance targets, vesting and additional performance share award details is set forth under “2023 Long-Term Equity Incentive Compensation” beginning on page 65.
(4)	Represents the number of RSUs granted to each NEO during 2023. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date, except for Mr. Horvath’s new hire RSU award, which vests in three equal increments beginning on the first anniversary of the grant date. Dividend equivalents accrue on unvested shares. Additional information regarding RSUs is set forth under the heading “2023 Long-Term Equity Incentive Compensation” beginning on page 65.
(5)	For Mr. Begor, represents premium-priced stock options issued with an exercise price equal to 110% or 120% of the closing price of Equifax stock ($206.16) on the February 10, 2023 grant date. For Messrs. Gamble, Ploder and Koehler, represents market-priced stock options issued with an exercise price equal to the closing price of Equifax stock ($206.16) on the February 10, 2023 grant date. For Mr. Horvath, represents market-priced stock options issued with an exercise price equal to the closing price of Equifax stock ($205.39) on the May 1, 2023 grant date.
(6)	Represents full grant date fair value of stock and option awards granted to each NEO in 2023 computed in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures. The premium-priced stock options granted in 2023 to our CEO cliff vest on February 10, 2026, subject to continued employment, and have an eight-year term. The market-priced stock options granted in 2023 to NEOs other than the CEO vest, subject to continued employment, one-third annually for three years following the grant date and have a ten-year term.

Additional Discussion of Material Items in Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described under “Compensation Discussion and Analysis” beginning on page 49. A summary of certain material terms of our compensation plans and arrangements is set forth below.

2023 Annual Incentive Plan

Annual incentive opportunities awarded to our NEOs are earned based on Company performance against one-year operating objectives and individual performance metrics. The actual amount of annual incentive earned by each NEO pursuant to the individual performance portion is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Annual incentive plan thresholds, targets and maximums are identified for each NEO in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the “2023 Grants of Plan-Based Awards” table on page 79. Additional information regarding the design of the annual incentive plan is included in the CD&A.

401(k) Plan

We sponsor a tax-qualified 401(k) Plan in which eligible salaried employees may participate in either a basic plan or an enhanced plan put into place following the 2008 freeze of certain benefits payable to non-grandfathered employees under the USRIP. For 2023, we matched either 50% of the first 6% of eligible pay, or 100% of the first 5% of eligible pay an employee contributed on a pre-tax or Roth after-tax basis to the plan (subject to the government limit on compensation, or $330,000 in 2023).

Supplemental Retirement Plan and U.S. Retirement Income Plan

Descriptions of the SERP and USRIP are set forth under “Pension Benefits at 2023 Fiscal Year-End” on page 84.

Executive Life and Supplemental Retirement Benefit Plan

The Executive Life and Supplemental Retirement Benefit Plan provides executive life insurance benefits. The plan was amended and restated effective July 2002 to provide that executive officers will receive only life insurance benefits and no retirement benefits under the plan.

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Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
M. Begor	62,246	0	0	112.46	5/4/28
	88,919	0	0	112.46	5/4/28
	63,597	0	0	127.37	2/22/25
	76,895	0	0	138.45	2/22/25
	92,712	0	0	149.53	2/22/25
	44,321	0	0	175.48	2/21/26
	55,919	0	0	191.44	2/21/26
	0	26,751	0	194.91	2/12/28
	0	30,596	0	212.63	2/12/28
	0	17,522	0	247.50	2/11/29
	0	19,652	0	270.00	2/11/29
	0	43,440	0	229.80	7/29/30
	0	48,281	0	250.69	7/29/30
	0	18,346	0	247.39	2/10/31
	0	16,580	0	226.78	2/10/31
						11,651	(3)	2,881,176
						9,114	(3)	2,253,801
						24,205	(3)	5,985,654
						9,869	(3)	2,440,505
									39,822	(8)	9,847,582
									15,756	(9)	3,896,301
									7,775	(10)	1,922,680
									25,228	(11)	6,238,632
									16,861	(12)	4,169,557
									122,854	(13)	30,380,566
J. Gamble	10,385	0	0	129.93	2/16/27
	11,128	0	0	121.35	3/5/28
	16,196	0	0	123.49	7/27/28
	16,512		0	127.37	2/22/25
	19,965	0	0	138.45	2/22/25
	24,069	0	0	149.53	2/22/25
	8,208	0	0	175.48	2/21/26
	10,355	0	0	191.44	2/21/26
	6,584	3,293	0	177.19	2/12/31
	4,811	9,627	0	225.00	2/11/32
	0	15,465	0	206.16	2/10/33
						2,523	(4)	623,913
						3,666	(4)	906,565
						4,886	(4)	1,208,259	5,750	(8)	1,421,918
									4,225	(9)	1,044,800

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
									5,750	(8)	1,421,918
									4,225	(9)	1,044,800
									2,085	(10)	515,476
									8,326	(11)	2,058,937
									5,564	(12)	1,375,922
T. Horvath	0	13,196	0	205.39	5/1/33
						9,789	(5)	2,420,722
						4,160	(5)	1,028,726
									16,654	(11)	4,118,368
									7,078	(11)	1,750,319
									4,731	(12)	1,169,929
R. Ploder	14,788	0	0	138.45	2/22/25
	17,831	0	0	149.53	2/22/25
	6,019	0	0	175.48	2/21/26
	7,594	0	0	191.44	2/21/26
	5,645	2,823	0	177.19	2/12/31
	4,441	8,886	0	225.00	2/11/32
	0	13,530	0	206.16	2/10/33
						2,162	(6)	534,641
						3,384	(6)	836,829
						4,275	(6)	1,057,165
									4,928	(8)	1,218,645
									3,900	(9)	964,431
									1,924	(10)	475,786
									7,286	(11)	1,801,755
									4,869	(12)	1,204,055
B. Koehler	7,289	0	0	123.49	7/27/28
	11,007	0	0	127.37	2/22/25
	13,310	0	0	138.45	2/22/25
	16,047	0	0	149.53	2/22/25
	5,472	0	0	175.48	2/21/26
	6,904	0	0	191.44	2/21/26
	4,515	2,258	0	177.19	2/12/31
	4,144	8,294	0	225.00	2/11/32
	0	12,761	0	206.16	2/10/33
						1,730	(7)	427,812
						1,359	(7)	336,067
						3,159	(7)	781,189
									3,943	(8)	975,064
									3,640	(9)	900,136
									1,796	(10)	444,133
									6,868	(11)	1,698,388
									4,590	(12)	1,135,061

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(1)	Options granted in 2021 to Messrs. Gamble, Ploder and Koehler vest one-third annually over three years following the grant date. Options granted in 2021 to Mr. Begor vest on December 31, 2025. Options granted in 2022 for Messrs. Gamble, Ploder and Koehler vest one-third annually over three years following the grant date. Options granted in 2022 to Mr. Begor vest on December 31, 2025. Options granted in 2023 for Messrs. Gamble, Ploder, Horvath and Koehler vest one-third annually over three years following the grant date. Options granted in 2023 to Mr. Begor vest on February 10, 2026.
(2)	Based on the closing price of Equifax common stock ($247.29) on December 29, 2023.
(3)	RSUs vest on February 12, 2024 (11,651), February 11, 2025 (9,114), December 31, 2025 (24,205) and February 10, 2026 (9,869).
(4)	RSUs vest on February 12, 2024 (2,523), February 11, 2025 (3,666) and February 10, 2026 (4,886).
(5)	New hire LTI award of 9,789 RSUs vests one-third annually over three years: May 1, 2024 (3,261), May 1, 2025 (3,262) and May 1, 2026 (3,266). Annual LTI award of 4,160 RSUs cliff vests on May 1, 2026.
(6)	RSUs vest on February 12, 2024 (2,162), February 11, 2025 (3,384) and February 10, 2026 (4,275).
(7)	RSUs vest on February 12, 2024 (1,730), February 11, 2025 (3,159) and February 10, 2026 (4,030).
(8)	TSR performance shares granted during 2021 that were earned based on Equifax’s performance for the three-year performance period ended December 31, 2023; the TSR performance shares did not vest until performance was approved by the Compensation Committee in February 2024 and therefore were unvested as of December 31, 2023.
(9)	Target (100%) of TSR performance shares granted in February 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2024.
(10)	Threshold (50%) of Adjusted EBITDA performance shares granted in February 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2024.
(11)	Maximum (200%) of TSR performance shares granted in February 2023 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2025.
(12)	Target (100%) of Adjusted EBITDA performance shares granted in February 2023 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the three-year performance period ending December 31, 2025.
(13)	Maximum (200%) of TSR performance shares granted in July 2022 that may be earned based on Equifax’s performance, as determined by the Compensation Committee, following the completion of the 3.4-year performance period ending December 31, 2025.

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Option Exercises and Stock Vested in Fiscal Year 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of RSU Shares Acquired on Vesting (#)	Value of RSUs Realized on Vesting ($)(2)	Number of Performance Shares Acquired on Vesting (#)	Value of Performance Shares Realized on Vesting ($)(3)
M. Begor	0	0	13,004	2,650,345	30,816	6,280,609
J. Gamble	0	0	2,408	490,774	5,706	1,162,940
T. Horvath	0	0	0	0	0	0
R. Ploder	12,233	882,407	1,766	359,928	4,184	852,741
B. Koehler	0	0	1,605	327,115	3,805	775,497
(1)	The value realized upon stock option exercises is calculated based on the difference between the market price of Equifax common stock at the time of exercise and the exercise price of the option.
(2)	The value realized for RSUs was determined by multiplying the number of units that vested during 2023 by the market price of Equifax common stock on February 21, 2023 ($203.81).
(3)	The value realized for performance shares was determined by multiplying the number of units that vested (target award times the payout percentage earned of 160.4%) by the market price of Equifax common stock on February 21, 2023 ($203.81).

Retirement Plans

The following table shows the present value at December 31, 2023 of accumulated benefits payable to each of our NEOs at the earliest unreduced retirement age (age 60 or current age for executives over the age of 60), including the number of years of service credited to each NEO, under the USRIP and the SERP. Age 60 is the earliest age at which a participant can begin receiving an unreduced early retirement benefit under the SERP. No pre-retirement mortality was assumed. Mr. Ploder is currently eligible for retirement under the USRIP, and Messrs. Gamble and Ploder are currently eligible for retirement under the SERP.

Pension Benefits at 2023 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year(s) ($)
M. Begor(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
J. Gamble(2)	USRIP	N/A	—	—
	SERP	10	5,858,900	—
T. Horvath(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
R. Ploder	USRIP	5	197,400	—
	SERP	20	8,149,700	—
B. Koehler(2)	USRIP	N/A	—	—
	SERP	N/A	—	—
(1)	These values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.
(2)	Messrs. Begor, Horvath and Koehler do not participate in the USRIP or the SERP. Mr. Gamble does not participate in the USRIP.

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U.S. Retirement Income Plan

The USRIP is a tax-qualified defined benefit plan that covers eligible salaried U.S. employees. The USRIP is fully frozen for all U.S. employees, including for Mr. Ploder who is the only NEO who is a participant in the USRIP. For Mr. Ploder, service credit was frozen as of December 31, 2008, and salary increase was frozen as of December 31, 2012. Other grandfathered participants who were still employed on December 31, 2014 had their pension benefits fully frozen on such date.

Supplemental Retirement Plan

The SERP covers certain NEOs (Messrs. Gamble and Ploder) as designated by the Compensation Committee. Messrs. Begor, Horvath and Koehler do not participate in the SERP. The plan provides benefits that supplement the USRIP benefits. The SERP provides an annual benefit equal to 2.5% of “average annual compensation” times years of service as a senior executive officer (up to 10 years), plus 1.67% of average annual earnings multiplied by years of service as a senior executive officer in excess of 10 years (up to 20 years).“Average annual compensation” for this purpose is generally determined by taking the monthly average of the participant’s compensation (including base salary and annual incentives) over the 36 consecutive month period during the participant’s employment with the Company in which he or she was paid the greatest amount of compensation, and multiplying such monthly average by 12. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the USRIP, without the IRS limits on compensation. In general, only actual years of service with the Company are credited for purposes of determining the SERP benefit. The SERP was closed to new participants after January 1, 2016.

The benefit under the SERP is reduced by the benefit payable under the USRIP and is paid without regard to the limitations under Code Sections 401(a) and 415. However, the maximum aggregate benefit from both the SERP and the USRIP cannot exceed 50% of the executive’s average total earnings.

The normal retirement age under the SERP is age 65. However, participants can retire early once they reach age 55 if they have five years of service under the plan. The benefit would be reduced to reflect the early commencement of the benefit.

The benefit for senior executive officer service is unreduced at age 60, with reductions from age 60 for those who retire prior to age 60. The “restoration benefit” is reduced from normal retirement age to the participant’s early retirement age in the same manner as the USRIP. The normal form of benefit and optional forms of benefit are the same as those in the USRIP.

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Non-Qualified Deferred Compensation

The following table sets forth information regarding the NEOs’ participation in our non-qualified deferred compensation plans in 2023. All of the balances relate to executives’ own deferred amounts. Cash deferrals are invested in investment funds available to the general public. Stock deferrals are deferred as stock equivalent units with earnings and losses solely attributable to changes in our stock price. We do not make any additional contributions to such plans, except as explained below with respect to the Supplemental Contribution Program.

Since 2021, our CEO has made proactive, irrevocable elections under our deferred compensation program to defer 100% of his long-term incentives granted in the form of RSUs and performance shares. As a result of his voluntary, irrevocable deferral elections, our CEO will continue to be invested in Equifax for more than ten years following his tenure at the company. See page 72 for more information.

	Non-Qualified Deferred Compensation for 2023 Fiscal Year
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
M. Begor	2,030,864	238,667	725,988	0	5,873,033
J. Gamble	222,744	0	10,014	0	232,758
T. Horvath	0	125,459	0	0	125,459
R. Ploder	0	0	0	0	0
B. Koehler	0	120,870	101,716	0	802,440
(1)	These amounts include salary, annual incentive plan and stock contributions made by NEOs and deferred into the Equifax Inc. Employee Deferred Compensation Plan (2022). Accordingly, cash deferral amounts are included in the amounts reported in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 77. Amounts in this table do not include equity subject to a deferral election but not yet vested. See page 72 for more information regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax.
(2)	These amounts represent the Company’s contribution on behalf of the NEO under the Supplemental Contribution Program funded in February 2024 based on base salary and incentives earned in 2023. Participants in the SERP are not eligible to participate in the Supplemental Contribution Program.
(3)	Aggregate earnings in the last fiscal year are not reported in the Summary Compensation Table because earnings were neither preferential nor above-market. These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the NEO is deemed to be invested.
(4)	These amounts represent each NEO’s aggregate balance in the Equifax Inc. Employee Deferred Compensation Plan (2022) (including amounts earned under the 2023 AIP that were deferred in February 2024) and the Director and Executive Stock Deferral Plan and/ or the Supplemental Contribution Program (including the Supplemental Contribution Program contributions made in February 2024 relating to 2023 eligible compensation) as of December 31, 2023.

Supplemental Contribution Program

After the SERP was closed to new participants on January 1, 2016, the Company amended the Equifax 2005 Executive Deferred Compensation Plan to add provisions to permit senior executive officers designated by the Compensation Committee to receive supplemental retirement contributions (the “Supplemental Contribution Program”). NEOs and senior executive officers who participate in the SERP are not eligible to participate in the Supplemental Contribution Program. Messrs. Begor, Horvath and Koehler participate in the Supplemental Contribution Program.

The Supplemental Contribution Program provides for an annual contribution equal to 10% of the sum of the eligible executive’s base salary and annual cash incentive earned for the year. The Company’s contributions are credited to an account for the executive and the executive directs the investments of the account among designated investment alternatives. The account fully vests upon the executive’s completion of three years of service after the date the executive becomes a participant in the plan. The account also fully vests upon the executive’s termination of employment as a result of death or disability.

Upon the executive’s termination of employment after age 55 (or in the event of death or disability), the vested amount credited to the account is payable in a lump sum or in annual installments over a period of up to 15 years. If the executive terminates employment prior to age 55 (except for death or disability), the vested account is not payable until the executive attains age 55 and is paid in a lump sum.

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Deferred Compensation Plans

We maintain two frozen deferred compensation plans that, prior to their freezing, allowed for certain management employees to defer the receipt of compensation (such as salary, incentive compensation and/or stock from vested shares) until a later date based on the terms of the plans. These plans, the Director and Executive Stock Deferral Plan and the Equifax 2005 Executive Deferred Compensation Plan, were frozen, effective as of December 31, 2021, as described below. The Board adopted a new deferred compensation plan in 2021, the Equifax Inc. Employee Deferred Compensation Plan, which allows for certain management employees to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022, as described below. The benefits under our deferred compensation plans are represented by the assets of a grantor trust which, through our funding, makes investments in certain mutual funds. The purpose of this trust is to ensure the distribution of benefits to participants in the deferred compensation plans. However, all benefits under the plan are non-funded obligations of the Company and are subject to the claims of creditors in the event of bankruptcy.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, it permitted the directors, NEOs and other senior leadership team members to defer receipt of compensation and taxes upon the vesting of RSUs and performance shares. Participants could defer 25%, 50%, 75% or 100% of the portion of the grant that is vesting. Stock deferrals track the performance of our common stock, with credit for dividends beginning with grants made in 2020. The participant receives the right to a number of shares of deferred stock. In general, amounts deferred under the plan are not paid until the participant retires. However, participants may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director or executive officer, referred to as a scheduled withdrawal. Amounts deferred are paid in our common stock, either in a lump sum or in annual installments over a period of two years up to five years for retirement distributions, or up to five years for a scheduled withdrawal.

Equifax 2005 Executive Deferred Compensation Plan (frozen December 31, 2021)

This nonqualified plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. This plan is a tax deferred compensation program for a limited number of executives, including NEOs, and provides a tax-favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives. Prior to the freezing of the plan, an executive could defer up to 75% of his or her base salary and up to 100% of any incentive payment. Amounts deferred are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement or termination distributions, or up to five years for a scheduled withdrawal.

Equifax Inc. Employee Deferred Compensation Plan (2022)

The Equifax Inc. Employee Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for certain management or highly compensated employees, including NEOs, to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring annual compensation, including base salary and annual or periodic incentives, and long-term incentive compensation, including RSUs and performance shares. Under the plan, a participant may defer up to 75% of his or her base salary and up to 100% of any cash or stock-based incentive compensation, including RSUs and performance shares. Any cash-based compensation that is deferred under the plan is credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among several publicly-available investment funds. The plan does not offer any above-market or preferential rates of return to the NEOs. Any RSUs or performance shares that are deferred under the plan are credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the participant’s account under the plan and the date the deferred stock is delivered to the participant, dividend equivalent units will be credited in respect of the participant’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

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Amounts deferred under the Equifax Inc. Employee Deferred Compensation Plan are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of employment, or up to five years for a scheduled withdrawal. The Supplemental Contribution Program is continued under the Equifax Inc. Employee Deferred Compensation Plan on substantially the same terms as set forth in the frozen Equifax 2005 Executive Deferred Compensation Plan, except that payment of a participant’s vested supplemental contribution amounts will be made following his or her termination of employment either in a lump sum or in annual installments over a period of up to 10 years, as elected by the participant. Participants in the Equifax Inc. Employee Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

Potential Payments Upon Termination or Change In Control

The following tables summarize the value of potential payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2023 under the circumstances shown. The tables exclude amounts that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive for 2023, and vested account balances in our 401(k) Plan that are generally available to all of our active U.S. salaried employees. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.

M. Begor

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	6,600,000	(2)	9,900,000	(3)	0	0		0
Pension/supplemental retirement plan(4)	1,832,424	1,832,424		1,832,424		1,832,424		1,832,424	2,071,092		2,071,092
Executive compensation deferral program(6)	3,801,942	3,801,942		3,801,942		3,801,942		3,801,942	3,801,942		3,801,942
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	408,300	(8)	0
Healthcare benefits	0	0		33,565	(9)	33,565	(9)	0	0	(10)	9,400	(11)
Perquisites and other personal benefits(12)	50,000	0		50,000		50,000		50,000	50,000		50,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		759,766	(13)	3,561,496	(13)	0	3,561,496	(13)	3,561,496	(13)
Market value of restricted stock units and performance shares vesting on termination	7,575,482	0		5,985,654		51,405,967	(14)	7,575,482	38,120,990	(14)	38,120,990	(14)
TOTAL	13,259,848	5,634,366		19,063,351		70,585,395		13,259,848	48,013,820		47,864,919

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J. Gamble

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	338,462	(2)	3,188,462	(3)	0	0		0
Pension/supplemental retirement plan(4)	5,858,900	5,858,900		5,858,900		5,858,900		5,858,900	5,858,900		2,611,100	(5)
Executive compensation deferral program(6)	232,758	232,758		232,758		232,758		232,758	232,758		232,758
Life insurance benefits	0	0		0		0		0	0		1,250,000	(7)
Disability benefits	0	0		0		0		0	497,100	(8)	0
Healthcare benefits	0	0		0		31,433	(9)	0	14,900	(10)	9,400	(11)
Perquisites and other personal benefits(12)	10,000	0		10,000		10,000		10,000	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		1,081,501	(13)	0	1,081,501	(13)	1,081,501	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		8,162,065	(14)	0	8,595,800	(14)	8,595,800	(14)
TOTAL	6,101,658	6,091,658		6,440,120		18,565,119		6,101,658	16,290,959		13,790,559

T. Horvath

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	51,923	(2)	2,341,731	(3)	0	0		0
Pension/supplemental retirement plan(4)	0	0		0		0		0	125,459		125,459
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	1,092,000	(8)	0
Healthcare benefits	0	0		0		49,567	(9)	0	30,000	(10)	5,000	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		552,912	(13)	0	552,912	(13)	552,912	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		4,483,120		10,151,209	(14)	0	7,560,150	(14)	7,560,150	(14)
TOTAL	0	0		4,545,043		13,105,419		0	9,370,521		8,503,521

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R. Ploder

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)		Disability ($)		Death ($)
Severance payments	0	0	(1)	605,769	(2)	2,988,462	(3)	0		0		0
Pension/supplemental retirement plan(4)	8,347,100	8,347,100		8,347,100		8,347,100		8,347,100		8,347,100		3,941,600	(5)
Executive compensation deferral program(6)	0	0		0		0		0		0		0
Life insurance benefits	0	0		0		0		0		0		3,000,000	(7)
Disability benefits	0	0		0		0		0		494,600	(8)	0
Healthcare benefits	15,500	0		0		36,350	(9)	15,500	(15)	15,500	(10)	9,400	(11)
Perquisites and other personal benefits(12)	10,000	0		10,000		10,000		10,000		10,000		10,000
Tax gross-up	0	0		0		0		0		0		0
Market value of stock options vesting on termination	0	0		0		952,450	(13)	0		952,450	(13)	952,450	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		7,195,756	(14)	0		7,628,897	(14)	7,628,897	(14)
TOTAL	8,372,100	8,347,100		8,962,869		19,530,118		8,372,600		17,448,547		15,542,347

B. Koehler

Payment or benefit	Voluntary termination by the NEO ($)	Termination by us for cause ($)		Termination by us without cause or by the NEO with good reason ($)		Termination by us without cause or by the NEO with good reason following a change in control ($)		Retirement ($)	Disability ($)		Death ($)
Severance payments	0	0	(1)	195,192	(2)	2,889,616	(3)	0	0		0
Pension/supplemental retirement plan(4)	681,570	681,570		681,570		681,570		681,570	802,440		802,440
Executive compensation deferral program(6)	0	0		0		0		0	0		0
Life insurance benefits	0	0		0		0		0	0		250,000	(7)
Disability benefits	0	0		0		0		0	1,130,900	(8)	0
Healthcare benefits	0	0		0		47,381	(9)	0	30,000	(10)	3,400	(11)
Perquisites and other personal benefits(12)	0	0		10,000		10,000		0	10,000		10,000
Tax gross-up	0	0		0		0		0	0		0
Market value of stock options vesting on termination	0	0		0		868,019	(13)	0	868,019	(13)	868,019	(13)
Market value of restricted stock units and performance shares vesting on termination	0	0		0		6,517,064	(14)	0	6,921,647	(14)	6,921,647	(14)
TOTAL	681,570	681,570		886,762		11,013,649		681,570	9,763,006		8,855,506

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(1)	The broad-based Equifax Inc. Severance Plan as described on page 92 does not pay a benefit for termination for cause by the Company.
(2)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the amount payable to such executives under the broad-based Equifax Inc. Severance Plan.
(3)	For Mr. Begor, reflects the amount payable under the terms of his employment agreement. For NEOs other than Mr. Begor, reflects the value of lump-sum severance payment to a Tier I participant in the CIC Plan.
(4)	For Messrs. Begor, Horvath and Koehler, reflects the account balance as of December 31, 2023 under the Supplemental Contribution Program as described under “Non-Qualified Deferred Compensation” on page 86, including a company contribution for 2023 made in February 2024 in the event of disability or death. For Messrs. Gamble and Ploder, reflects pension benefits as described under the “Pension Benefits at 2023 Fiscal Year-End” table on page 84, including commencement at the earliest age for unreduced retirement (age 60 or current age of executives over 60), and determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(5)	Reflects the present value of the death benefit payable under the SERP to a surviving spouse at the executive’s earliest retirement age (age 55 or current age, if older).
(6)	Reflects amounts previously earned but deferred by the NEO, as described in the “Non-Qualified Deferred Compensation” table on page 86.
(7)	For Mr. Ploder, reflects the executive life insurance death benefit payable assuming the executive’s death occurred on December 31, 2023. For the other NEOs, who were hired after the date on which the executive life program was closed to new entrants, reflects one-times annual base salary (limited to $250,000) of basic life insurance coverage. In addition, Mr. Gamble elected two-times base annual salary supplemental life coverage limited to $1 million. The Company also maintains a travel and accidental death insurance policy for most employees, including executive officers that would provide an additional $1 million benefit payable to the executive’s estate if the executive’s death occurred during Company-related travel.
(8)	Reflects the present value of the executive’s disability income benefits of $120,000 per annum as of December 31, 2023 determined by (a) assuming full disability at December 31, 2023 and continuing until age 65 for those under age 60, for 60 months for those between ages 60 and 65, and to age 70 for those over age 65, (b) assuming mortality according to the Pri-2012 disabled retiree mortality table with fully generational projections using scale MP-2021 published by the Society of Actuaries, and (c) applying a discount rate of 5.48% per annum.
(9)	Reflects 24 months of health, dental and vision coverage using our COBRA premium rate.
(10)	Reflects the actuarial present value of the employer cost of providing continuing medical coverage assuming disablement at December 31, 2023, with coverage until the earlier of 36 months and age 65, determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements under FASB ASC Topic 715.
(11)	Reflects the actuarial present value of the employer cost of providing surviving spouse continuing medical coverage for a period of 12 months from the employee’s date of death, or, if earlier, employee’s age 65, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements under FASB ASC Topic 715.
(12)	Reflects the estimated cost to us of continuing financial planning and tax services for one year.
(13)	Pursuant to the applicable award agreement, executive would become immediately vested in all outstanding stock options. This value reflects the difference between the closing market price of the Company’s common stock ($247.29) on December 29, 2023, the last trading date of the year, as reported on the NYSE and the exercise price of all outstanding unvested options.
(14)	Pursuant to our 2008 Omnibus Incentive Plan, 2023 Omnibus Incentive Plan, the applicable grant agreements and Mr. Begor’s employment agreement, executives would generally become immediately vested in all outstanding RSUs and performance shares upon death, disability or termination following a change in control. This excludes Mr. Begor's July 2022 TSR performance shares, which continue to vest in the event of disability or death. The amount reported represents, based on the closing market price of the Company’s common stock reported on the NYSE on December 29, 2023 ($247.29):

(a)	the value of unvested RSUs;
(b)	(i)	for a termination following a change in control, the value of the unvested performance shares, determined for each outstanding award as follows: (A) the value of TSR performance shares based on the Company’s cumulative TSR percentile rank at December 31, 2023 (except for Mr. Begor’s July 2022 TSR performance shares, which would be paid at the target award level (100%)), and (B) the value of Adjusted EBITDA performance shares based upon the Adjusted EBITDA performance multiplier calculated at December 31, 2023; and
(b)	(ii)	for a termination as a result of death or disability, the value of the unvested performance shares at December 31, 2023, based on the target award payout level (100%).
(15)	Reflects the actuarial present value of the employer cost of providing continuing medical coverage assuming retirement at December 31, 2023 based on the assumptions for year-end disclosure under FASB ASC Topic 715.

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Payments Made Upon Termination

Regardless of the manner in which an NEO’s employment terminates, the executive is entitled to receive amounts earned during the executive’s term of employment. The amounts include:

•	annual incentive compensation earned during the fiscal year for termination due to retirement, job elimination, death or disability;
•	vested shares awarded under the Omnibus Incentive Plan;
•	amounts contributed under the 401(k) Plan for termination due to retirement, job elimination, death or disability;
•	amounts contributed under executive compensation deferral programs for termination due to death or disability; and
•	accrued but unused vacation pay and amounts accrued and vested under the USRIP and the SERP.

Equifax Inc. Severance Plan

Under this plan, our full-time U.S. salaried employees are eligible for a severance benefit in the event: (i) their employment is terminated because of the elimination of their position, unless they were offered replacement employment as defined in the plan; (ii) their office is relocated to a place requiring a commute more than 35 miles longer than their prior commute; or (iii) they are terminated due to inability or failure to meet job expectations, provided the employee signs a general release of claims. The amount of the severance benefit is determined based on the employee’s length of service and base salary. In general, for job elimination or relocation, an eligible exempt employee is entitled to receive four weeks of severance for any portion of their first year of service plus two weeks for each year of completed service, up to 52 weeks. Termination for inability or failure to meet job expectations of eligible exempt employees entitles the employee to four weeks of severance for less than five years of service, eight weeks of severance for at least five but less than 10 years of service, and 12 weeks of severance for 10 or more years of service.

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Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items identified above, outstanding and unvested equity awards will be treated as followed:

Equity Award Type	Treatment
Premium-priced stock options granted under 2020 annual LTI program (6-year term; exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest (except for stock options granted to Mr. Begor, which would immediately vest) and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 6-year term
Premium-priced stock options granted under 2021, 2022 and 2023 annual LTI program to our CEO (exercise price equal to 110% and 120% of closing stock price on grant date)	Award will continue to vest and remain exercisable for the remainder of the outstanding 7- or 8-year term, as applicable
Market-priced stock options	Award will continue to vest and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term
Market-priced stock options granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will continue to vest and remain exercisable for the lesser of five years following the executive’s retirement or the remainder of the outstanding 10-year term, and a portion of the award will be forfeited
TSR performance shares	Award will remain eligible to vest, subject to completion of the performance milestones
TSR performance shares granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will remain eligible to vest, subject to completion of the performance milestones, and a portion of the award will be forfeited
Adjusted EBITDA performance shares granted to our CEO	Award will remain eligible to vest, subject to completion of the performance milestones
Adjusted EBITDA performance shares granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will remain eligible to vest, subject to completion of the performance milestones, and a portion of the award will be forfeited
Time-based RSUs	Award will continue to vest (except for RSUs granted to Mr. Begor, which would immediately vest)
Time-based RSUs granted to NEOs other than our CEO under 2022 annual LTI program	A portion of the award will continue to vest, and a portion of the award will be forfeited
TSR performance shares, premium-priced stock options and time-based RSUs granted to our CEO in July 2022	Award will be forfeited

In addition, in the event of retirement, our NEOs will receive reimbursement by the Company for:

•	an executive physical in the year of retirement; and
•	up to $10,000 of financial planning and tax services incurred in the year of retirement and the subsequent year ($50,000 for the CEO).

Mr. Ploder is also eligible to receive annual health reimbursement of up to approximately $10,000.

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed above, the executive will receive benefits under our disability plan or payments under our group life insurance plan and executive life insurance plan, as appropriate. In addition, pursuant to our 2008 Omnibus Incentive Plan and 2023 Omnibus Incentive Plan, upon death or disability, the executive would become immediately vested in all outstanding RSUs, performance shares and stock options.

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Payments Made Upon a Change in Control

Change in Control Severance Plan

In February 2019, the Compensation Committee adopted the CIC Plan. The CIC Plan applies to each of our NEOs, except Mr. Begor whose severance benefits upon a change in control are contained in his employment agreement (see “CEO Employment Agreement” on pages 73-74).

The Compensation Committee adopted the CIC Plan to ensure a uniform set of provisions among participating NEOs that is aligned with best practices. The CIC Plan supports the creation of shareholder value by mitigating economic anxiety that could arise due to uncertainty about future job continuity, which is intended to ensure the delivery of an intact leadership team to the successor organization and focus the team on shareholder objectives rather than how the outcome may affect them personally. The CIC Plan is not intended to replace or affect other compensation elements.

The CIC Plan provides the participating NEOs with severance benefits in the event that (i) a “change in control” of the Company occurs, and (ii) within 6 months prior to or within 24 months after the change in control, a participating NEO is terminated by the Company without “cause” or by the NEO for “good reason” (referred to as a “CIC Qualifying Termination”). If a CIC Qualifying Termination occurs, the NEO is eligible to receive:

•	a cash payment equal to two times the NEO’s current base salary and target annual incentive for the year of termination;
•	a pro rata target annual incentive for the year of termination;
•	a cash payment equal to 24 months of the cost of COBRA coverage for the NEO and his or her dependents; and
•	full vesting of any unvested supplemental retirement benefits.

Severance payments to an NEO are generally capped such that the payments will be reduced to satisfy the “parachute payment” limits of Code Section 280G.

Pursuant to the CIC Plan, a “change in control” is deemed to occur upon:

•	an accumulation by any person, entity or group of 20% or more of the Company’s common stock;
•	a business combination resulting in shareholders immediately prior to the combination owning less than two-thirds of the Company’s common stock;
•	the members of the current Board of Directors ceasing to constitute a majority of the Board of Directors, except for new directors that are regularly elected; or
•	shareholder approval of a plan of complete liquidation or dissolution of the Company or an agreement for the sale of disposition of all or substantially all of the Company’s assets.

Under the terms of the CIC Plan, the participating NEOs become subject to standard definitions of “Cause” and “Good Reason” that align with contemporary best practices and severance benefits become subject to the Company’s compensation clawback policy. An NEO can be terminated for “cause” as a result of: (i) conviction or plea of guilty or nolo contendere to a felony or other serious crime involving moral turpitude; (ii) willful misconduct that is materially injurious to the Company or any of its subsidiaries (whether financially, reputationally, or otherwise); (iii) willful and continued failure of an NEO to perform his or her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice of such failure, provided that the NEO shall have 30 days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible); (iv) gross negligence in managing the material risks of the Company or its subsidiaries; (v) material breach of the CIC Plan or of the restrictive covenants after receipt of written notice of such breach, provided, that the NEO shall have 30 days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or (vi) material violations of law or the Company’s Code of Conduct or insider trading policy, any of which results in material financial or reputational harm to the Company. An NEO can terminate his or her employment for “good reason” based upon (i) a material adverse change in the NEO’s duties, authority, or responsibilities; (ii) a material reduction in the NEO’s base salary (which for purposes of the CIC Plan shall mean a reduction of 10% or more) or the target percentage of base salary under the Annual Incentive Plan; (iii) a material reduction in the value of the NEO’s annual equity or long term incentive award opportunity; (iv) a relocation of the NEO’s primary work location of more than 35 miles; or (v) the material breach by the Company of the terms of the CIC Plan.

In order to be eligible to receive severance benefits, the NEO must execute a release of claims against the Company and comply with confidentiality, non-competition and non-solicitation restrictive covenants. In addition, severance benefits are subject to the Company’s clawback policy.

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Change in Control and Termination Provisions of Other Plans

Annual Incentive Plan

Under the AIP, which is established under the 2008 Omnibus Incentive Plan, an NEO would forfeit his or her award if he or she voluntarily terminated his or her employment other than for “good reason” (as defined in the plan) prior to year-end or if he or she is terminated by us for “cause” (as defined in the plan). However, the executive would receive a pro rata award under the plan if the executive’s employment is terminated prior to year-end as a result of death, disability, retirement or job elimination. If there is a change in control event and an NEO is terminated without cause or terminates for “good reason,” payments for annual incentive opportunities would be made to the executive in the manner described under “Payments Made Upon a Change in Control” on page 94.

Omnibus Incentive Plans

Although subject to the discretion of the Compensation Committee, under the 2008 Omnibus Incentive Plan, 2023 Omnibus Incentive Plan and applicable award agreements, equity awards to our NEOs include a “double-trigger” change in control provision to limit accelerated vesting in the event of a change in control of Equifax to those situations where an executive is terminated without cause, the executive terminates for good reason or the acquirer fails to assume the awards.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including participating NEOs) under our SERP. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the IRS as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the trust or at the discretion of the Company. If there is a change in control, the grantor trust must be fully funded, within 10 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plan as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plan). “Change in Control” is defined in substantially the same manner as in the CIC Plan described under “Payments Made Upon a Change in Control,” except that (i) there is no “double trigger,” (ii) a business combination resulting in shareholders immediately prior to the combination owning equal to or less than two-thirds of the Company’s common stock constitutes a change in control, (iii) a business combination in which there is not a change in at least a majority of the members of the Board of Directors does not constitute a change in control and (iv) a change in a majority of the members of the Board of Directors does not constitute a change in control. The assets of the grantor trust are required to be held separate and apart from the other funds of Equifax and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information concerning the ratio of the pay of our CEO to the median pay of all other employees.

•	For fiscal 2023: (i) the annual total compensation of our median employee (excluding our CEO) was $69,056 (comprised of base salary, paid time off, overtime, an award from a points-based employee recognition program and a company match to the 401(k) Plan); and (ii) the annual total compensation of our CEO was $13,049,808 as reported on the Summary Compensation Table on page 77. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 189 to 1.
•	The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
	–	We chose November 30th as the determination date to identify our median employee.
	–	Our employee population on November 30, 2023 consisted of 14,999 individuals. Our median employee is a full time, non-exempt employee located in the U.S. No employee groups were excluded from the employee population.
	–	To identify our median employee, we used annual base salary as of November 30, 2023, which was annualized for all permanent employees who did not work the entire fiscal year, plus short-term incentives at target in the twelve month period ended November 30, 2023.

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Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

	Summary		Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment based on:(4)
Year	Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(1)(2)(3) ($)	Table Total for Non-PEO NEOs(1) ($)	Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	TSR ($)	Peer Group TSR ($)	Net Income(5) ($ Millions)	Adjusted EBITDA(6) ($ Millions)
2023	13,049,808	32,135,116	6,197,654	8,375,169	182.23	104.72	552	1,694
2022	37,245,853	(19,023,223)	3,705,930	(4,976,312)	142.15	94.38	700	1,722
2021	16,065,575	84,901,421	3,997,020	13,836,953	212.44	116.82	749	1,670
2020	13,701,224	50,134,364	3,470,581	8,371,189	139.00	86.25	526	1,495

(1)	The PEO for each year was Mark W. Begor. The individuals comprising the Non-PEO NEOs for each year are listed below.

2020-2021	2022	2023
John W. Gamble, Jr.	John W. Gamble, Jr.	John W. Gamble, Jr.
Rodolfo O. Ploder	Rodolfo O. Ploder	Rodolfo O. Ploder
Sid Singh	Sid Singh	Bryson R. Koehler
Bryson R. Koehler	Bryson R. Koehler	Todd Horvath
John J. Kelley III

(2)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.
(3)	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Change in Pension Value for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Pension Service Cost for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2023	13,049,808	—	(10,100,052)	—	29,185,360	32,135,116

Year	Average Summary Compensation Table Total for Non- PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non- PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	6,197,654	(265,575)	(4,550,042)	223,150	6,769,982	8,375,169

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2023	12,983,733	15,637,230	—	564,397	—	—	29,185,360

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	5,959,470	736,953	—	73,559	—	—	6,769,982

(4)	The Peer Group TSR set forth in this table utilizes the S&P 500 Banks Index (Industry Group), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Banks Index (Industry Group), respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)	This column presents the Company’s consolidated net income as reported in our Form 10-K for each covered year.
(6)	We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for years 2022, 2021, and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EBITDA is defined in Annex A to this Proxy Statement.

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Relationship Between Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years, and the Peer Group TSR over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR

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Relationship Between Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Consolidated Net Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income

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Relationship Between Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Adjusted EBITDA

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Adjusted EBITDA
Revenue
TSR
Relative TSR

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Equity Compensation Plan Information

The following table shows information, as of December 31, 2023, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1)(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	3,131,507	(3)	$171.93	4,565,046
Equity compensation plans not approved by shareholders	0		$0	0
Total Equity Compensation Plans	3,131,507		$171.93	4,565,046
(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs and performance shares, which have no exercise price.
(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of December 31, 2023 was 5.0 years.
(3)	This number includes 3,131,507 shares for issuance under the 2023 Omnibus Incentive Plan, of which 1,960,697 shares were subject to outstanding options, 505,130 shares were subject to outstanding RSU awards and 665,680 shares were subject to outstanding performance share awards (assumes the maximum 200% of target award payout is realized and includes dividend equivalent units).

See Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2023 Annual Report on Form 10-K in the Notes to Consolidated Financial Statements at Note 8, “Stock-Based Compensation,” for further information regarding our equity compensation plans.

Compensation Committee Report

The Compensation, Human Resources and Management Succession Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by the Compensation Committee:

Robert D. Marcus (Chair)	Mark L. Feidler	G. Thomas Hough	Melissa D. Smith

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Director Compensation

The table below sets forth the compensation received by our non-management directors during 2023:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Mark L. Feidler	272,500	200,001	5,359	477,860
Karen L. Fichuk(3)	91,890	400,183	5,000	497,073
G. Thomas Hough	128,242	200,001	359	328,602
Robert D. Marcus	125,000	200,001	10,359	335,360
Scott A. McGregor	120,000	200,001	359	320,360
John A. McKinley	135,000	200,001	5,359	340,360
Robert W. Selander(4)	40,350	0	10,000	50,350
Melissa D. Smith	112,500	200,001	0	312,501
Audrey Boone Tillman	109,890	200,001	359	310,250
Heather H. Wilson(5)	120,000	200,001	0	320,001
(1)	Represents the grant date fair value for RSU awards made on May 4, 2023 (1,014 RSUs for each director then serving), computed in accordance with FASB ASC Topic 718. For Ms. Fichuk, the amount also reflects the grant date fair value for the initial new director RSU award she received on February 10, 2023 (971 RSUs), computed in accordance with FASB ASC Topic 718.
(2)	Reflects the market price of annual membership to certain of our credit monitoring products and Company-matching charitable contributions under the Equifax Matching Gift Program. Under this program, the Company will match contributions to eligible non-profit organizations, up to a maximum of $10,000 per director per calendar year. In 2023, the Company made or committed to make matching contributions on behalf of our outside directors as follows: Mr. Feidler ($5,000); Ms. Fichuk ($5,000); Mr. Marcus ($10,000); Mr. McKinley ($5,000); and Mr. Selander ($10,000).
(3)	Karen Fichuk was elected to the Board on February 2, 2023.
(4)	Robert Selander retired from the Board on May 4, 2023.
(5)	Heather Wilson resigned from the Board on October 17, 2023.

Director Fees

Director cash compensation in 2023 consisted of an annual cash retainer of $90,000 and an annual cash retainer of $30,000 for the Audit Committee Chair, $25,000 for the Compensation Committee Chair, $20,000 for the Governance Committee Chair and $30,000 for the Technology Committee Chair. An annual cash retainer is also paid, in the amount of $15,000 for Audit Committee members, $12,500 for Compensation Committee members, $10,000 for Governance Committee members and $15,000 for Technology Committee members. An annual cash retainer of $150,000 was paid to Mr. Feidler as Independent Chairman.

By paying directors an annual retainer, the Company compensates each non-management director for his or her role and judgment as an advisor to the Company, rather than for his or her attendance or effort at individual meetings. Directors with added responsibility are recognized with higher cash compensation as noted above.

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Equity Awards

Upon joining our Board, each independent director receives a one-time grant of RSUs with a grant date fair value of $200,000 under our shareholder-approved Omnibus Incentive Plan. In addition, each independent director receives an annual long-term incentive grant of RSUs with a grant date fair value of $200,000 on the date of the annual meeting of shareholders. The initial and annual grants vest three years and one year, respectively, after the grant date, with accelerated vesting in the event of the director’s death, disability, retirement or a change in control of the Company. These equity grants are designed to further align the interests of our directors with those of our shareholders and to attract and retain highly-qualified directors through equity ownership. RSUs granted to directors accrue dividend equivalent units.

On February 10, 2023, Karen Fichuk received a one-time grant of RSUs with a grant date fair value of $200,000 in connection with her election to the Board. On May 4, 2023, each independent director then serving received an annual long-term incentive grant of RSUs with a grant date fair value of $200,000.

Stock Ownership Requirement

Each independent director is required to own Equifax common stock with a market value of at least five times his or her annual cash retainer. New directors have five years to achieve the ownership requirement. Under our insider trading policy, our directors are prohibited from purchasing or selling financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds and other derivative securities), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Equifax securities. We also prohibit our directors from holding our stock in a margin account or pledging our stock as collateral for a loan.

Equifax 2005 Director Deferred Compensation Plan (frozen December 31, 2021)

The Equifax 2005 Director Deferred Compensation Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer receipt of up to 100% of his or her stock-based or cash retainer fees. A director who elected to defer his or her fees is credited with a number of share units having an equivalent value at the end of each quarter based on his or her advance deferral election, with credit for dividends beginning with grants made in 2020. Share units are equivalent to shares of the Company’s common stock, except that share units have no voting rights. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. At the end of the applicable deferral period, the director receives a share of common stock for each share unit awarded. Such shares are received either in a lump sum or over a period not to exceed 15 years for retirement distributions, or up to five years for a scheduled withdrawal, as elected in advance by each director.

Director and Executive Stock Deferral Plan (frozen December 31, 2021)

The Director and Executive Stock Deferral Plan was frozen by the Board, effective as of December 31, 2021, and no deferral elections may be made under the plan in respect of compensation earned for services performed after such date. Prior to the freezing of the plan, each director could elect to defer up to 100% of his or her annual and/or new director RSU grant, including dividend equivalent units, plus taxes otherwise due upon the vesting of RSUs. A director who elected to defer his or her annual and/or new director RSU grant is credited with a number of share units as of the vesting date based on his or her advance deferral election. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director. Amounts deferred are paid in shares of our common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to 15 years for retirement distributions, or up to five years for a scheduled withdrawal.

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Equifax Inc. Board of Directors Deferred Compensation Plan (2022)

The Equifax Inc. Board of Directors Deferred Compensation Plan was adopted by the Board, effective as of November 4, 2021. This nonqualified plan allows for non-employee members of the Board to defer the receipt of compensation earned for services performed in calendar years commencing on or after January 1, 2022. The plan is a tax deferred compensation program and provides a tax favorable vehicle for deferring stock-based and cash retainer fees. Under the plan, a director may defer up to 100% of his or her stock-based and/or cash retainer fees. Any compensation that is deferred by a director is credited in shares of deferred stock, which are notional shares equal in value to one share of our common stock. If any cash dividends or other distributions are paid with respect to our common stock between the date the deferred stock is credited to the director’s account under the plan and the date the deferred stock is delivered to the director, dividend equivalent units will be credited in respect of the director’s deferred stock and will be deemed reinvested in additional deferred stock. Deferred stock credited to the plan is paid in shares of our common stock.

Amounts deferred under the Equifax Inc. Board of Directors Deferred Compensation Plan are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to 10 years for distributions upon a termination of services as a member of the Board, or up to five years for a scheduled withdrawal. Participants in the Equifax Inc. Board of Directors Deferred Compensation Plan will be charged a proportionate share of the administrative fees incurred in connection with its administration.

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Security Ownership of Management and Certain Beneficial Owners

Securities Owned by Certain Beneficial Owners

The table below contains information as of March 1, 2024, unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock, based solely on the Company’s review of SEC filings.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares	% of Class(1)
The Vanguard Group(2)	13,895,487	11.2%
Capital International Investors(3)	13,876,868	11.2%
BlackRock, Inc.(4)	10,522,370	8.5%
(1)	Based upon 124,231,120 shares of common stock outstanding as of March 1, 2024. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(2)	Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group (“Vanguard”), which listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard possesses sole voting power with respect to 0 shares of common stock, shared voting power with respect to 160,793 shares of common stock, sole dispositive power with respect to 13,368,143 shares of common stock and shared dispositive power with respect to 527,344 shares of common stock.
(3)	Based on a Schedule 13G/A filed on February 9, 2024 by Capital International Investors (“CII”), which listed its address as 333 South Hope Street, 55th Fl, Los Angeles, California 90071, CII possesses sole voting power with respect to 13,826,331 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 13,876,868 shares of common stock and shared dispositive power with respect to 0 shares of common stock.
(4)	Based on a Schedule 13G/A filed on January 25, 2024 by BlackRock, Inc. (“BlackRock”), which listed its address as 50 Hudson Yards, New York, NY 10001, BlackRock possesses sole voting power with respect to 9,725,810 shares of common stock, shared voting power with respect to 0 shares of common stock, sole dispositive power with respect to 10,522,370 shares of common stock and shared dispositive power with respect to 0 shares of common stock.

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Securities Owned by Directors and Management

The table below contains information as of March 1, 2024 (except where otherwise indicated), concerning the beneficial ownership of Company common stock by (i) each director and nominee, (ii) each NEO listed in the Summary Compensation Table, and (iii) all directors, nominees and other executive officers as a group. Except as otherwise noted, the named individuals had sole voting and investment power with respect to such securities. In accordance with our insider trading policy, none of these shares were pledged or hedged. All persons named in the table can be reached at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309.

Name	Number of Shares Owned(1)		Exercisable Stock Options(2)	Number of Deferred Share Equivalent Units(3)		% of Common Stock Outstanding(4)
Mark W. Begor	134,201	(5)	426,309	49,359	(6)	*
Mark L. Feidler	23,011	(7)	0	5,903		*
Karen L. Fichuk	0		0	394		*
John W. Gamble, Jr.	53,244		80,927	0		*
Bryson R. Koehler	11,536		79,345	0		*
Todd M. Horvath	0		0	0		*
G. Thomas Hough	5,345		0	6,945		*
Robert D. Marcus	13,467		0	2,112		*
Scott A. McGregor	7,320		0	0		*
John A. McKinley	13,907		0	23,340		*
Rodolfo O. Ploder	68,589		53,304	0		*
Melissa D. Smith	2,814		0	0		*
Audrey Boone Tillman	15		0	2,641		*
All directors, nominees and executive officers as a group (21 persons including those named above)(8)	1,000,136		824,410	90,694		1.66%
*	Less than one percent.
(1)	Includes shares held of record and Company shares owned through a bank, broker, trust or other nominee. It also includes all shares owned through our 401(k) Plan, vested RSUs and related dividend equivalent units. Excludes unvested RSUs and related unvested dividend equivalent units for: Mr. Begor (51,295); Mr. Feidler (1,019); Ms. Fichuk (1,997); Mr. Gamble (12,566); Mr. Horvath (17,461); Mr. Koehler (0); Mr. Hough (1,019); Mr. Marcus (1,019); Mr. McGregor (1,019); Mr. McKinley (1,019); Mr. Ploder (11,171); Ms. Smith (1,019); and Ms. Tillman (1,019). The RSUs represent a contingent right to receive one share of common stock. There are no voting rights associated with RSUs.
(2)	This column lists the number of shares that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 1, 2024 through the exercise of director or employee stock options, as applicable.
(3)	Reported in this column are share equivalent units credited to a director or executive officer account under the Company’s Director and Executive Stock Deferral Plan and/or Director Deferred Compensation Plan. The units track the performance of Company common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in shares on final distribution and include the reinvestment of dividends for compensation deferred in 2020 and thereafter.
(4)	Based upon 124,231,120 shares of common stock outstanding as of March 1, 2024. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/ or voting power.
(5)	Includes 125,943 shares held in grantor retained annuity trusts for which Mr. Begor is the sole trustee.
(6)	Amount does not include equity subject to a deferral election but not yet vested. See page 72 for more information regarding our CEO’s irrevocable elections to defer $67 million of equity (including equity granted to him as part of the 2022 performance-oriented award) over a ten-year period following his retirement from Equifax.
(7)	Includes 7,823 shares held in a 501(c)(3) charitable family foundation in which Mr. Feidler has no pecuniary interest.
(8)	Includes 600,000 shares (0.5% of the shares outstanding on March 1, 2024) as to which beneficial ownership is disclaimed by executive officers of the Company who, in their capacity as investment officers and/or plan administrators for certain Company employee benefit plans, have shared voting and/or investment power with respect to shares of Company common stock held in such benefit plans.

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Audit Committee Report

The Audit Committee consists of the four directors named below. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which is reviewed annually by the Audit Committee. The Board has determined that each member of the Audit Committee is independent and qualified to serve in accordance with the NYSE listing standards, applicable SEC rules and the Audit Committee charter.

The Audit Committee assists the Board in its oversight of: (i) the integrity of the Company’s financial statements and other financial information provided to its shareholders; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence and performance of the Company’s independent auditor; (iv) the performance of the Company’s internal audit function; (v) and the integrity of the Company’s internal control over financial reporting and its financial reporting processes. The Audit Committee also oversees risk management with respect to cybersecurity in coordination with the Technology Committee.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and maintaining procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the fiscal year ended December 31, 2023. The Audit Committee has reviewed and discussed with management and Ernst & Young the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, Ernst & Young’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed with the independent auditor by the applicable requirements of the PCAOB.

The Audit Committee has received from Ernst & Young the written disclosures required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has also considered whether the provision of specific non-audit services by Ernst & Young is compatible with maintaining its independence and determined that the services provided by Ernst & Young for fiscal year 2023 were compatible with, and did not impair, its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted on February 20, 2024 by the Audit Committee:

G. Thomas Hough (Chair)	Karen L. Fichuk	Scott A. McGregor	John A. McKinley

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PROPOSAL

3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2024

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for fiscal year 2024, and the Board is asking shareholders to ratify that selection. Although current laws, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Ernst & Young for ratification by shareholders as a matter of good corporate practice. Additionally, in conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young is in the best interests of the Company and its shareholders. If the shareholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Ernst & Young has served as our independent registered public accounting firm since 2002. A representative of Ernst & Young will be available during the 2024 Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees of Ernst & Young for services rendered to the Company for the fiscal years ended December 31, 2023 and 2022:

AUDIT AND NON-AUDIT FEES

Fee Category	2023	2022
Audit Fees(1)	$7,103,720	$5,814,144
Audit-Related Fees(2)	331,250	0
Tax Fees(3)	853,690	541,737
All Other Fees(4)	8,890	5,200
TOTAL	$8,297,550	$6,361,081
(1)	Consists of fees and expenses for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in our quarterly reports to the SEC, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings, including comfort letters, consents and comment letters.
(2)	Consists of fees and expenses for services that reasonably are related to the performance of the audit, review of our consolidated financial statements or diligence-related efforts and are not reported under “Audit Fees.”
(3)	Consists of fees and expenses for professional services related to tax planning and tax advice.
(4)	Consists of fees for products and services provided by Ernst & Young which are not included in the first three categories above.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains a pre-approval policy that mandates that the Audit Committee approve the audit and non-audit services in advance. All audit and non-audit services for the fiscal year ended December 31, 2023 were either pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy. The Audit Committee has authorized its Chair to pre-approve certain permissible audit and non-audit services that arise between Audit Committee meetings, provided the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting. In its pre-approval of non-audit services and fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. The Audit Committee has determined that performance of services other than audit services is compatible with maintaining the independence of the Company’s independent registered public accounting firm. See “Audit Committee Report” on page 106.

To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2022 and 2023, we did not obtain any of these prohibited services from Ernst & Young. The Company uses other accounting firms for these types of non-audit services.

The Board recommends a vote “FOR” Proposal 3.

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Questions and Answers about the Annual Meeting

How do I attend the 2024 Annual Meeting?

Only Equifax shareholders as of the March 1, 2024 record date are entitled to attend the 2024 Annual Meeting in person. Our 2024 Annual Meeting will be held using a “hybrid” in-person and virtual format. Shareholders of record can attend the meeting in person or virtually using the meeting webcast, as described below:

•	Attend in person. To attend the meeting in person, you must be a shareholder as of the record date. In addition, you will be required to present proof of stock ownership and a valid government-issued photo ID. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as the voting instruction card that is sent to you or a current bank or brokerage account statement.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room.

•	Attend virtually via meeting webcast. Shareholders as of the record date can attend the meeting virtually by accessing www.virtualshareholdermeeting.com/EFX2024 and entering the 16-digit control number included in the proxy card, voting instruction form or the notice. Non-shareholders may access the live webcast, but will not be eligible to vote or submit questions.

The meeting website will be active beginning approximately 15 minutes before the meeting start time, to allow time for you to log-in and test your device. We encourage you to access the website in advance of the designated start time.

How do I ask questions at the 2024 Annual Meeting?

Shareholders as of the March 1, 2024 record date will be able to submit questions during the meeting by (i) attending in person or (ii) by accessing the meeting at www.virtualshareholdermeeting.com/EFX2024 using their 16-digit control number, typing the question into the “Ask a Question” field, and clicking submit.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, products and services or individual disputes, are not pertinent to meeting matters and therefore will not be answered.

Who may vote at the 2024 Annual Meeting?

Shareholders as of the close of business on March 1, 2024 may vote at the 2024 Annual Meeting. As of such date, there were 124,231,120 shares of Company common stock outstanding, each entitled to one vote.

How do I vote shares at the 2024 Annual Meeting?

Shareholders who have not voted their shares prior to the meeting or who wish to change their vote will be able to vote their shares at the 2024 Annual Meeting by: (i) attending in person; or (ii) by accessing the meeting at www.virtualshareholdermeeting.com/EFX2024, entering their 16-digit control number and clicking “Vote Here” on the meeting website.

Whether or not shareholders plan to attend the meeting, they are encouraged to vote their shares prior to the meeting by one of the methods described in the proxy materials. Shareholders may continue to use the proxy materials to vote their shares in connection with the meeting.

Shareholders who have already voted do not need to vote again unless they wish to change their prior vote.

How can I review the list of shareholders entitled to vote?

For those attending in person, a printed copy of the shareholders of record will be available for examination by shareholders at the physical meeting location in St. Louis, Missouri. For those attending virtually, an electronic list of the shareholders of record as of the record date will be available for examination by shareholders at www.virtualshareholdermeeting.com/EFX2024 during the meeting. Shareholders attending virtually will need to enter their 16-digit control number to access the shareholder list.

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Can I attend the meeting if I am not a shareholder?

Only Equifax shareholders as of the record date are entitled to attend the 2024 Annual Meeting. Non-shareholders may access the live meeting webcast, but will not be eligible to vote or submit questions. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/EFX2024 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of shareholders during the meeting if you participate as a guest.

A replay of the virtual annual meeting webcast will be available on our investor relations website through June 30, 2024.

What if during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

On the morning of the Annual Meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting please call the toll-free number that will be available on the morning of the meeting.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy materials and our Annual Report to you directly.

If your shares are held in street name with a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the proxy materials and our Annual Report will be forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions included in the materials.

Employees with shares allocated in an employee benefit plan account will vote shares allocated to their benefit plan account electronically and will not receive a paper mailing for those shares. Employees should review the information on procedures for voting by employees on page 111.

What am I voting on and what are the Board’s voting recommendations?

Agenda Item		Board Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of Nine Director Nominees	FOR EACH NOMINEE	24
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR	47
Proposal 3	Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2024	FOR	107

Can other matters be decided at the 2024 Annual Meeting?

The Company is not aware, as of the date of this Proxy Statement, of any other matters to be voted on at the 2024 Annual Meeting. If any other matters are properly brought before the meeting for a vote, the persons named as proxies on the proxy card will vote all shares represented at the meeting (other than shares that are voted by the holder during the meeting) on such matters in accordance with the Board’s recommendation.

What is the procedure for voting?

Shareholders of record

Shareholders of record may attend and cast their votes by attending the 2024 Annual Meeting in person or virtually, as described on page 109.

In addition, shareholders of record may cast their vote by proxy and participants in the Company’s benefit plans described on page 111 may submit their voting instructions by:

•	Using the internet at the web address noted in the proxy materials email or proxy card you received (if you have access to the internet, we encourage you to vote in this manner);

•	Using the toll-free telephone number listed on the proxy card (if you received one); or

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•	Signing, completing and returning a proxy card (if you received one) in the provided postage-paid envelope.

Votes cast through internet and telephone voting procedures are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy (or Company benefit plan participants to provide voting instructions) and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy materials email or proxy card (if you received one).

Beneficial owners

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may attend and cast your vote during the meeting as described on page 109. If you are a beneficial owner but do not have a control number, you may gain access to the meeting by contacting your broker or by following the instructions included with your proxy materials. In order for your shares to be voted on all matters presented at the meeting, we urge all shareholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to your bank, brokerage firm or other nominee.

Can I change my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the 2024 Annual Meeting by:

•	Authorizing a new vote electronically through the Internet or by telephone up until 11:59 p.m., Eastern Time, on May 1, 2024;

•	Delivering a written revocation of your proxy to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, before your original proxy is voted at the Annual Meeting;

•	Returning a signed proxy card with a later date; or

•	Voting during the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote during the 2024 Annual Meeting as described above.

Your attendance at the 2024 Annual Meeting does not revoke your proxy. Unless you vote during the meeting, your last valid proxy prior to or at the 2024 Annual Meeting will be used to cast your vote.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of the nine director nominees listed in Proposal 1.

•	FOR the advisory vote to approve the compensation of our NEOs (Proposal 2).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year (Proposal 3).

In accordance with the Board’s recommendation by the individuals named as proxy holders in the proxy card, if any other matters are properly brought before the 2024 Annual Meeting.

How do I vote if I participate in one of the Company’s 401(k) or defined contribution plans?

Participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (collectively, the “Company Plans”) may instruct the applicable plan trustee how to vote all shares of Company common stock allocated to their accounts. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on April 30, 2024. The 401(k) Plan trustee will vote shares for which it has not received instructions in the same proportion as the shares for which it has received instructions. The Canada Retirement Savings Program trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Company Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

How many shares must be present to hold the 2024 Annual Meeting?

In order for us to lawfully conduct business at our 2024 Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 1, 2024 must be present or represented by proxy. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the 2024 Annual Meeting and vote during the meeting or if you properly return a proxy

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by Internet, by telephone, or by mail in advance of the meeting and do not revoke the proxy. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is present.

Will my shares be voted if I do not provide my proxy or instruction card?

Registered Shareholders

If your shares are registered in your name, your shares will not be voted unless you provide a proxy by internet, telephone or mail, or vote during the 2024 Annual Meeting.

Plan Participants

If you are a participant in one of our employee 401(k) or defined contribution plans and you do not provide timely instructions to the plan trustee, shares allocated to your account(s) will be voted by the plan trustee depending on the terms of your plan and other legal requirements.

Beneficial Owners

If you hold shares through an account with a broker and you do not provide voting instructions, under NYSE rules, your broker may vote your shares on routine matters only. The ratification of the appointment of Ernst & Young LLP (Proposal 3) is considered a routine matter, and your nominee can therefore vote your shares on that proposal even if you do not provide voting instructions. Proposals 1 and 2 are not considered routine matters, and your nominee cannot vote your shares on these proposals unless you provide voting instructions. Votes withheld by brokers in the absence of voting instructions from a beneficial owner are referred to as “broker non-votes.”

Multiple Forms of Ownership

The Company cannot provide a single proxy or instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). As a result, if your shares are held in multiple types of accounts, you must submit your votes for each type of account in accordance with the instructions you receive for that account.

What is the vote required for each proposal?

For Proposal 1, Election of Director Nominees, each director nominee for whom more shares are voted “for” than “against” his or her election will be elected as a director at the meeting. Under our Bylaws, if more votes are cast “against” than are cast “for” a nominee, the nominee shall offer his or her resignation. The independent members of the Board will determine and promptly publicly announce the action to be taken with respect to acceptance or rejection of the resignation offer.

For each of Proposal 2, Advisory Vote to Approve Named Executive Officer Compensation and Proposal 3, Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2024, the proposal will be approved if more votes are cast “for” than are cast “against” the proposal. Proposals 2 and 3 are advisory and nonbinding. The Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. “Votes cast” exclude abstentions and broker non-votes.

What is the effect of an abstention?

A shareholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the 2024 Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

What is the effect of a broker non-vote?

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2024 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum, will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Who will count the votes?

A representative of Broadridge Financial Services will tabulate the votes and act as independent inspector of election for the 2024 Annual Meeting.

Where can I find the voting results of the 2024 Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K filed with the SEC within four business days following the 2024 Annual Meeting.

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What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one Annual Report and Proxy Statement to eligible shareholders who share a single address, unless we have received instructions to the contrary from any shareholder at that address. The practice is designed to reduce our printing and postage costs. Shareholders who participate in householding will continue to be able to separately vote their proxies. We do not use householding for any other shareholder mailings, such as dividend checks, Form 1099, or account information statements.

If you are eligible for householding, but received multiple copies of our Annual Report and Proxy Statement and prefer to receive only a single copy for your household, please contact Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000. If you are a registered shareholder residing at an address with other registered shareholders and wish to receive a separate Annual Report or Proxy Statement at this time or in the future, we will provide you with a separate copy. To obtain this copy, please contact the Office of Corporate Secretary. If you own shares through a broker, bank or other nominee, you should contact the nominee concerning householding procedures.

The Company cannot provide a single proxy or voting instruction card for shareholders who own shares in different forms of accounts (employee benefit plan shares, registered shares, and beneficially-owned shares). Accordingly, you will receive a separate solicitation and proxy for each type of account in which shares are held and you must submit your votes for each type of account in accordance with the instructions received for that account.

Can I receive a copy of the Annual Report?

Yes. We will provide a copy of our Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the 2024 Annual Meeting. Requests should be made in writing addressed to the Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, or by calling (404) 885-8000.

Can I view the Proxy Statement and Annual Report on the Internet?

Yes. The Proxy Statement and Annual Report are available on the internet at https://investor.equifax.com/financial-information/annual-reports-and-proxy-statements. Most shareholders will receive their annual meeting materials via electronic delivery. The SEC also maintains a website at https://www.sec.gov that contains reports, proxy statements and other information regarding Equifax.

Can I choose to receive the Proxy Statement and Annual Report on the internet instead of receiving them by mail?

Yes. If you are a registered shareholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn. Most active employees who participate in the Company’s savings plans will receive an online notification announcing Internet availability of the annual report and proxy statement; a paper copy will not be provided unless requested by following the instructions in the email notification.

Who pays the cost of this proxy solicitation?

The Company has retained Innisfree M&A Incorporated to assist in soliciting proxies for an annual fee of $25,000 plus expenses, and will bear the cost of soliciting proxies. Directors, officers and other Company associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I recommend a director nominee or submit a proposal or director nominee for the 2025 Annual Meeting of Shareholders?

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareholders using the same process that applies to candidates identified by other sources. Shareholders wishing to make such a submission may do so by sending the following information to the Governance Committee no later than November 22, 2024 and no earlier than October 23, 2024, c/o Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302: (1) a nomination notice in accordance with the procedures set forth in Section 1.12 of our Bylaws; (2) a request that the Governance Committee consider the shareholder’s candidate for inclusion in the Board’s slate of nominees for the applicable meeting; and (3) along with the shareholder’s candidate, an undertaking to provide all other information the Committee or the Board may request in connection with their evaluation of the candidate. A copy of our Bylaws is available on our website at www.equifax.com/about-equifax/corporate-governance or by writing to the Corporate Secretary.

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Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Governance Committee and the Board. In evaluating shareholder nominees, the Governance Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size and duration of the nominating shareholder’s holdings in the Company; whether the nominee is independent of the nominating shareholder and able to represent the interests of the Company and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

Shareholders may also submit proposals and director nominations through our proxy access procedures for consideration at the 2025 Annual Meeting, including proposals submitted for inclusion in the Company’s proxy materials for the 2025 Annual Meeting. Notice of such proposals or director nominations must be delivered to us no later than November 22, 2024 (and, in the case of a director nomination pursuant to proxy access, no earlier than October 23, 2024). The proposal or director nomination must satisfy the information and other requirements specified in our Bylaws and, if to be included in our proxy materials for the 2025 Annual Meeting, must comply with SEC Rule 14a-8 and other applicable rules and interpretations of the SEC.

Any shareholder proposal or director nomination submitted to the Company in connection with the 2025 Annual Meeting should be addressed to the Corporate Secretary at the address above. In addition, the shareholder proponent or a duly authorized representative must appear in person at the 2025 Annual Meeting to present the proposal.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Securities Exchange Act of 1934, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 3, 2025.

How can I contact the Company’s directors?

Shareholders and other interested parties who wish to communicate with our directors, a committee of the Board of Directors, the Independent Chairman, the non-management directors as a group, or the Board generally should address their correspondence accordingly and send by mail to Equifax Inc., c/o Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the shareholder. The Company may first review such communications and screen out solicitations for goods and services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

Can I find additional information on the Company’s website?

Yes. Although information contained on our website is not part of this Proxy Statement, you will find information about the Company and our corporate governance practices at www.equifax.com/about-equifax/corporate-governance. Our website contains information about our Board, Board committees, Articles of Incorporation and Bylaws, Code of Ethics and Business Conduct, Governance Guidelines, and information about insider transactions. Shareholders may obtain, without charge, hard copies of the above documents by writing to Equifax Inc., Attn: Office of Corporate Secretary, P.O. Box 4081, Atlanta, Georgia 30302, telephone (404) 885-8000.

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ANNEX A: Reconciliation of Non-GAAP Financial Measures

We refer in this Proxy Statement to Adjusted EPS and Adjusted EBITDA, which are non-GAAP financial measures.

Adjusted EPS attributable to Equifax is diluted EPS attributable to Equifax, defined as net income adjusted for acquisition-related amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair market value adjustment and gain on sale of equity investments, pension mark-to-market fair value adjustment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, realignment of resources and other costs, income tax effect of stock awards recognized upon vesting or settlement, Argentina highly inflationary foreign currency adjustment, gain on settlement of Canada pension plan, adjustments to deferred tax balances and aggregated tax impact of these adjustments.

Adjusted EBITDA is defined as net income excluding income taxes, interest expense, net, depreciation and amortization expense, accrual for legal and regulatory matters related to the 2017 cybersecurity incident, fair market value adjustment and gain on sale of equity investments, pension mark-to-market fair value adjustment, foreign currency impact of certain intercompany loans, acquisition-related costs other than acquisition amortization, realignment of resources and other costs, Argentina highly inflationary foreign currency adjustment, gain on settlement of Canada pension plan and presentation of adjusted EBITDA margin.

Adjusted EPS and Adjusted EBITDA are provided to show the performance of our core operations without the effect of the excluded items, consistent with how our management reviews and assesses our historical performance when measuring operating profitability, evaluating performance trends and setting performance objectives. This non-GAAP measure is not a measurement of financial performance under GAAP and should not be considered as an alternative to EPS, and may not be comparable to non-GAAP financial measures used by other companies.

The following table reconciles Adjusted EPS to net income attributable to Equifax, the most directly comparable financial measure calculated in accordance with GAAP:

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2023	2022	$ Change	% Change
Net income attributable to Equifax	$545.3	$696.2	$(150.9)	(22)%
Acquisition-related amortization expense of certain acquired intangibles(1)	250.7	236.7	14.0	6%
Accrual for legal and regulatory matters related to the 2017 cybersecurity incident(2)	16.8	1.5	15.3	nm
Fair market value adjustment and gain on sale of equity investments(3)	(13.4)	(33.2)	19.8	(60)%
Pension mark-to-market fair value adjustment(4)	0.1	(1.4)	1.5	nm
Foreign currency impact of certain intercompany loans(5)	(1.0)	(1.3)	0.3	(23)%
Acquisition-related costs other than acquisition amortization(6)	103.2	68.2	35.0	51%
Realignment of resources and other costs(7)	34.6	24.0	10.6	44%
Income tax effects of stock awards that are recognized upon vesting or settlement(8)	(3.4)	(6.8)	3.4	(50)%
Argentina highly inflationary foreign currency adjustment(9)	3.8	(0.2)	4.0	nm
Gain on settlement of Canada pension plan(10)	—	(2.2)	2.2	nm
Adjustments to deferred tax balances(11)	(27.2)	3.9	(31.1)	nm
Tax impact of adjustments(12)	(78.0)	(52.8)	(25.2)	48%
Net income attributable to Equifax, adjusted for items listed above	$831.5	$932.6	$(101.1)	(11)%
Diluted EPS attributable to Equifax, adjusted for items listed above	$6.71	$7.56	$(0.85)	(11)%
Weighted-average shares used in computing diluted EPS	123.9	123.3

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(1)	For the year ended December 31, 2023, we recorded acquisition-related amortization expense of certain acquired intangibles of $250.7 million ($201.9 million, net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $48.8 million of tax is comprised of $65.1 million of tax expense net of $16.3 million of a cash income tax benefit. For the year ended December 31, 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $236.7 million ($192.5 million, net of tax). The $44.2 million of tax is comprised of $60.4 million of tax expense net of $16.2 million of a cash income tax benefit. See the Notes to this reconciliation for additional detail.
(2)	For the year ended December 31, 2023 we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $16.8 million ($16.7 million, net of tax) primarily driven by our accrual for a penalty associated with resolution of the investigation of the incident by the Financial Conduct Authority in the United Kingdom. For the year ended December 31, 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $1.5 million ($1.2 million, net of tax).
(3)	For the year ended December 31, 2023, we recorded a $13.4 million ($8.8 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. The changes in fair value were recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(4)	During the year ended December 31, 2023, we recorded a $0.1 million loss ($0.1 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the year ended December 31, 2022, we recorded a $1.4 million gain ($1.0 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(5)	During the year ended December 31, 2023, we recorded a foreign currency gain on certain intercompany loans of $1.0 million. During the year ended December 31, 2022, we recorded a foreign currency gain of $1.3 million related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(6)	During the year ended December 31, 2023, we recorded $103.2 million ($79.5 million, net of tax) for acquisition-related costs other than acquisition amortization. During the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.
(7)	During the year ended December 31, 2023, we recorded $34.6 million ($24.6 million, net of tax) of restructuring charges for the realignment of resources and other costs. During the year ended December 31, 2022, we recorded $24.0 million ($18.0 million, net of tax) of restructuring charges for the realignment of resources and other costs. These restructuring charges predominantly relate to the reduction of headcount and contract terminations in order to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(8)	During the year ended December 31, 2023, we recorded a tax benefit of $3.4 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. During the year ended December 31, 2022, we recorded a tax benefit of $6.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. See the Notes to this reconciliation for additional detail.
(9)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For year ended December 31, 2023, we recorded a foreign currency loss of $3.8 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2022, we recorded a $0.2 million foreign currency gain, respectively, related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(10)	During the year ended December 31, 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.
(11)	During the year ended December 31, 2023, we recorded a tax benefit of $27.2 million related to the write off of a deferred tax liability related to our original investment in Boa Vista Serviços as a result of our purchase of the remaining interest in Boa Vista Serviços in the third quarter of 2023. During the year ended December 31, 2022, we recorded a tax expense of $3.9 million related to adjustments to deferred tax balances resulting from changes in state tax law. See Notes to this reconciliation for additional detail.
(12)	For the year ended December 31, 2023, we recorded the tax impact of adjustments of $78.0 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $48.8 million ($65.1 million of tax expense net of $16.3 million of a cash income tax benefit), (ii) a tax adjustment of $0.1 million related to an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, (iii) a tax adjustment of $4.6 million related to the gain on fair market value adjustment and gain on sale of equity investments, (iv) a tax adjustment of $23.7 million related to acquisition-related costs other than acquisition amortization, and (v) a tax adjustment of $10.0 million related to the realignment of resources. For the year ended December 31, 2022, we recorded the tax impact of adjustments of $52.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $44.2 million ($60.4 million of tax expense net of $16.2 million of a cash income tax benefit), (ii) a tax adjustment of $0.3 million related to an accrual for legal and regulatory matters related to the 2017 cybersecurity incident, (iii) a tax adjustment of $15.8 million related to the gain on fair market value adjustment and gain on sale of equity investments, (iv) a tax adjustment of $0.4 million related to the fourth quarter mark-to-market fair value adjustment of our pension and postretirement benefit plans, (v) a tax adjustment of $17.6 million related to acquisition-related costs other than acquisition amortization, (vi) a tax adjustment of $6.0 million related to the realignment of resources, and (vii) a tax adjustment of $0.9 million related to the gain on settlement of our Canada pension plan.

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The following table reconciles Adjusted EBITDA to net income attributable Equifax, the most directly comparable financial measure calculated in accordance with GAAP:

	Twelve Months Ended December 31,
(In millions)	2023	2022	$ Change	% Change
Revenue	$5,265.2	$5,122.2	$143.0	3%
Net income attributable to Equifax	$545.3	$696.2	$(150.9)	(22)%
Income taxes	166.2	229.5	(63.3)	(28)%
Interest expense, net*	227.2	180.4	46.8	26%
Depreciation and amortization	610.8	560.1	50.7	9%
Accrual for legal and regulatory matters related to 2017 cybersecurity incident (1)	16.8	1.5	15.3	nm
Fair market value adjustment and gain on sale of equity investments (2)	(13.4)	(33.2)	19.8	(60)%
Pension mark-to-market fair value adjustment (3)	0.1	(1.4)	1.5	nm
Foreign currency impact of certain intercompany loans (4)	(1.0)	(1.3)	0.3	(23)%
Acquisition-related costs other than acquisition amortization (5)	103.2	68.2	35.0	51%
Realignment of resources and other costs (6)	34.6	24.0	10.6	44%
Argentina highly inflationary foreign currency adjustment (7)	3.8	(0.2)	4.0	nm
Gain on settlement of Canada pension plan (8)	—	(2.2)	2.2	nm
Adjusted EBITDA, excluding the items listed above	$1,693.6	$1,721.6	$(28.0)	(2)%
Adjusted EBITDA margin	32.2%	33.6%

*	Excludes interest income of $14.2 million and $2.6 million for the years ended December 31, 2023 and 2022, respectively.
(1)	For the year ended December 31, 2023 we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $16.8 million ($16.7 million, net of tax) primarily driven by our accrual for a penalty associated with resolution of the investigation of the incident by the Financial Conduct Authority in the United Kingdom. For the year ended December 31, 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $1.5 million ($1.2 million, net of tax).
(2)	For the year ended December 31, 2023, we recorded a $13.4 million ($8.8 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) gain on the fair market value adjustment of an equity investment and gain on sale of equity method investments. The changes in fair value were recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(3)	During the fourth quarter of 2023, we recorded a $0.1 million loss ($0.1 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. During the fourth quarter of 2022 we recorded a $1.4 million gain ($1.0 million, net of tax) related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. See the Notes to this reconciliation for additional detail.
(4)	For the year ended December 31, 2023, we recorded a foreign currency gain on certain intercompany loans of $1.0 million. For the year ended December 31, 2022, we recorded a foreign currency gain of $1.3 million related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional detail.
(5)	For the year ended December 31, 2023, we recorded $103.2 million ($79.5 million, net of tax) for acquisition-related costs other than acquisition amortization. For the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition-related costs other than acquisition amortization. These costs primarily related to integration costs resulting from recent acquisition activity and were recorded in operating income. See the Notes to this reconciliation for additional detail.
(6)	For the year ended December 31, 2023, we recorded $34.6 million ($24.6 million, net of tax) of restructuring charges for the realignment of resources and other costs. During the fourth quarter of 2022, we recorded $24.0 million ($18.0 million, net of tax) of restructuring charges for the realignment of resources and other costs. These restructuring charges predominantly relate to the reduction of headcount and contract terminations in order to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.
(7)	Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2023, we recorded a foreign currency loss of $3.8 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2022, we recorded a $0.2 million foreign currency gain related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. See the Notes to this reconciliation for additional detail.
(8)	During the year ended December 31, 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

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Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Acquisition-related amortization expense - For the years ended December 31, 2023 and 2022, we recorded acquisition-related amortization expense of certain acquired intangibles of $250.7 million ($201.9 million, net of tax) and $236.7 million ($192.5 million, net of tax), respectively.

We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the material cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in material cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Accrual for legal and regulatory matters related to the 2017 cybersecurity incident - Accrual for legal and regulatory matters related to the 2017 cybersecurity incident includes legal fees to respond to subsequent litigation and government investigations for the periods presented. For the year ended December 31, 2023, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $16.8 million ($16.7 million, net of tax). For year ended December 31, 2022, we recorded an accrual for legal and regulatory matters related to the 2017 cybersecurity incident of $1.5 million ($1.2 million, net of tax). Management believes excluding these charges is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Fair market value adjustment and gain on sale of equity investments - During the year ended December 31, 2023, we recorded a $13.4 million ($8.8 million, net of tax) gain related to adjusting our investment in Brazil to fair value at the date of the acquisition and gain related to the sale of an equity method investment. On August 7, 2023, we purchased the remaining interest of our equity investment in Brazil. The investment in Brazil has a readily determinable fair value and the carrying value of the investment was adjusted to fair value as of the close date, resulting in a loss. Prior to the acquisition, the investment in Brazil was adjusted to fair value at the end of each reporting period, with unrealized gains or losses recorded within the Consolidated Statements of Income in Other income, net. For the year ended December 31, 2022, we recorded a $33.2 million ($17.4 million, net of tax) unrealized gain related to adjusting our investment in Brazil to fair value and gain related to the sale of equity method investments. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2023 and 2022, since the non-operating gains or losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Pension mark-to-market fair value adjustment - We utilize a mark-to-market method of accounting for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans. Under our accounting methodology for recognizing actuarial gains and losses and expected return on plan assets for our defined benefit pension and other postretirement benefit plans, remeasurement of projected benefit obligation and plan assets are immediately recognized in earnings through net periodic benefit cost within Other Income (Expense) on the Consolidated Statements of Income, with pension and postretirement plans to be remeasured annually in the fourth quarter, or on an interim basis as triggering events require remeasurement. For the year ended December 31, 2023, we recorded a $0.1 million ($0.1 million, net of tax) loss related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. For the year ended December 31, 2022, we recorded a $1.4 million ($1.0 million, net of tax) gain related to the mark-to-market fair value adjustment of our pension and postretirement benefit plans. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results, since the non-operating gains and losses are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Foreign currency impact of certain intercompany loans - For the year ended December 31, 2023, we recorded a $1.0 million foreign currency gain related to certain intercompany loans. For the year ended December 31, 2022, we recorded a $1.3 million foreign currency gain related to certain intercompany loans. The impact was recorded to the Other Income (Expense), net line item within the Consolidated Statements of Income. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

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Acquisition-related costs other than acquisition amortization - For the year ended December 31, 2023, we recorded

$103.2 million ($79.5 million, net of tax) for acquisition-related costs other than acquisition amortization. For the year ended December 31, 2022, we recorded $68.2 million ($50.6 million, net of tax) for acquisition-related costs other than acquisition amortization. These costs primarily related to transaction and integration costs resulting from recent acquisitions and were recorded in operating income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting, and analyzing future periods.

Charge related to the realignment of resources and other costs - For the year ended December 31, 2023, we recorded a restructuring charge of $34.6 million ($24.6 million, net of tax) related to the realignment of resources and other costs. For the year ended December 31, 2022, we recorded a restructuring charge of $24.0 million ($18.0 million, net of tax) related to the realignment of resources and other costs. These restructuring charges predominantly relate to the reduction of headcount and contract terminations in order to support the Company’s strategic objectives and increase the integration of our global operations. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the years ended December 31, 2023 and 2022, since the charges are not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income tax effects of stock awards that are recognized upon vesting or settlement - For the year ended December 31, 2023, we recorded a tax benefit of $3.4 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. For the year ended December 31, 2022, we recorded a tax benefit of $6.8 million related to the tax effects of deductions for stock compensation in excess of amounts recorded for compensation costs. Management believes excluding this tax effect from financial results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2023, as compared to the corresponding periods in 2022, because these amounts are non-operating and relate to income tax benefits or deficiencies for stock awards recognized when tax amounts differ from recognized stock compensation cost. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Argentina highly inflationary foreign currency adjustment - Argentina experienced multiple periods of increasing inflation rates, devaluation of the peso, and increasing borrowing rates. As such, Argentina was deemed a highly inflationary economy by accounting policymakers. For the year ended December 31, 2023, we recorded a foreign currency loss of $3.8 million related to the impact of remeasuring the peso denominated monetary assets and liabilities as a result of Argentina being a highly inflationary economy. For the year ended December 31, 2022, we recorded a foreign currency gain of $0.2 million. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Gain on settlement of Canada pension plan – For the year ended December 31, 2022, we recorded a gain on the settlement of our Canada pension plan of $2.2 million ($3.1 million, net of tax). We received a tax deduction for the settlement payments made resulting in a tax benefit. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. The impact is recorded to the Other income, net line item within the Consolidated Statements of Income. See the Notes to this reconciliation for additional details.

Adjustments to deferred tax balances - During the year ended December 31, 2023, we recorded a tax benefit of $27.2 million related to the write off of a deferred tax liability related to our original investment in Boa Vista Serviços as a result of our purchase of the remaining interest in Boa Vista Serviços in the third quarter of 2023. We determined the deferred tax balance should no longer be recorded as a result of our purchase of the remaining interest in Boa Vista Serviços during the third quarter of 2023. During the first quarter of 2022, we recorded a tax expense of $3.9 million related to adjustments to deferred tax balances resulting from changes in U.S. state tax law. Management believes excluding this tax effect from certain financial results provides meaningful supplemental information regarding our financial results for both periods since a charge of such amount is not comparable among the periods. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin - Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.

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ANNEX B: Forward-Looking Statements

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “may” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, including statements relating to future operating results, improvements in our information technology and data security infrastructure, including as a part of our cloud technology transformation, our strategy, the expected financial and operational benefits, synergies and growth from our acquisitions, changes in U.S. and worldwide economic conditions, such as changes in interest rates and inflation, that materially impact consumer spending, home prices, investment values, consumer debt, unemployment rates and the demand for Equifax’s products and services, our culture, our ability to innovate, the market acceptance of new products and services and similar statements about our business plans are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections, including without limitation our expectations regarding the Company’s outlook, long-term organic and inorganic growth, and customer acceptance of our business solutions referenced in “Item 1. Business” and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation – Business Overview” of our Annual Report on Form 10-K for the year ended December 31, 2023. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, and those described from time to time in our future reports filed with the United States Securities and Exchange Commission. As a result of such risks and uncertainties, we urge you not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Board of Directors

Mark W. Begor
Chief Executive Officer,
Equifax Inc.

Mark L. Feidler
Independent Chairman,
Equifax Inc. and
Founding Partner,
MSouth Equity Partners

Audrey Boone Tillman
Executive Vice President and
General Counsel,
Aflac Incorporated

John A. McKinley
Founder,
Great Falls Ventures

Karen L. Fichuk
Former Chief Executive Officer,
Randstad North America

Melissa D. Smith
Chair and Chief Executive Officer,
WEX Inc.

Robert D. Marcus
Former Chairman and
Chief Executive Officer,
Time Warner Cable Inc.

Scott A. McGregor
Former President and
Chief Executive Officer,
Broadcom Corporation

G. Thomas Hough
Retired Americas Vice Chair,
Ernst & Young LLP

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1550 Peachtree St., N.W.
Atlanta, GA 30309

404.885.8000

equifax.com

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EQUIFAX

1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 1, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU VOTE BY INTERNET OR TELEPHONE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32976-P06129-Z87008

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

The Board of Directors recommends that you vote "FOR" each of the following director nominees:

1. Election of nine Director Nominees:

Nominees:	For	Against	Abstain
1a. Mark W. Begor	☐	☐	☐
1b. Mark L. Feidler	☐	☐	☐
1c. Karen L. Fichuk	☐	☐	☐
1d. G. Thomas Hough	☐	☐	☐
1e. Robert D. Marcus	☐	☐	☐
1f. Scott A. McGregor	☐	☐	☐
1g. John A. McKinley	☐	☐	☐
1h. Melissa D. Smith	☐	☐	☐
1i. Audrey Boone Tillman	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Items 2 and 3.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation ("say-on-pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2024.	☐	☐	☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans' trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m., Eastern Time, on April 30, 2024. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the Annual Meeting.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting, it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 p.m., Eastern Time, on May 1, 2024 will be the one counted. You may also revoke your proxy by voting at the Annual Meeting.

V32977-P06129-Z87008

EQUIFAX®

EQUIFAX INC.
Annual Meeting of Shareholders
May 2, 2024, at 8:00 a.m., Central Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the "Shareholder"). If no direction is given, this Proxy will be voted "For" the election of the nine director nominees, each for a one-year term, in Item 1; "For" an advisory vote to approve named executive officer compensation in Item 2; "For" the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2024 in Item 3; and with discretionary authority on all other matters that may properly come before the Annual Meeting.

By this document, the Shareholder appoints Mark W. Begor and Mark L. Feidler, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held at The Ritz-Carlton, St. Louis, 100 Carondelet Plaza, St. Louis, Missouri 63105 and virtually via our live webcast at www.virtualshareholdermeeting.com/EFX2024 on Thursday, May 2, 2024 at 8:00 a.m., Central Time, and at any adjournment thereof.

Continued and to be signed on reverse side